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As filed with the Securities and Exchange Commission on June 10, 2005

Registration No. 333-124142

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Polypore International, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
 3999
(Primary Standard Industrial Classification Code Number)
 43-2049334
(I.R.S. Employer Identification No.)

13800 South Lakes Drive
Charlotte, N.C. 28273
(704) 587-8409
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Frank Nasisi
Polypore International, Inc.
President and Chief Executive Officer
13800 South Lakes Drive
Charlotte, NC 28273
(704) 587-8409
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven J. Gartner, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
(212) 728-8000

Approximate date of commencement of proposed sale of securities to the public:
As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 10, 2005

Preliminary Prospectus

Offers to Exchange

$300.0 million principal amount at maturity of its 10 1/2% senior discount notes due 2012, which have been registered under the Securities Act of 1933, for any and all of its outstanding 10 1/2% senior discount notes due 2012.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                           , 2005, UNLESS EXTENDED.

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We are offering to exchange registered 10 1/2% senior discount notes due 2012 for any or all of our outstanding unregistered 10 1/2% senior discount notes. We refer herein to the unregistered notes as the "original notes." We refer herein to the registered notes as the "exchange notes." We refer herein to the exchange notes and the original notes, collectively, as the "notes."

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The exchange offer expires at 5:00 p.m., New York City time, on                           , 2005, unless extended. We do not currently intend to extend the expiration date.

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The exchange offer is subject to customary conditions that may be waived by us.

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All original notes outstanding that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the exchange notes.

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Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

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The exchange of original notes for exchange notes will not be a taxable exchange for United States federal income tax purposes.

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We will not receive any proceeds from the exchange offer.

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The terms of the exchange notes to be issued are substantially identical to the terms of the original notes, except that the exchange notes will not have transfer restrictions and you will not have registration rights.

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If you fail to tender your original notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

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There is no established trading market for the notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or market quotation system.

See "Risk factors" beginning on page 12 for a discussion of matters you should consider before you participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2005.

Table of contents

Prospectus summary	1
Risk factors	12
Use of proceeds	26
The exchange offer	27
Capitalization	38
Unaudited pro forma consolidated financial information	39
Selected historical consolidated financial data	42
Management's discussion and analysis of financial condition and results of operations	44
Business	63
Management	78
Principal stockholders	86
Certain relationships	88
Description of other indebtedness	90
Description of exchange notes	95
Book-entry settlement and clearance	148
Material United States federal income tax considerations	152
Plan of distribution	158
Legal matters	159
Experts	159
Where you can find more information	160
Index to financial statements	F-1

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Manager of Investor Relations, Polypore International, Inc., 13800 South Lakes Drive, Charlotte, NC 28273, telephone number (704) 587-8409. In order to ensure timely delivery of this information, any request should be made by    , 2005, five business days prior to the expiration date of the exchange offer.

In this prospectus, the words "Polypore International," the "Company," "we," "us" and "our" refer to Polypore International, Inc. together with its subsidiaries, including Polypore, Inc., unless the context indicates otherwise. References to "fiscal year" mean the 52 or 53 week period ending on the Saturday that is closest to December 31. The fiscal year ended January 3, 2004, or "fiscal 2003," included 53 weeks. The fiscal years ended December 28, 2002, or "fiscal 2002," December 29, 2001, or "fiscal 2001," and December 30, 2000, or "fiscal 2000," included 52 weeks. The period from January 4, 2004 through May 1, 2004 (Predecessor) includes 17 weeks and the period from May 2, 2004 through January 1, 2005 (Successor) includes 35 weeks (together or "fiscal 2004", 52 weeks).

The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to herein as the "Securities Act." This prospectus, as it may be amended or

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supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See "Plan of distribution."

Forward-looking statements

This prospectus includes "forward-looking statements." All statements other than statements of historical facts included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward- looking statements including, in particular, the statements about the Company's plans, objectives, strategies and prospects regarding, among other things, the financial condition, results of operations and business of the Company and its subsidiaries. We have identified some of these forward-looking statements with words like "believe," "may," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate" or "continue" and other words and terms of similar meaning. These forward-looking statements may be contained under the captions "Prospectus summary," "Risk factors," "Unaudited pro forma consolidated financial information," "Management's discussion and analysis of financial condition and results of operations" and "Business." These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk factors," will be important in determining future results. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including with respect to the Company, the following, among other things:

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the highly competitive nature of the markets in which we sell our products;

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the failure to continue developing innovative products;

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the increased use of synthetic hemodialysis filtration membranes by our customers;

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the loss of our customers;

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the vertical integration by our customers of the production of our products into their own manufacturing process;

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increases in prices for raw materials or the loss of key supplier contracts;

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employee slowdowns, strikes or similar actions;

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product liability claims exposure;

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risks in connection with our operations outside the United States;

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the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under environmental laws;

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the failure in protecting our intellectual property;

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the failure to replace lost senior management;

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the incurrence of additional debt, contingent liabilities and expenses in connection of future acquisitions;

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the failure to effectively integrate newly acquired operations; and

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absence of expected returns from the amount of intangible assets we have recorded.

Because our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements, we cannot give any assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company's results of operations and financial condition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update these forward-looking statements or the risk factors contained in this prospectus to reflect new information, future events or otherwise, except as may be required under federal securities laws.

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Prospectus summary

This summary may not contain all of the information that may be important to you. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes included elsewhere herein, before you decide to participate in this exchange offer.

Overview

Polypore International, a Delaware corporation, is a worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Our products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with such materials ranging in size from microscopic to those visible to the human eye.

We manage our operations under two business segments: energy storage and separations media. The energy storage segment, which accounts for approximately two-thirds of our total sales, produces different types of membranes that function as separators in lead-acid batteries used in transportation and industrial applications and in lithium batteries used in electronics applications. The separations media segment, which accounts for approximately one-third of our total sales, produces membranes used in various healthcare and industrial applications, including hemodialysis, blood oxygenation, ultrapure water filtration, degasification and other specialty applications.

We believe that we are the number one or number two provider, in terms of market share, of membrane products for use in our primary separation and filtration markets. Our markets are highly specialized and constitute an attractive mix of stability and growth. We generally compete with only a few other companies. We enjoy longstanding relationships and collaborative partnerships with a diverse base of customers who are among the leaders in their respective markets. These relationships are strengthened by our ability to develop highly technical membrane products that meet the precise and evolving needs of our customers. Most of our products require years of cooperative development with customers, extensive testing and, in some applications, regulatory approval prior to the introduction of our customers' products to the market. Although many of our products are critical functional components in our customers' end products, they typically represent a relatively small percentage of the final delivered cost. In many of our markets, we are often selected as the customer's exclusive supplier.

Historically, our growth has been both organic and through acquisitions. We significantly diversified our portfolio of products by acquiring Celgard from the Hoechst Celanese Corporation in December 1999, which gave us access to the fast-growing electronics and specialty filtration markets, and Membrana GmbH, a German corporation, from Acordis AG in February 2002 to expand our presence in the healthcare and specialty filtration markets. Almost every process stream has a filtration application, and many end products require materials possessing specialized filtration and separation functions. The large and extremely fragmented filtration and separation market presents an opportunity for future consolidation.

Our business strategy focuses on maintaining our existing strong collaborative relationships with our customers. Our research and development team works closely with our customers on product development, resulting in products customized to our customers' manufacturing and end-use specifications. For example, as the power output requirement for rechargeable lithium batteries increases, we work closely with our customers to develop innovative separators, such as our proprietary trilayer separator, to meet the increased technical demands and specifications.

In addition, we seek to expand our products into adjacent markets and pursue new, developing niche end-markets. For example, we intend to expand our existing pipeline of products targeting future technology applications, which currently includes membranes for fuel cells, hybrid electric vehicles and specialty filtration applications. In addition, we believe there are significant opportunities to expand the geographical distribution of our existing products. Our Thailand facility, opened in 2002, gives us a local presence to serve the fast-growing Asian automobile fleet.

Finally, we intend to increase profitability through ongoing initiatives designed to improve efficiencies in the following areas:

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productivity gains through improved and integrated business processes,

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employee empowerment by encouraging quick decision-making at the lowest practical management levels, and

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overhead reduction through continued cost focus and control.

Recent developments

On May 13, 2004, one of our subsidiaries purchased all of the outstanding shares of capital stock of Polypore, Inc. The acquisition was financed by a cash equity investment by Warburg Pincus and our senior management and borrowings by Polypore, Inc., which included a $370.0 million term loan facility, a €36.0 million term loan facility and the issuance of approximately $405.9 million principal amount of senior subordinated notes. See "Description of other indebtedness." References to the "Transactions" in this prospectus mean the acquisition and related transactions and financings, including the term loan facilities, the revolving loan facilities and the issuance of the senior subordinated notes. References to "Warburg Pincus" in this prospectus mean Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P. See "Certain relationships—The Transactions."

Corporate information

Polypore International, Inc. is a Delaware corporation. Our principal executive offices are located at 13800 South Lakes Drive, Charlotte, NC 28273 and our telephone number is (704) 587-8409. Our website address is http://www.polypore.net. Our website and the information contained on our website are not part of this prospectus.

The exchange offer

On October 18, 2004, we completed an offering of $300.0 million aggregate principal amount of 10 1/2% senior discount notes due 2012 which we refer to herein as the "original notes," in a transaction exempt from registration under the Securities Act. In connection with the offering of the original notes, we entered into a registration rights agreement, dated as of October 18, 2004, with the initial purchasers of the original notes. In the registration rights agreement, we agreed to offer our new 10 1/2% senior discount notes due 2012, which will be registered under the Securities Act, and which we refer to herein as the "exchange notes," in exchange for the original notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the original notes. In this prospectus, we refer to the original notes and the exchange notes as the "notes." You should read the discussions under the headings "—Summary of the terms of the exchange notes" and "Description of the exchange notes" for information regarding the exchange notes.

The exchange offer	We are offering to exchange registered notes for any and all of our original notes.

You may only exchange outstanding notes in integral multiples of $1,000. The exchange notes are substantially identical to the original notes, except that the exchange notes will not have transfer restrictions and you will not have registration rights.
Resale
Based upon interpretations by the staff of the Securities and Exchange Commission (the "SEC") set forth in no actions letters issued to unrelated third parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:
	•	acquire the exchange notes in the ordinary course of your business;
	•	are not and do not intend to become engaged in a distribution of the exchange notes;
	•	are not an "affiliate" (within the meaning of the Securities Act) of ours;
	•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and
	•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See "The exchange offer—Purpose of the exchange offer."
Registration rights agreement
Under the registration rights agreement, we have agreed to use our reasonable best efforts to consummate the exchange offer or cause the original notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreement, liquidated damages will accrue on the original notes in addition to the interest that otherwise is due on the original notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of liquidated damages. See "The exchange offer—Liquidated damages."
Minimum condition	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered in the exchange offer.
Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we extend it. We do not currently intend to extend the expiration date.
Exchange date
We will accept original notes for exchange at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the original notes.
Conditions to the exchange offer
Our obligation to complete the exchange offer is subject to certain conditions. We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of certain specified events. See "The exchange offer—Conditions to the exchange offer."
Withdrawal rights
You may withdraw the tender of your original notes at any time before the expiration of the exchange offer on the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.
Procedures for tendering original notes	See "The exchange offer—How to tender."

United States federal income tax consequences
The exchange of the original notes for the exchange notes will not be a taxable exchange for United States federal income tax purposes, and holders will not recognize any taxable gain or loss as a result of such exchange. See "Material United States federal income tax considerations."
Effect on holders of original notes
If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See "The exchange offer—Other."

Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted, original notes will continue to be subject to the transfer restrictions provided for in the original notes and the indenture governing the original notes. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See "Risk factors—Risks associated with the exchange offer—You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer," "Risk factors—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer," and "The exchange offer—Other."
Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.
Exchange agent	The Bank of New York, the trustee under the indenture governing the notes, is serving as the exchange agent in connection with the exchange offer.

Summary of the terms of the exchange notes

Issuer	Polypore International, Inc.
Securities offered	$300.0 million in aggregate principal amount at maturity of senior discount notes due 2012.
Maturity date	October 1, 2012.
Interest	Prior to October 1, 2008, interest will accrue on the exchange notes in the form of an increase in the accreted value of the exchange notes. The accreted value of each exchange note will increase from the date of issuance until October 1, 2008 at a rate of 10 1/2% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on October 1, 2008. Beginning on October 1, 2008, cash interest on the exchange notes will accrue at a rate of 10 1/2% per annum and will be payable semiannually on April 1 and October 1 of each year commencing April 1, 2009.
Original issue discount	The exchange notes are being offered with original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the exchange notes prior to April 1, 2009, interest will accrue from the issue date of the exchange notes based on the yield to maturity of the exchange notes and will generally be included as interest income (including for periods ending prior to October 1, 2008) for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Material United States federal income tax considerations."
Ranking	The exchange notes will be senior unsecured obligations of Polypore International and will:
• rank equally in right of payment to all existing and future unsecured senior indebtedness of Polypore International;
• rank senior in right of payment to Polypore International's existing and future subordinated indebtedness;
• be effectively subordinated in right of payment to the future secured debt of Polypore International, to the extent of the value of the assets securing such debt; and

• be effectively subordinated in right of payment to all existing and future liabilities and preferred stock of each of our existing and future subsidiaries, including Polypore, Inc.
See "Description of exchange notes—Ranking." As of April 2, 2005, Polypore International's only indebtedness was $300.0 million in aggregate principal amount at maturity of original notes.
As of April 2, 2005, our subsidiaries had total indebtedness, including capital lease obligations, of $823.0 million to which the notes will be effectively subordinated and that, among other things, limited Polypore International's ability to access the value or cash flow of our subsidiaries.
Optional redemption	Before October 1, 2008, we may redeem some or all of the exchange notes at a price equal to 100% of the accreted value thereof, subject to payment of a make-whole provision. We may redeem some or all of the notes at any time on or after October 1, 2008 at the redemption prices listed under "Description of exchange notes—Optional redemption."
In addition, at any time before October 1, 2007, Polypore International may redeem up to 35% of the exchange notes with the net cash proceeds from certain equity offerings at a redemption price of 110.5% of the accreted value thereof. See "Description of notes—Optional redemption upon equity offerings.
Change of control	Upon the occurrence of a change of control, unless Polypore International has exercised its right to redeem all of the exchange notes as described above, you will have the right to require Polypore International to purchase all or a portion of your exchange notes at a purchase price in cash equal to 101% of, prior to October 1, 2008, the accreted value thereof and, on or after October 1, 2008, the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See "Description of exchange notes—Change of control."
Covenants	We will issue the exchange notes under an indenture with The Bank of New York, as trustee. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness;
• pay dividends and repurchase our capital stock;

	•	make other restricted payments including investments and the purchase or redemption of subordinated obligations prior to maturity;
	•	enter into agreements that restrict dividends from subsidiaries;
	•	create liens;
	•	sell or otherwise dispose of assets, including capital stock of subsidiaries;
	•	enter into transactions with our affiliates;
	•	enter into mergers, consolidations or sales of substantially all our assets;
	•	engage in other business activities; and
	•	guarantee indebtedness.
These covenants will be subject to a number of important exceptions and qualifications. For more information, see "Description of the exchange notes—Certain covenants."
Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.
Trustee	The Bank of New York is the trustee for the holders of the exchange notes.
Governing law	The exchange notes, the indenture and the other documents for the offering of the exchange notes are governed by the laws of the State of New York.

For additional information about the exchange notes, see the section of this prospectus entitled "Description of exchange notes."

Regulatory approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Appraisal rights

Holders of original notes do not have appraisal or dissenters' rights under applicable law or the indenture governing the original notes as a result of the exchange offer. See "The exchange offer—Appraisal rights".

Risk factors

Investment in the notes involves certain risks. You should carefully consider the information under "Risk factors" and all other information included in this prospectus before participating in the exchange offer.

Summary historical and pro forma consolidated
financial data

The following table presents summary historical consolidated financial data of Polypore International for the period from May 2, 2004 through January 1, 2005 (Successor) and as of the period then ended. The table also presents selected historical consolidated financial data of Polypore, Inc., our predecessor and wholly owned subsidiary, for the period from January 4, 2004 through May 1, 2004 (Predecessor), and for fiscal 2003 and fiscal 2002. The summary historical consolidated financial data has been derived from the audited consolidated financial statements included elsewhere in this prospectus.

The table also presents summary historical consolidated financial data of Polypore International for the three months ended April 2, 2005 and Polypore, Inc. for the three months ended April 3, 2004. The summary historical consolidated financial data for these periods has been derived from the unaudited consolidated financial statements included elsewhere in this prospectus, which in the opinion of management includes all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows. The results of the period ended April 2, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2005.

The following table also sets forth summary pro forma consolidated data for Polypore International. The pro forma statement of operations data for fiscal 2004 gives effect to the Transactions and the issuance of the original notes as if they were consummated on January 4, 2004, the first day of the most recently completed fiscal year. See "Certain relationships—The Transactions." The pro forma financial information is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the dates indicated above. We cannot assure you that assumptions used in the preparation of the pro forma financial data will prove to be correct.

On May 13, 2004, our wholly owned indirect subsidiary, PP Acquisition Corporation, acquired 100% of the outstanding common stock of Polypore, Inc. At the time of closing of the acquisition, PP Acquisition merged with and into Polypore, Inc., with Polypore, Inc. as the surviving corporation. For more information on this transaction, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

On February 28, 2002, Polypore, Inc. acquired all of the outstanding shares of Membrana GmbH for an aggregate cash purchase price, including acquisition related costs, of approximately $117.0 million. On November 16, 2001, Polypore, Inc. acquired all of the outstanding shares of Separatorenerzeugung GmbH, or "Jungfer," for an aggregate cash purchase price of approximately $10.2 million and the assumption of approximately $5.9 million in debt. The following table includes financial information in respect of Membrana GmbH and Jungfer from the dates of acquisition.

You should read the summary financial and other data set forth below along with the sections in this prospectus entitled "Management's discussion and analysis of financial condition and results of operations" and "Unaudited pro forma consolidated financial information" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Historical						Pro Forma (1)
	Predecessor			Successor	Predecessor	Successor
(in millions)	2002	2003	January 4, 2004 through May 1, 2004	May 2, 2004 through January 1, 2005	Three Months Ended April 3, 2004	Three Months Ended April 2, 2005	Fiscal Year 2004

Statement of operations data:
Net sales	$345.4	$441.1	$179.3	$311.1	$140.1	$112.5	$490.4

Gross profit	102.0	155.4	69.1	85.2	53.9	38.9	176.8
Selling, general and administrative expenses	48.9	69.7	24.9	50.2	17.5	18.4	80.2
Business restructuring	—	—	—	13.9	—	—	13.9
In process research and development	—	—	—	5.3	—	—	—
Other	—	—	(1.5)	—	—	—	(1.5)

Operating income	53.2	85.7	45.7	15.8	36.4	20.5	84.2
Interest expense, net	20.9	21.5	6.0	42.1	4.5	20.3	77.2
Foreign currency and other	1.5	2.4	0.5	1.7	0.5	(1.6)	2.2
Unrealized (gain) loss on derivative instrument	2.5	(2.3)	(1.3)	—	—	—	—

Income (loss) before income taxes	28.2	64.1	40.5	(28.0)	31.4	1.8	4.8
Income Taxes	11.4	18.8	13.7	(8.7)	10.7	0.2	1.8

Net income (loss)	$16.8	$45.3	$26.8	$(19.3)	$20.7	$1.6	$3.0

Other financial data:
EBITDA (2)	$79.9	$124.3	$61.7	$47.9	$47.5	$36.4	$132.6
Depreciation and amortization	30.8	38.7	15.2	33.8	11.6	14.3	50.6
Capital expenditures	28.8	33.8	5.5	9.9	4.2	3.1	15.4
Ratio of earnings to fixed charges (3)	2.3x	3.8x	7.2x	0.4x	7.0x	1.1x	1.0x

(in millions)	2002	2003	2004	April 2, 2005

Balance sheet data (at end of period):
Total assets	$633.1	$730.6	$1,466.4	$1,425.7
Total debt and capital lease obligations, including current portion	311.0	284.1	1,065.3	1,032.8
Redeemable preferred stock and cumulative dividends payable	15.0	16.2	—	—
Shareholders' equity	97.6	189.8	105.9	105.3

(1)    The pro forma 2004 statement of operations data reflects our results of operations as if the Transactions and the offering of the original notes had occurred on January 4, 2004, the first day of fiscal year 2004. The data reflects the impact of purchase accounting and increased interest expense, as well as the related impact of taxes.

(2)    EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. The following is a reconciliation of EBITDA to net income for the periods indicated.

	Historical						Pro Forma (1)
	Predecessor			Successor	Predecessor	Successor
(in millions)	2002	2003	January 4, 2004 through May 1, 2004	May 2, 2004 through January 1, 2005	Three Months Ended April 3, 2004	Three Months Ended April 2, 2005	Fiscal Year 2004

Statement of operations data:
Net income (loss)	$16.8	$45.3	$26.8	$(19.3)	$20.7	$1.6	$3.0
Add:
Depreciation and amortization	30.8	38.7	15.2	33.8	11.6	14.3	50.6
Interest expense, net	20.9	21.5	6.0	42.1	4.5	20.3	77.2
Income taxes	11.4	18.8	13.7	(8.7)	10.7	0.2	1.8

EBITDA	$79.9	$124.3	$61.7	$47.9	$47.5	$36.4	$132.6

(3)    For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense that management believes is representative of the interest component of rental expense.

Risk factors

Participating in the exchange offer involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making your decision whether to participate in the exchange offer.

Risks relating to the exchange notes

We are the sole obligor of the exchange notes and our subsidiaries do not guarantee our obligations or have any obligation with respect to the exchange notes. Consequently, we may not have sufficient resources to repay indebtedness under the exchange notes.

We have no operations of our own and derive all of our revenues and cash flow from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

If our subsidiaries have their debt accelerated, we may not be able to repay such indebtedness. Our assets and our subsidiaries' assets may not be sufficient to fully repay the notes and our other indebtedness. See "Description of other indebtedness."

The exchange notes are structurally subordinated to the debt and liabilities of our existing and future subsidiaries and effectively subordinated to our future secured debt. We may not have sufficient resources after repayment of our secured debt and debt and liabilities of our subsidiaries to repay the exchange notes.

The notes are structurally subordinated to all debt and liabilities of our existing and future subsidiaries, including Polypore, Inc.'s senior secured credit facility and senior subordinated notes. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our subsidiaries, you will participate with all other holders of our indebtedness in the assets remaining after our subsidiaries have paid all of their debt and liabilities. In any of these cases, our subsidiaries may not have sufficient funds to make payments to us, and you may receive less, ratably, than the holders of debt of our subsidiaries and other liabilities. As of April 2, 2005, the aggregate amount of outstanding indebtedness of our subsidiaries, including capital lease obligations, was approximately $823.0 million and the aggregate amount of other liabilities of our subsidiaries was approximately $288.6 million. In addition, our subsidiaries could incur additional debt, including an additional $90.0 million, subject to limitations, under Polypore, Inc.'s senior secured revolving credit facility. Moreover, the indenture governing the notes does not impose any limitation on the ability of our subsidiaries to incur liabilities that are not considered indebtedness under the indenture. See "Description of other indebtedness."

The exchange notes are general senior unsecured obligations that rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The exchange notes will be effectively subordinated to all of our future secured debt to the extent of the value of the assets securing that debt. The indenture governing the notes will, subject to specified limitations, permit us to incur secured indebtedness and your exchange notes will be effectively junior to any such secured indebtedness we may incur. In the event of our bankruptcy, liquidation, reorganization or other winding up of us, the assets that secure our secured indebtedness will be available to pay obligations on the exchange notes only after all such secured indebtedness has been repaid in full from such assets. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes and potentially with all of our other general creditors. In such event there may not be sufficient assets remaining to pay amounts due on any or all the exchange notes then outstanding.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the exchange notes.

Our operations are conducted through our subsidiaries and our ability to make payment on the exchange notes is dependent on the earnings of and the distribution of funds from our subsidiaries. However, none of our subsidiaries is obligated to make funds available to us for payment on the notes. Further, the terms of the indentures governing Polypore, Inc.'s senior subordinated notes and Polypore, Inc.'s senior secured credit facility significantly restrict Polypore, Inc. and our other subsidiaries from paying dividends and otherwise transferring assets to us. Furthermore, our subsidiaries will be permitted under the terms of Polypore, Inc.'s senior secured credit facilities and senior subordinated notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us.

The agreements governing the current and future indebtedness of our subsidiaries may not permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the exchange notes when due. See "Description of other indebtedness."

You will be required to pay U.S. federal income tax on accrual of original issue discount on the exchange notes even if we do not pay cash interest.

The exchange notes will be issued at a substantial discount from their principal amount at maturity. Although cash interest does not accrue on the notes prior to October 1, 2008, and there will be no periodic payments of cash interest on the notes prior to April 1, 2009, original issue discount (the difference between the stated redemption price at maturity and the issue price of the notes) will accrue from the issue date of the exchange notes. Consequently, purchasers of the exchange notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the notes) and the issue price of the notes. See "Material United States federal income tax considerations."

Our substantial indebtedness could harm our ability to react to changes to our business and prevent us from fulfilling our obligations under our indebtedness, including the exchange notes.

As a result of the Transactions and original notes issuance, we have a significant amount of indebtedness. As of April 2, 2005, our consolidated indebtedness, including capital lease obligations, outstanding was approximately $1,032.8 million, excluding unused commitments of $90.0 million under our revolving loan facility, and our other liabilities were approximately

$287.7 million. For fiscal 2004, on a pro forma basis, after giving effect to the Transactions and original notes issuance, our interest expense would have been $77.2 million.

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial debt could also have other important consequences. For example, it could:

•
increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

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require us to dedicate all or a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•
limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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place us at a competitive disadvantage compared to competitors that have less debt;

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limit our ability to raise additional financing on satisfactory terms or at all; and

•
make it more difficult for us to satisfy our financial obligations.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Although we may have interest rate hedge arrangements in effect from time to time, our interest expense could increase if interest rates increase, because our debt under the credit agreement governing Polypore, Inc.'s senior secured credit facilities, which includes a $370.0 million term loan facility, a €36.0 million term loan facility and a revolving loan facility of $90.0 million, may not be fully hedged and will bear interest at floating rates, generally adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin. The alternate base rate is the higher of (i) JPMorgan Chase Bank's prime rate and (ii) the Federal Funds Effective Rate plus 0.50%. A 1% increase in the interest rate on our variable rate loans would cost us approximately $3.9 million per year in incremental interest expense.

Our earnings may not be sufficient to allow us to pay principal and interest on our debt, including our exchange notes, and meet our other obligations. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities which we may not be able to do.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund our operations will depend on our ability to generate cash in the future, which is subject in part to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under Polypore, Inc.'s senior secured credit facilities or otherwise in amounts sufficient to enable us to service our indebtedness or to fund our other liquidity needs. Principal and interest payments, including capital lease payments, for fiscal 2005 will be approximately $28.5 million (including $25.0 million prepayment on the term loans made on March 1, 2005) and $56.5 million, respectively. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. Any of these actions may not be effected on commercially reasonable terms, or at all. In addition, the indenture for the exchange notes, the indenture for Polypore, Inc.'s senior subordinated notes and the credit agreement for Polypore, Inc.'s senior secured credit facilities may restrict us from adopting any of these alternatives.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could increase the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing Polypore, Inc.'s senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Polypore, Inc. has a $90.0 million revolving loan facility which may be drawn at any time. Furthermore, the indenture for Polypore International's notes and the indenture for Polypore, Inc.'s senior subordinated notes allow us to incur additional bank debt. Any additional borrowings could be senior to the exchange notes and the related guarantees. If we incur additional debt above the levels in effect upon the closing of the Transactions, the risks associated with our substantial leverage would increase.

See "Capitalization," "Selected historical consolidated financial data," "Description of other indebtedness—Senior secured credit facilities" and "Description of exchange notes."

The terms of Polypore, Inc.'s senior secured credit facilities, the indenture relating to Polypore, Inc.'s senior subordinated notes and the indenture relating to the exchange notes may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

Polypore, Inc.'s senior secured credit facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. Polypore, Inc.'s senior secured credit facilities include covenants restricting, among other things, our ability to:

•
incur, assume or permit to exist additional indebtedness or guarantees;

•
incur liens and engage in sale leaseback transactions;

•
make capital expenditures;

•
make loans and investments;

•
declare dividends, make payments on or redeem or repurchase capital stock;

•
engage in mergers, acquisitions and other business combinations;

•
prepay, redeem or purchase certain indebtedness, including the notes; amend or otherwise alter terms of our indebtedness, including the notes, and other material agreements;

•
sell assets;

•
engage in transactions with affiliates; and

•
alter the business that we conduct.

The indenture relating to the notes and the indenture relating to Polypore, Inc.'s senior subordinated notes also contain numerous operating and financial covenants including, among other things, restrictions on our and our subsidiaries' ability to:

•
incur or guarantee additional debt;

•
issue preferred stock of restricted subsidiaries;

•
pay dividends or make other equity distributions;

•
purchase or redeem capital stock;

•
make certain investments;

•
enter into arrangements that restrict dividends from restricted subsidiaries;

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engage in transactions with affiliates;

•
sell or otherwise dispose of assets; and

•
merge or consolidate with another entity.

Polypore, Inc.'s senior secured credit facilities also include financial covenants, including requirements that we maintain a minimum interest coverage ratio and a maximum leverage ratio. In addition, these financial covenants include a requirement that Polypore, Inc. not exceed certain maximum aggregate capital expenditures. These financial covenants will become more restrictive over time. Our ability to meet those financial ratios and test can be affected by events beyond our control and, over time, we may not satisfy those tests.

A breach of any of these covenants or the inability to comply with the required financial covenants could result in a default under Polypore, Inc.'s senior secured credit facilities or senior subordinated notes or under the exchange notes. If any such default occurs, the lenders under Polypore, Inc.'s senior secured credit facilities, the holders of the exchange notes and the holders of Polypore, Inc.'s senior subordinated notes may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. The lenders under Polypore, Inc.'s senior secured credit facilities also have the right in these circumstances to terminate any commitments they have to provide further borrowings. In addition, following an event of default under Polypore, Inc.'s senior secured credit facilities, the lenders under these facilities will have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash, and they will also have the right to prevent us from making debt service payments on the exchange notes. If the debt under Polypore, Inc.'s senior secured credit facilities or the exchange notes were to be accelerated, our assets may be insufficient to repay in full our senior subordinated notes and our other debt.

Federal and state fraudulent transfer laws permit a court to void the exchange notes and if that occurs, you may not receive any payments on the exchange notes.

Our issuance of the exchange notes may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors. While the relevant laws vary from state to state, under such laws the issuance of the exchange notes and the application of the proceeds therefrom will be a fraudulent conveyance if (1) we issued the exchange notes and the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we received less than reasonably equivalent value or fair consideration in return for issuing the exchange notes, and, in the case of (2) only, one of the following is true:

•
we were insolvent, or rendered insolvent, by reason of such transactions;

•
we were engaged in a business or transaction for which our assets constituted unreasonably small capital; or

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we intended to, or believed that we would, be unable to pay debts as they matured.

If a court were to find that the issuance of the exchange notes was a fraudulent conveyance, the court could void the payment obligations under the exchange notes or subordinate the exchange notes to presently existing and future indebtedness of ours, or require the holders of the exchange notes to repay any amounts received with respect to the exchange notes. In the event of a finding that a fraudulent conveyance occurred, you may not receive any payment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•
the sum of its debts, including contingent liabilities, was greater than the fair value of all its assets;

•
the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities, including contingent liabilities, as they become due; or

•
it cannot pay its debts as they become due.

You cannot be sure that an active trading market will develop or be sustained for the exchange notes.

The exchange notes are a new issue of securities and there is no established trading market for the exchange notes. As a result of this and the other factors listed below, an active trading market for the exchange notes may not develop, in which case the market price and liquidity of the exchange notes may be adversely affected.

In addition, you may not be able to sell your exchange notes at a particular time or at a price favorable to you. Future trading prices of the exchange notes will depend on many factors, including:

•
our operating performance and financial condition;

•
our prospects or the prospects for companies in our industry generally;

•
our ability to complete the exchange offer or to register the notes for resale;

•
the interest of securities dealers in making a market in the exchange notes; the market for similar securities; and

•
prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in the prices of these securities. It is possible that the market for the exchange notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the exchange notes, regardless of our prospects or performance.

Although the initial purchasers have advised us that they intend to make a market in the exchange notes, they are not obligated to do so. The initial purchasers may also discontinue any market making activities, at any time without notice, in their sole discretion, which could further negatively impact your ability to sell the exchange notes or the prevailing market price at the time you choose to sell. An active market for the exchange notes may never develop, or if developed, it may not continue.

We may not be able to fulfill our repurchase obligations in the event of a change of control.

Upon the occurrence of any change of control (as defined in the indenture for the notes), we will be required to make a change of control offer to repurchase the exchange notes. Any change of control also would constitute a default under our senior secured credit facilities. Therefore, upon the occurrence of such a change of control, the lenders under Polypore, Inc.'s senior secured credit facilities would have the right to accelerate their loans, and we would be required to repay all of our outstanding obligations under Polypore, Inc.'s senior secured credit facilities.

In addition, if a change of control occurs, we may not have available funds sufficient to pay the change of control purchase price for any of the exchange notes that might be delivered by holders of the exchange notes seeking to accept the change of control offer and, accordingly, none of the holders of the exchange notes may receive the change of control purchase price for their exchange notes. Our failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture governing the exchange notes. See"Description of exchange notes—Events of default."

Risks associated with the exchange offer

You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legends on the original notes. In general, you may not offer, sell or otherwise transfer the original notes in the United States unless they are: registered under the Securities Act; offered or sold under an exemption from the Securities Act and applicable state securities laws; or offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Currently, we do not anticipate that we will register the original notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the original notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your original notes.

Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

To the extent that original notes are exchanged in the exchange offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange in the exchange offer could be adversely affected. The extent of the market for original notes will depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

You may not be able to offer or resell the exchange notes due to state securities law restrictions on the resale of the exchange notes.

In order to comply with the securities laws of certain jurisdictions, the exchange notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. Currently, we do not intend to register or qualify the resale of the exchange notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Some holders who exchange their original notes may be deemed to be underwriters and must comply with Securities Act requirements governing resale of their exchange notes.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will not accept your original notes for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

We will issue exchange notes as part of the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange. See "The exchange offer."

Risks relating to our business

Because markets in which we sell our products are highly competitive, we may have difficulty growing our business year after year which could lead to reduced profit margins.

The markets in which we sell our products are highly competitive. In each of these markets, we compete against a small number of competitors. Generally, product innovation and performance, quality, service, utility and cost are the primary competitive factors, with technical support being highly valued by our largest customers. Some of our competitors have greater economic resources than we do and are well established as suppliers to the markets that we serve.

We sell a number of our products into selected specialized markets. These specialized markets may attract additional competitors that could have greater financial, technological, manufacturing and marketing resources than we do. In addition, we intend to offer new products that we have under development in markets in which we do not currently compete. We may not be able to compete successfully in those new markets.

Competition in the market for separators used in battery applications is intense and a reduction in overall demand would likely further increase competition between us and other producers of membranes. This increased competition could cause us to reduce our prices, which could lower our profit margins.

We must continue developing innovative products in order to maintain a competitive edge or we risk losing market share.

Our continued success depends in part upon our ability to maintain technological capabilities and to continue to identify, develop and commercialize innovative products. In particular, products for some consumer electronics applications have a short lifecycle and require constant development. If we fail to continue to develop products for those markets or to keep pace with technological developments by our competitors generally, we may lose market share.

Increased use of synthetic hemodialysis filtration membranes by our customers could reduce our market share.

Hemodialysis filtration membranes are fabricated from two classes of materials: cellulosic and synthetic. Historically, most filtration membranes for dialyzers have been manufactured with cellulosic materials, but in recent years, use of synthetic materials has been growing faster than cellulosic. While most of the hemodialysis membranes we have sold historically have been manufactured with cellulosic material, we have recently expanded our production capabilities to support the launch of synthetic products. However, if the market for hemodialysis membranes shifts from cellulosic to synthetic more quickly than we can sell our production capacity, we may lose market share.

The loss of our customers could reduce our revenues and profits.

We sell a large volume of our products to several customers. A decrease in business from, or the loss of, any such large volume customer could reduce our revenues and our profits. One of our customers, Exide Technologies, represented approximately 14% of our sales in fiscal 2004.

In addition, a smaller customer, representing approximately 4% of our sales in fiscal 2004, decided in 2004 to outsource the production of dialyzers of which our filtration membranes are a component. The company to which this customer's dialyzer production will be outsourced currently purchases filtration membranes from another supplier.

In addition, our future revenues will depend in part upon the commercial success of our customers and their continued willingness to purchase our products. Any significant downturn in the business of customers could cause them to reduce or discontinue their purchases from us.

Vertical integration by our customers of the production of our products into their own manufacturing processes could reduce our revenues and our profits.

Our future revenues and profits will also depend to a significant extent upon whether our customers choose in the future to manufacture the separation and filtration membranes used in their products instead of purchasing these components from us. For example, in the healthcare industry, many of the filtration membranes used in dialyzers are produced by the manufacturers of the dialyzers themselves. If any of our existing customers choose to vertically integrate the production of their products in such a manner, the loss of sales to these customers could reduce our revenues and our profits.

Increases in prices for raw materials or the loss of key supplier contracts could reduce our profit margins.

The primary raw materials we use in the manufacture of most of our products are polyethylene and polypropylene resins, silica, paper and oil. In fiscal 2004, raw materials accounted for approximately 36% of our cost of sales. Although our major customer contracts generally allow us to pass increased costs on to our customers, we may not be able to pass on all raw material price increases to our customers in each case or without delay. The loss of any of our key suppliers could disrupt our business until we secure alternative supply arrangements. Furthermore, any new supply agreement we enter into may not have terms as favorable as those contained in our current supply arrangements.

Employee slowdowns, strikes or similar actions could disrupt our business.

Approximately 66% of our employees are represented under collective bargaining agreements. A majority of those employees are located in Italy, France or Germany and are represented under industry-wide agreements that are subject to national and local government regulations and must be renewed annually. Labor unions also represent our employees in Owensboro, Kentucky and Corydon, Indiana. The collective bargaining agreement covering workers at the Owensboro facility expires in April 2008 and the agreement covering the workers at the Corydon facility expires in January 2007. We may not be able to maintain constructive relationships with these labor unions and we may not be able to successfully negotiate new collective bargaining agreements on satisfactory terms in the future. A prolonged labor dispute could disrupt our business.

Product liability claims exposure could reduce our profits or impair our financial condition.

We face exposure to product liability claims in the event that the failure of our products, particularly those used in the healthcare industry, results, or is alleged to result, in bodily injury and/or death. We may experience material product liability losses in the future and we may incur significant costs to defend these claims. In addition, if any of our products are or are alleged to be defective, we may be required to participate in a recall involving those products. Moreover, end-users of our products may look to us for contribution when faced with product recalls, product liability or warranty claims. The future costs associated with providing product warranties could be material. A successful product liability claim brought against us in excess of available insurance coverage or a requirement to participate in any product recall could reduce our profits or impair our financial condition. For the periods reported in this prospectus, expenses relating to product liability claims were not material to net income.

Our operations outside the United States pose risks to our business that are not present with our domestic business and that increase our costs and reduce our profits.

Our manufacturing facilities in North America accounted for 41% of total sales for fiscal 2004, with facilities in Europe accounting for 55% and facilities in Asia accounting for 4%. Typically, we sell our products in the currency of the country where the manufacturing facility that produced the products is located. In addition, as part of our growth and acquisition strategy, we may manufacture products or otherwise conduct operations in these or other foreign countries. Our foreign operations are, and any future foreign operations will be, subject to certain risks that could reduce or impair our sales, profits, cash flows and financial position. These risks include fluctuations in foreign currency exchange rates, inflation, economic or political instability, shipping delays, changes in applicable laws and regulatory policies and various trade restrictions, all of which could have a significant impact on our ability to deliver products on a competitive and timely basis. The future imposition of, or significant increases in the level of, customs duties, import quotas or other trade restrictions could also increase our costs and reduce our profits.

We could incur substantial costs to comply with environmental requirements; violations of, and liabilities under, environmental laws and regulations may increase our costs or require us to change certain business practices.

We are subject to a broad range of federal, state, local and foreign environmental laws and regulations which govern, among other things, air emissions, wastewater discharges and the handling, storage disposal and release of wastes and hazardous substances. Such laws and regulations can be complex and change often. We incur costs to comply with environmental requirements, and such costs could increase significantly to comply with changes in the requirements or their interpretation or enforcement. Some of our facilities have been the subject of actions to enforce environmental requirements. We could incur substantial costs, including clean-up costs, fines and sanctions and third-party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws, relevant common law, or the environmental permits required for our operations. Failure to comply with environmental requirements could also result in enforcement actions that materially limit or otherwise affect the operations of the facilities involved. For the periods reported in this prospectus, these expenses were not material to net income.

Pursuant to certain environmental laws, a current or previous owner or operator of a contaminated site may be held liable for the entire cost of investigation, removal or remediation of hazardous materials at such property, whether or not the owner or operator knew of, or was responsible for, the presence of any hazardous materials. Persons who arrange for the disposal or treatment of hazardous materials also may be held liable for such costs at a disposal or treatment site, regardless of whether the affected site is owned or operated by them. Contaminants have been detected at some of our present sites, principally in connection with historical operations, and investigations and/or clean-ups have been undertaken by us or by former owners of the sites. We are unaware of material offsite contamination. The costs of investigating and remediating environmental conditions at some of our facilities may be substantial. Although we believe we are entitled to contractual indemnification for a portion of these costs, if we do not receive expected indemnification payments, or if our costs are higher than expected, our exposure to these costs would increase. We anticipate additional investigations and cleanups of onsite contamination under regulatory supervision or voluntarily at some of our sites. In addition, the imposition of more stringent cleanup requirements, the discovery of additional contaminants, or the discovery of material offsite contamination at or from one or more of our facilities could result in significant additional costs to us.

If we are unable to adequately protect our intellectual property, we could lose a significant competitive advantage.

Our success with our products depends, in part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property rights, competitors may manufacture and market products similar to ours. We may not receive patents for any of our patent applications and our existing or future patents that we receive or license may not provide competitive advantages for our products. Our competitors may challenge, invalidate or avoid the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products.

The loss of our senior management could disrupt our business.

Our senior management is important to the success of our business. There is significant competition for these kinds of personnel in the separation and filtration membrane industry. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover or attract additional senior management personnel. The loss of any member of our senior management without retaining a replacement (either from inside or outside our existing management team) could disrupt our business.

Our Chief Executive Officer has agreed to a binding term sheet. The term sheet extends through the second anniversary of the closing of the Transactions and is subject to automatic renewal of one additional year unless either we or the Chief Executive Officer elects not to renew the term. All of our executive officers are free to pursue other business opportunities (other than our chief executive officer, who is bound by a non-compete agreement), including those that may compete with us.

We may pursue future acquisitions. If we incur additional debt that becomes difficult to service or if we incur contingent liabilities and expenses in connection with future acquisitions or if we cannot effectively integrate newly acquired operations, your investment may decline in value.

A significant portion of our historical growth has occurred through acquisitions and we may enter into acquisitions in the future. Acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect. Future acquisitions would likely result in the incurrence of debt and contingent liabilities and an increase in interest expense and amortization expenses or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs.

We may not be able to integrate successfully any business we acquire into our existing business and any acquired businesses may not be profitable or as profitable as we had expected. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired business, which could decrease the time that they have to service and attract customers and develop new products and services. In addition, because we may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight. Our inability to complete the integration of new businesses in a timely and orderly manner could increase costs, lower profit and ultimately decrease the value of your investment.

We have recorded a significant amount of intangible assets, which may never generate the returns we expect.

Our acquisitions have resulted in significant increases in identifiable intangible assets and goodwill. Net identifiable intangible assets, which include trademarks and trade names, license agreements and technology acquired in acquisitions, were approximately $220.2 million at April 2, 2005, representing approximately 15.5% of our total assets. Goodwill, which relates to the excess of cost over the fair value of the net assets of the businesses acquired, was approximately $537.7 million at April 2, 2005, representing approximately 37.8% of our total assets. Both goodwill and identifiable intangible assets increased substantially as a result of the Transactions.

Goodwill and identifiable intangible assets are recorded at fair value on the date of acquisition and, under Financial Accounting Standards Board Statement No. 142, are reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. The amount of any impairment must be written off. We may never realize the full value of our intangible assets. Any future determination requiring the write-off of a significant portion of intangible assets would reduce our profits for the fiscal period in which the write-off occurs.

As a result of annual shutdowns of our European production facilities, our results of operations may be subject to seasonal fluctuations.

Operations at our European production facilities are subject to shutdowns during the month of August each year. As a result, revenues and net income during the third quarter of fiscal 2004 or any fiscal year in the future may be lower than revenues and net income in other quarters during the same fiscal year. In view of the seasonal fluctuations, we believe that comparisons of our operating results for the third quarter of any fiscal year with those of the other quarters during the same fiscal year may be of limited relevance in predicting our future financial performance.

Warburg Pincus controls us and its interests may conflict with yours.

Affiliates and designees of Warburg Pincus control Polypore International. Warburg Pincus is able to cause the election of all of the members of our board of directors, cause the appointment of new management and cause the approval of any action requiring the approval of our stockholders, including amendment of our certificate of incorporation and mergers or sales of substantially all of our assets. The directors elected by Warburg Pincus are able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and declare dividends. Our interests and the interests of our affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a note holder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Furthermore, Warburg Pincus may in the future own businesses that directly compete with ours. For information concerning the composition of our management team, see "Management."

Use of proceeds

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

The net proceeds of the original notes were approximately $200.2 million after deducting the initial purchasers' discount and fees and expenses related to the issuance of the original notes. The net proceeds from the sale of the original notes were used to redeem all of our outstanding Series A nonconvertible preferred stock, par value $.01 per share, which was held by our controlling stockholder, Warburg Pincus, for $150.0 million. The proceeds of the Series A nonconvertible preferred stock were used to finance, in part, the Transactions. We used remaining net proceeds from the sale of original notes to pay fees and expenses relating to that offering and to pay a dividend to the holders of our common stock, including Warburg Pincus.

The exchange offer

Purpose of the exchange offer

On October 18, 2004, we issued the original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to a registration rights agreement with the initial purchasers of the original notes, we and the guarantors agreed, for the benefit of holders of the original notes, to:

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use our reasonable best efforts to file a registration statement with the SEC with respect to a registered offer to exchange the original notes for exchange notes that will be issued under the same indenture, in the same aggregate principal amount as and with terms that are substantially identical in all material respects to the original notes, except that they will not contain terms with respect to transfer restrictions and will not have registration rights;

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use our reasonable best efforts to have the exchange offer registration statement remain effective under the Securities Act until the earlier of 180 days after the closing date of the exchange offer and the date on which the initial purchasers of the original notes and broker-dealers that receive exchange notes for their own account in exchange for original notes, where such original notes were acquired by such broker-dealers as a result of market-making activities or other trading activities, which broker-dealers we refer to herein as the "Participating Broker-Dealers", have sold all exchange notes held by them;

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promptly after the effectiveness of the exchange offer registration statement, offer the exchange notes in exchange for surrender of the original notes; and

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complete the exchange offer no later than July 15, 2005.

For each original note tendered to us pursuant to the exchange offer, we will issue to the holder of such original note an exchange note having an accreted value and a principal amount equal at maturity to that of the surrendered original note.

Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that Participating Broker-Dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes for 180 days following the effective date of such registration statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A holder of original notes (other than certain specified holders) who wishes to exchange such original notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of distribution."

Shelf registration statement

In the event that:

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applicable law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

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for any other reason we do not consummate the exchange offer by July 15, 2005;

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or an initial purchaser so requests following consummation of the exchange offer in connection with original notes that are not eligible to be exchanged for exchange notes in the exchange offer, then, we will, subject to certain exceptions,

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use reasonable best efforts to cause to be filed and declared effective a shelf registration statement with the SEC covering resales of the original notes or the exchange notes, as the case may be; and

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keep the shelf registration statement effective until the earliest of (i) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144(k) and (ii) the date on which all notes registered thereunder are disposed of in accordance therewith.

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the original notes or the exchange notes, as the case may be. A holder selling such original notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Liquidated damages

We will pay additional cash interest on the original notes and exchange notes, subject to certain exceptions, in the event that either:

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the exchange offer registration statement filed with the SEC is not declared effective or the shelf registration statement, if required by the registration rights agreement, is not declared effective on or prior to June 15, 2005; or

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after the exchange offer registration statement is declared effective, the exchange offer is not consummated on or before July 15, 2005.

Upon the occurrence of any such event, the interest rate on the original notes will be increased by 1.00% per annum over the rate otherwise in effect in each case, until the exchange offer registration statement or the shelf registration statement, if required, is declared effective by the SEC or the exchange offer is completed or the securities become freely tradeable under the Securities Act. Additionally, if the shelf registration statement is declared effective and thereafter either ceases to be effective or the prospectus contained therein ceases to be usable and such failure to remain effective or usable exists for more than 30 days (whether or not consecutive) in any twelve-month period, then the interest rate on the notes will be increased by 1.00% per annum over the rate otherwise in effect commencing upon the 31st day in such twelve-month period and ending on such date that the shelf registration statement has been declared effective or the prospectus becomes usable.

We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the original notes and the exchange notes.

We will be entitled to consummate the exchange offer on the expiration date, provided that we have accepted all original notes previously validly tendered in accordance with the terms set forth in this prospectus and the applicable letter of transmittal.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date. The expiration date is 5:00 p.m., New York City time, on    , 2005, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to The Bank of New York, as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

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terminate the exchange offer and not accept for exchange any original notes if any of the events set forth below under "—Conditions to the exchange offer" shall have occurred and shall not have been waived by us; and

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amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the original notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes on the exchange date.

Subject to compliance with Rule 14e-1(b) of the Exchange Act, if we waive any material condition to the exchange offer, or amend the exchange offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such five business day period.

This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of distribution."

Terms of the exchange offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to accept for exchange in the applicable exchange offer any outstanding original notes that are validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under "—Conditions to the exchange offer." Original notes may only be tendered in multiples of $1,000. We will issue $1,000 principal amount at maturity of exchange notes in exchange for each $1,000 principal amount at maturity of original notes surrendered in the exchange offer. Holders of original notes may tender less than the aggregate principal amount at maturity represented by their original notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered original notes or indicate this fact pursuant to the procedures for book-entry transfer described below.

As of April 2, 2005, $300.0 million in aggregate principal amount at maturity of the original notes were outstanding. Solely for reasons of administration, we have fixed the close of business on             , 2005 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the original notes, or the holder's legal representative or attorney-in-fact, whose ownership is reflected in the records of The Bank of New York, as registrar, or whose original notes are held of record by the depositary, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the original notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of original notes is our "affiliate," as defined in Rule 405 under the Securities Act.

We will be deemed to have accepted validly tendered original notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes and for purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted original notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act, including Rule 14e-1.

Holders who tender their original notes in the exchange offer will not be required to pay brokerage commissions or fees or, following the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See "—Solicitation of tenders; Expenses" for more information about the costs of the exchange offer.

We do not make any recommendation to holders of original notes as to whether to tender any of their original notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of original notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of original notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to tender

The tender to us of original notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

General Procedures    Issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent at its address set forth on the inside back cover of this prospectus prior to the expiration date of:

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certificates representing the original notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer, which we refer to herein as a "Book-Entry Confirmation", pursuant to the procedure described below);

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a duly executed letter of transmittal or, in the case of a book-entry transfer, a properly transmitted agent's message, as defined below under "—Book-Entry Transfer", as applicable; and

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all other documents required by the letter of transmittal.

If tendered original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefor are to be issued (and any untendered original notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm, which we refer to herein as an "Eligible Institution", that is a member of a recognized signature guarantee medallion program, which we refer to herein as an "Eligible Program", within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact such holder promptly and instruct such holder to tender original notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such original notes himself, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering such original notes, either make appropriate arrangements to register ownership of the original notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

The method of delivery of original notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Book-Entry Transfer    The exchange agent will make a request to establish an account with respect to the original notes at DTC which we refer to herein as a "Book-Entry Transfer Facility", for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of original notes by causing the Book-Entry Transfer Facility to transfer such original notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. In addition, such tendering participants must deliver a copy of the letter of transmittal unless an agent's message (defined below) is transmitted in lieu thereof.

DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent's message. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

The term "agent's message" means a message transmitted by the Book-Entry Transfer Facility to and received by the exchange agent. An agent's message forms a part of the book-entry confirmation ("Book-Entry Confirmation"), which states that the Book Entry Transfer Facility has received an express acknowledgement from the participant or account holder, as the case may be, tendering the outstanding notes, which states that such participant or account holder, as applicable, has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to a guaranteed delivery, that such participant or account holder, as the case may be, has received and agrees to be bound by the applicable notice of guaranteed delivery), and that we may enforce such agreement against such participant or account holder, as the case may be. Delivery of an agent's message will also constitute an acknowledgement from the tendering Book-Entry Transfer Facility participant that the representations contained in the letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures    If a holder desires to accept the exchange offer and time will not permit a letter of transmittal (or an agent's message in lieu thereof) or the original notes (or a Book-Entry Confirmation) to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received at its office listed on the inside back cover of this prospectus on or prior to the expiration date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the original notes are registered, the principal amount of the original notes and, if possible, the certificate numbers of the original notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the original notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless original notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the exchange agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal or agent's message in lieu thereof and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal (or an agent's message in lieu thereof) accompanied by the original notes (or a timely Book-Entry Confirmation) is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (or agent's message in lieu thereof) (and any other required documents) and the tendered original notes (or a timely Book-Entry Confirmation).

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularities in tenders of any particular holder, provided we waive similar defects or irregularities in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our reasonable interpretation of the terms and conditions of the exchange offer (including the letters of transmittal and the instructions thereto) will be final and binding.

Terms and conditions of the letters of transmittal

The letters of transmittal contain, among other things, the following terms and conditions, which are part of the exchange offer. The party tendering original notes for exchange, whom we refer to herein as the "Transferor", exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor's agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as the agent of the Company) to cause the original notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute, and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The Transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal rights

Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the inside back cover of this prospectus. Any such notice of withdrawal must (i) specify the person named in the letter of transmittal as having tendered the original notes to be withdrawn, the certificate numbers of the original notes to be withdrawn, (ii) contain a description of the original notes to be withdrawn (including the certificate numbers shown on the particular certificates evidencing such original notes and the principal amount, which must be an authorized denomination, of original notes represented by such certificates, or in the case of original notes transferred by book-entry transfer, the name and number of the account at the relevant Book-Entry Transfer Facility to be credited), (iv) a statement that such holder is withdrawing his election to have such original notes exchanged, (v) the name of the registered holder of such original notes and (vi) be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of original notes for exchange; Delivery of exchange notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent.

The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of original notes tendered by book-entry transfer into the exchange agent's account at the relevant Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the exchange offer

We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding original notes. We may terminate or extend the exchange offer by oral or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

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any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer;

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an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer;

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there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer;

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any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended;

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all governmental approvals necessary for the consummation of the exchange have not been obtained;

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there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

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a material adverse change shall have occurred in our business, condition, operations or prospects.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to the exchange offer regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time, or from time to time, prior to the expiration of the exchange offer, other than the receipt of necessary governmental approvals which may be waived after the expiration of the exchange offer, in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to amend the exchange offer.

Any reasonable determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth on the inside back cover page of this prospectus. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal rights

Holders of original notes do not have appraisal or dissenters' rights under applicable law or the indenture governing the original notes as a result of the exchange offer.

Federal income tax consequences

The exchange of original notes for exchange notes will not be a taxable exchange for United States federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Material United States federal income tax considerations."

Regulatory approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting treatment

The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will recognize no gain or loss for accounting purpose. The expense of the exchange offer will be expensed over the term of the exchange notes.

Other

Participation in the exchange offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreement. Holders of the original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights, and limitations applicable thereto under the indenture governing the original notes, except for any such registration rights agreements, which by their terms, terminate or cease to have further effect as a result of the making of the exchange offer. See "Description of exchange notes." All untendered original notes will continue to be subject to the restriction on transfer set forth in the indenture governing the original notes. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes not tendered and accepted in the exchange offer could be adversely affected. See "Risk factors—Risks associated with the exchange offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer."

We may in the future seek to acquire untendered original notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer.

Capitalization

The following table sets forth our cash and cash equivalents and the consolidated capitalization of Polypore International as of April 2, 2005. It should be read in conjunction with the information contained in "Use of proceeds," "Selected historical consolidated financial data" and "Management's discussion and analysis of financial condition and results of operations" as well as the consolidated financial statements of Polypore International and the notes thereto included elsewhere in this prospectus.

(in millions)	April 2, 2005

Cash and cash equivalents	$30.6

Debt and capital lease obligations (including current portion):
Capital lease	$8.3
Senior secured credit facilities
Revolving loan facility(1)	—
Term loan facility	389.9
8 3/4% senior subordinated notes due 2012	420.8
10 1/2% senior discount notes due 2012	209.8
Other	4.0

Total debt and capital lease obligations	1,032.8
Stockholders' equity:
Common stock	—
Paid-in capital	124.6
Retained earnings	(17.6)
Accumulated other comprehensive income	(1.7)

Total stockholders' equity	105.3

Total capitalization	$1,138.1

(1)
The revolving loan facility has total borrowing availability of $90.0 million, all of which was undrawn at April 2, 2005.

Unaudited pro forma consolidated financial information

The following unaudited pro forma consolidated statement of operations of Polypore International for fiscal 2004 has been derived by the application of pro forma adjustments to the combination of the statement of operations of Polypore International for the period from May 2, 2004 through January 1, 2005 ("Successor") with the statement of operations of Polypore, Inc. for the period from January 4, 2004 through May 1, 2004 ("Predecessor"). The unaudited pro forma consolidated statement of operations for fiscal 2004 gives effect to the Transactions and the issuance of the original notes as if they had occurred on January 4, 2004, the first day of the most recently completed fiscal year. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this pro forma consolidated financial information.

The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had the events listed above occurred on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma consolidated statement of operations excludes certain non-recurring costs incurred in fiscal 2004 relating to the Transactions, including (i) $5.3 million of expense relating to the write-off of in-process research and development costs and (ii) $19.0 million of expense relating to the sale of inventory that had been written up as part of the purchase accounting for the Transactions. We cannot assure you that the assumptions used in the preparation of the pro forma consolidated results of operations will prove to be correct. You should read the pro forma consolidated results of operations together with "Certain Relationships—The Transactions," "Management's discussion and analysis of financial condition and results of operations" and the consolidated historical financial statements of Polypore International, Inc. and the notes thereto, and other financial information included elsewhere in this prospectus.

The acquisition of Polypore, Inc. by PP Acquisition was accounted for as a purchase in conformity with FASB Statement No. 141, Business Combinations ("FAS 141"), and FASB Statement No. 142, Goodwill and Other Intangible Assets("FAS 142"). The total cost of the acquisition has been allocated as a change in basis to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of May 13, 2004, the date of the acquisition. The purchase price allocation is based on preliminary estimates and may be adjusted based on the finalization of certain accruals to be recorded in connection with the Transactions.

The effect of the Transactions and the issuance of the original notes are included in the historical unaudited consolidated statement of operations for the three months ended April 2, 2005, and therefore no pro forma consolidated financial information for the period is presented.

Polypore International, Inc.
Unaudited pro forma consolidated statement of operations
Period ended January 1, 2005

	Historical
		Successor
	Predecessor		Combined
							Original Notes Issuance Pro Forma Adjustments
		May 2, 2004 through January 1, 2005		Transactions Pro Forma Adjustments					Pro Forma for Transactions and Original Notes Issuance
(in millions)	January 4, 2004 through May 1, 2004		Fiscal Year ended January 1, 2005			Pro Forma for Transactions

Net sales	$179.3	$311.1	$490.4	$—		$490.4	$—		$490.4
Cost of goods sold	110.2	225.9	336.1	(3.5	)(a)	313.6	—		313.6
				(19.0	)(b)

Gross profit	69.1	85.2	154.3	22.5		176.8	—		176.8
Selling, general and administrative expenses	24.9	50.2	75.1	5.1(c	)	80.2	—		80.2
Business restructuring	—	13.9	13.9	—		13.9			13.9
In process research and development	—	5.3	5.3	(5.3	)(d)	—	—		—
Other	(1.5)	—	(1.5)	—		(1.5)	—		(1.5)

Operating income	45.7	15.8	61.5	22.7		84.2	—		84.2
Other (income) expense:
Interest expense, net	6.0	42.1	48.1	12.8	(e)	60.9	16.3	(e)	77.2
Foreign currency and other	0.5	1.7	2.2	—		2.2	—		2.2
Unrealized (gain) on derivative instrument	(1.3)	—	(1.3)	1.3		—	—		—

Income (loss) before income taxes	40.5	(28.0)	12.5	8.6		21.1	(16.3)		4.8
Income taxes	13.7	(8.7)	5.0	3.0	(f)	8.0	(6.2	)(f)	1.8

Net income (loss)	$26.8	$(19.3)	$7.5	$5.6		$13.1	$(10.1)		$3.0

Polypore International, Inc.

Notes to unaudited pro forma consolidated statement
of operations

The pro forma adjustments represent adjustments necessary to give effect to the Transactions and the issuance of the original notes:

  (a)
  This adjustment represents a decrease in depreciation expense due to purchase accounting adjustments to record property, plant and equipment at fair value. The adjustment was computed using the straight-line method of depreciation at the estimated useful lives for the property, plant and equipment.

  (b)
  This adjustment represents a decrease in cost of goods sold as a result of the write-off of the inventory purchase accounting adjustment for inventory that was sold during the period May 2, 2004 through January 1, 2005.

  (c)
  This adjustment represents the change in amortization expense resulting from the amortization of identifiable intangible assets recorded in connection with the Transactions.

  (d)
  This adjustment represents the add back of the one time charge for purchased in-process research and development in connection with the Transactions.

  (e)
  The adjustments to interest expense reflects the following:

(in millions)	Transactions Pro Forma Adjustments	Original Notes Issuance Pro Forma Adjustments

Interest expense on existing indebtedness repaid in connection with the Transactions	$(5.8)	$—
Interest expense on new term loan facility at 4.23%	5.7	—
Interest expense on 8.75% senior subordinated notes due 2012	12.0	—
Interest expense on 10.5% senior discount notes due 2012	—	16.3
Amortization of debt issuance costs on new debt:
$15.2 million over 7.5 years	0.7	—
$5.2 million over 8 years	0.2	—

	$12.8	$16.3

  (f)
  These adjustments represent the tax effect of pro forma adjustments to income before income taxes and is based on Polypore International, Inc.'s statutory tax rate of 38%.

Selected historical consolidated financial data

The following table presents summary historical consolidated financial data of Polypore International for the period from May 2, 2004 through January 1, 2005 (Successor) and as of the period then ended. The table also presents selected historical consolidated financial data of Polypore, Inc., our predecessor and wholly owned subsidiary, for the period from January 4, 2004 through May 1, 2004, and for fiscal years 2003, 2002, 2001, and 2000. The audited consolidated financial statements of Polypore International as of January 1, 2005 and for the period from May 2, 2004 through January 1, 2005, and of Polypore, Inc. for the period from January 4, 2004 through May 1, 2004 and as of January 3, 2004 and for each of the years in the two year period then ended are included elsewhere in this prospectus.

The table also presents summary historical consolidated financial data of Polypore International (Successor) for the three months ended April 2, 2005 and Polypore, Inc. (Predecessor) for the three months ended April 3, 2004. The summary historical consolidated financial data for these periods has been derived from the unaudited consolidated financial statements included elsewhere in this prospectus, which in the opinion of management includes all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows. The results of the period ended April 2, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2005.

On May 13, 2004, Polypore International acquired 100% of the outstanding common stock of PP Holding Corportation and its wholly owned subsidiary, PP Acquisition Corporation. At the time of closing of the acquisition, PP Acquisition merged with and into Polypore, with Polypore as the surviving corporation. For more information on this transaction, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" below.

On February 28, 2002, Polypore, Inc. acquired all of the outstanding shares of Membrana GmbH for an aggregate cash purchase price, including acquisition related costs, of approximately $117.0 million. On November 16, 2001, Polypore, Inc. acquired all of the outstanding shares of Separatorenerzeugung GmbH, or "Jungfer," for an aggregate cash purchase price of approximately $10.2 million and the assumption of approximately $5.9 million in debt. The following table includes financial information in respect of Membrana GmbH and Jungfer from the dates of acquisition.

The information presented below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Selected historical consolidated financial data (continued)

	Predecessor					Successor	Predecessor	Successor
(in millions)	2000	2001	2002	2003	January 4, 2004 through May 1, 2004	May 2, 2004 through January 1, 2005	Three Months Ended April 3, 2004	Three Months Ended April 2, 2005

Statement of operations data:
Net sales	$256.8	$245.7	$345.4	$441.1	$179.3	$311.1	$140.1	$112.5

Gross profit	91.9	91.3	102.0	155.4	69.1	85.2	53.9	38.9
Selling, general and administrative expenses	35.8	33.5	48.9	69.7	24.9	50.2	17.5	18.4
Business restructuring	—	—	—	—	—	13.9	—	—
In process research and development	—	—	—	—	—	5.3	—	—
Other	—	—	—	—	(1.5)	—	—	—

Operating income	56.2	57.8	53.2	85.7	45.7	15.8	36.4	20.5
Interest expense, net	18.2	14.1	20.9	21.5	6.0	42.1	4.5	20.3
Foreign currency and other	2.5	1.0	1.5	2.4	0.5	1.7	0.5	(1.6)
Unrealized (gain) loss on derivative instrument	—	3.1	2.5	(2.3)	(1.3)	—	—	—

Income (loss) before income taxes and cumulative effect of change in accounting principle	35.5	39.6	28.2	64.1	40.5	(28.0)	31.4	1.8
Income Taxes	14.1	16.0	11.4	18.8	13.7	(8.7)	10.7	0.2
Cumulative effect of change in accounting principle, net	—	1.2	—	—	—	—	—	—

Net income (loss)	$21.4	$22.4	$16.8	$45.3	$26.8	$(19.3)	$20.7	$1.6

(in millions)	2000	2001	2002	2003	2004	April 2, 2005

Balance sheet data (at end of period):
Total assets	$318.3	$360.4	$633.1	$730.6	$1,466.4	$1,425.7
Total debt and capital lease obligations, including current portion	175.9	187.7	311.0	284.1	1,065.3	1,032.8
Redeemable preferred stock and cumulative dividends payable	45.1	46.8	15.0	16.2	—	—
Shareholders' equity	44.7	60.6	97.6	189.8	105.9	105.3

							Predecessor	Successor
	Predecessor					Successor
							Three Months Ended April 3, 2004	Three Months Ended April 2, 2005
(in millions)	2000	2001	2002	2003	January 4, 2004 through May 1, 2004	May 2, 2004 through January 1, 2005

Other financial data:
Depreciation and amortization	$15.6	$16.7	$30.8	$38.7	$15.2	$33.8	$11.6	$14.3
Capital expenditures	13.4	26.3	28.8	33.8	5.5	9.9	4.2	3.1
Net cash provided by (used in):
Operating activities	36.7	29.4	83.5	56.5	28.9	21.0	17.1	28.9
Investing activities	(14.9)	(36.5)	(141.4)	(33.8)	(3.6)	(877.2)	(2.3)	(3.1)
Financing activities	(14.1)	3.9	83.0	(28.3)	(7.4)	849.8	(6.5)	(27.0)
Ratio of earnings to fixed charges (1)	2.8x	3.6x	2.3x	3.8x	7.2x	0.4x	7.0x	1.1x

(1)   For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense that management believes is representative of the interest component of rental expense.

Management's discussion and analysis of financial
condition and results of operations

The following discussions of our financial condition and results of operations should be read together with the "Selected Financial Data" and our audited consolidated financial statements and the related notes included elsewhere in this Annual Report on Form 10-K.

Overview

We are a leading worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes in terms of market share. Our products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with such materials ranging in size from microscopic to those visible to the human eye. We manage our operations under two business segments: energy storage and separations media. The energy storage segment, which accounts for approximately two-thirds of our total sales, produces different types of membranes that function as separators in lead-acid batteries used in transportation and industrial applications and lithium batteries used in electronics applications. The separations media segment, which accounts for approximately one-third of our total sales, produces membranes used in various healthcare and industrial applications, including hemodialysis, blood oxygenation, ultrapure water filtration, degasification and other specialty applications.

We serve markets with an attractive mix of both stability and growth. Our lead-acid battery separators serve the stable and predictable market for transportation and industrial applications, with approximately 80% of sales for transportation applications coming from replacement products in the aftermarket. This replacement market is primarily driven by the growing size of the worldwide fleet of motor vehicles, which according to Ward's Motor Vehicles Facts and Figures, has been growing approximately 3% per year. According to industry analysts, sales in the rechargeable lithium battery market are expected to grow at a compound annual growth rate of approximately 16% through 2011, driven by growth in underlying markets for portable electronic products (primarily mobile telephones and laptop computers) and the displacement of nickel-based battery technologies. In our primary healthcare end-market, hemodialysis, industry analysts estimate that the number of end-stage renal disease, or "ESRD," patients has been growing 7% per year over the last twenty years, while the frequent dialysis treatments required to treat the disease create a stable and recurring demand for dialyzers and our dialyzer membranes. In our industrial and specialty filtration markets, ever-increasing demand for higher-purity process streams is driving high growth rates in a variety of end-markets, including semiconductor and microelectronics manufacturing, food and beverage processing and water purification.

Our markets are highly specialized and we generally compete with only a few other companies. We enjoy longstanding relationships and collaborative partnerships with a diverse base of customers who are among the leaders in their respective markets. These relationships are strengthened by our ability to develop highly technical membrane products that meet the precise and evolving needs of our customers. Most of our products require years of cooperative development with customers, extensive testing and, in some applications, regulatory approval prior to the introduction of our customers' products to the market. Although many of our products are critical functional components in our customers' end products, they typically represent a relatively small percentage of the final delivered cost. In many of our markets we are often selected as the customer's exclusive supplier.

We serve our customers globally with strategically located manufacturing facilities in the major geographic markets of North America, Europe and Asia.

Historically, our growth has been both organic and through acquisitions. In December 1999, we acquired Celgard, the lithium battery separator and separation membrane business of Celanese A.G., which gave us access to the fast-growing electronics and specialty filtration markets. In February 2002, we acquired Membrana GmbH, a German corporation, from Acordis A.G., or "Acordis," to expand our presence in attractive healthcare and specialty filtration markets. Almost every process stream has a filtration application, while many end products require materials possessing specialized filtration and separation functions. The large and extremely fragmented filtration and separation market presents an opportunity for further consolidation into our already diverse markets and leading platform of technologies.

On May 13, 2004, Polypore and its stockholders consummated a stock purchase agreement with our indirect wholly owned subsidiary, PP Acquisition Corporation ("PP Acquisition"). On May 13, 2004, PP Acquisition purchased all of the outstanding shares of the Polypore, Inc.'s capital stock. The aggregate purchase price, including acquisition related costs, was approximately $1,150.1 million in cash. In connection with these transactions, PP Acquisition (i) obtained a new credit facility with initial borrowings of approximately $414.9 million, (ii) issued approximately $405.9 million in principal amount of 8 3/4% senior subordinated notes due 2012, and (iii) received equity contributions from its shareholders of $320.4 million. PP Acquisition used the net proceeds from the new credit facility, the issuance of the senior subordinated notes and the equity contributions to pay the net purchase price to the existing shareholders, repay all outstanding indebtedness under Polypore, Inc.'s existing credit facility and pay transaction related fees and expenses. At the time of closing of the acquisition, PP Acquisition merged with and into Polypore, Inc., with Polypore, Inc. as the surviving corporation.

The acquisition of Polypore, Inc. was accounted for as a purchase in conformity with FASB Statement No. 141, Business Combinations ("FAS 141") and FASB Statement No. 142, Goodwill and Other Intangible Assets ("FAS 142"). The total cost of the acquisition has been allocated as a change in basis to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of May 13, 2004, the date of the acquisition. The purchase price allocation is based on preliminary estimates and may be adjusted based on the finalization of certain accruals recorded in connection with the Transactions. The excess of the purchase price over the fair value of the net assets purchased was approximately $535.8 million and was allocated to goodwill. The goodwill is not deductible for income tax purposes. For accounting purposes, the acquisition was accounted for as if it occurred on the last day of the Company's fiscal month ended May 2, 2004, which is the closest fiscal month end to May 13, 2004, the closing date of the Transactions.

Critical accounting policies

Critical accounting policies are those accounting policies that can have a significant impact on the presentation of our financial condition and results of operations, and that require the use of complex and subjective estimates based on past experience and management's judgment. Because of uncertainty inherent in such estimates, actual results may differ from these estimates. Below are those policies that we believe are critical to the understanding of our operating results and financial condition. Management has discussed the development and selection of these critical accounting policies with the Audit Committee of our Board of Directors. For additional accounting policies, see Note 2 of the consolidated financial statements.

Allowance for doubtful accounts

Accounts receivable are primarily composed of amounts owed to us through our operating activities and are presented net of an allowance for doubtful accounts. We establish an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. We charge accounts receivables off against our allowance for doubtful accounts when we deem them to be uncollectible on a specific identification basis. The determination of the amount of the allowance for doubtful accounts is subject to judgment and estimated by management. If circumstances or economic conditions deteriorate, we may need to increase the allowance for doubtful accounts.

Impairment of Intangibles and Goodwill

Identified intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets ("FAS 142"), goodwill and indefinite-lived intangible assets not amortized, but are subject to an annual impairment test based on cash flow projections and fair value estimates. The determination of undiscounted cash flows is based on the Company's strategic plans and historical results adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by us in such areas as future economic conditions, industry-specific conditions, product pricing and necessary capital expenditures. The use of different assumptions would increase or decrease the estimated value of future cash flows and recognition of an impairment loss might be required.

Pension and other postretirement benefits

Certain assumptions are used in the calculation of the actuarial valuation of our defined benefit pension plans and other post retirement benefits. These assumptions include the weighted average discount rate, rates of increase in compensation levels, expected long-term rates of return on assets and increases or trends in healthcare costs. If actual results are less favorable than those projected by management, we may be required to recognize additional expense and liabilities.

Environmental matters

In connection with the Transactions, we identified and accrued for potential environmental contamination at our manufacturing facility in Potenza, Italy and potential penalties that may result from a Finding of Violation ("FOV") at our manufacturing facility in Corydon, Indiana from the U.S. Environmental Protection Agency. In connection with the acquisition of Membrana in 2002, we recorded a reserve for environmental obligations for costs to remediate known environmental issues and operational upgrades as a matter of good manufacturing practices or in order to remain in compliance with local regulations.

We accrue for environmental obligations when such expenditures are probable and reasonably estimable. The amount of liability recorded is based on currently available information, including the progress of remedial investigations, current status of discussions with regulatory authorities regarding the method and extent of remediation, presently enacted laws and existing technology. Accruals for estimated losses from environmental obligations are adjusted as further information develops or circumstances change. If actual results are less favorable than those projected by management, we may be required to recognize additional expense and liabilities.

We have indemnification agreements for certain environmental matters from Acordis and Akzo Nobel, or "Akzo," the prior owners of Membrana GmbH. Recoveries of environmental costs from other parties are recognized as assets when their receipt is deemed probable. We have recorded a receivable with regard to the Akzo indemnification agreement. If indemnification claims cannot be enforced against Acordis and Akzo, we may be required to reduce the amount of indemnification receivables recorded.

Results of operations

The following tables sets forth, for the periods indicated, certain historical and pro forma operating data of Polypore International and our Predecessor in amount and as a percentage of net sales. U.S. generally accepted accounting principles do not permit combining the results of our Predecessor period with our Successor period in our consolidated financial statements. In order to provide investors with useful information, the information presented below for the pro forma year ended January 1, 2005 has been derived by combining the statement of operations of the Predecessor for the period from January 4, 2004 through May 1, 2004 with the statement of operations of the Successor for the period from May 2, 2004 through January 1, 2005 and applying the pro forma adjustments for the Transaction. The pro forma results of operations for the year ended January 1, 2005 include adjustments for depreciation, amortization and interest expense associated with the Transactions and the related income tax effects of these adjustments. The pro forma results exclude non-recurring costs of $5.3 million for the write-off of in-process research and development costs and $19.0 million for the sale of inventory that was written up in purchase accounting for the Transactions. The pro forma results of operations do not include the pro forma impact of the issuance of the original notes, which occurred in October 2004 and is reflected in the results of operations for the Successor.

				Three months ended
	Fiscal Year
				April 3, 2004	April 2, 2005
	2002	2003	2004(1)

Net sales	$345.4	$441.1	$490.4	$140.1	$112.5

Gross profit	102.0	155.4	176.8	53.9	38.9
Selling, general and administrative expenses	48.9	69.7	80.2	17.5	18.4
Business restructuring	—	—	13.9	—	—
Other	—	—	(1.5)	—	—

Operating income	53.2	85.7	84.2	36.4	20.5
Interest expense, net	20.9	21.5	60.9	4.5	20.3
Foreign currency and other	1.5	2.4	2.2	0.5	(1.6)
Unrealized (gain) loss on interest rate hedge	2.5	(2.3)	—	—	—

Income before income taxes	28.2	64.1	21.1	31.4	1.8
Income taxes	11.4	18.8	8.0	10.7	0.2

Net income	$16.8	$45.3	$13.1	$20.7	$1.6

(1)   Unaudited pro forma financial information as if the Transactions had occurred on January 4, 2004, the first day of fiscal 2004.

				Three months ended
	Fiscal Year
				April 3, 2004	April 2, 2005
	2002	2003	2004(1)

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%

Gross profit	29.5%	35.2%	36.1%	38.5%	34.6%
Selling, general and administrative expenses	14.1%	15.8%	16.4%	12.5%	16.4%
Business restructuring	—	—	2.8%	—	—
Other	—	—	-0.3%	—	—

Operating income	15.4%	19.4%	17.2%	26.0%	18.2%
Interest expense, net	6.0%	4.9%	12.4%	3.2%	18.0%
Foreign currency and other	0.4%	0.6%	0.4%	0.4%	-1.4%
Unrealized (gain) loss on interest rate hedge	0.7%	(0.5)%	—	—	—

Income before income taxes	8.2%	14.5%	4.3%	22.4%	1.6%
Income taxes	3.3%	4.3%	1.6%	7.6%	0.2%

Net income	4.9%	10.3%	2.7%	14.8%	1.4%

(1)   Unaudited pro forma financial information as if the Transactions had occurred on January 4, 2004, the first day of fiscal 2004.

Three month period ended April 2, 2005 (Successor) with the three month period ended April 3, 2004 (Predecessor)

Net sales.    Net sales for the three months ended April 2, 2005 were $112.5 million, a decrease of $27.6 million, or 19.7%, from the three months ended April 3, 2004. For the energy storage segment, net sales for the three months ended April 2, 2005 were $76.3 million, a decrease of $18.6 million, or 19.6%, from the three months ended April 3, 2004. The decrease in energy storage sales was due to lower sales for both the lithium and lead-acid battery markets. Lithium battery separator sales in the three months ended April 2, 2005 decreased from the same period in the prior year by $15.6 million due to higher than expected growth rates, primarily in China, that occurred during the first half of 2004. While we believe there will be continued long-term growth in the market, the decline in ordering patterns that occurred in the second half of 2004 continued into the first quarter of 2005. Although we are unable to predict the timing, we expect lithium battery market conditions in China to improve in 2005. Lead-acid battery separator sales decreased by $4.0 million due primarily to timing of orders. Energy storage sales included $1.6 million from the positive impact of the dollar/euro exchange rate. For the separations media segment, net sales for the three months ended April 2, 2005 were $36.2 million, a decrease of $9.0 million, or 19.9%, from the three months ended April 3, 2004. The decrease in separations media sales was primarily due to the loss of a hemodialysis customer that made the decision to outsource the manufacturing of its dialyzers to another company that does not currently source membranes from us. Separations media net sales included $1.8 million from the positive impact of the dollar/euro exchange rate.

Gross Profit.    Gross profit for the three months ended April 2, 2005 was $38.9 million, a decrease of $15.0 million, or 27.8%, from the three months ended April 3, 2004. Gross profit as a percent of sales for the three months ended April 2, 2005 decreased to 34.6% from 38.5% in the prior year. For the energy storage segment, gross profit for the three months ended April 2, 2005 was $25.7 million, a decrease of $13.2 million, or 34.0%, from the same period in the prior year. Gross profit in the energy storage segment as a percent of sales for the three months ended April 2, 2005 decreased to 33.7% from 41.0%. The decrease was primarily the result of the decrease in production volumes related to the slowdown in lithium sales and a change in product mix. The decrease in production volumes for lithium battery separators resulted in higher production costs per unit as fixed costs were applied to lower production volumes. For the separations media segment, gross profit for the three months ended April 2, 2005 was $13.2 million, a decrease of $1.8 million, or 12.0%, from the same period in the prior year. Gross profit in the separations media segment as a percent of sales for the three months ended April 2, 2005 increased to 36.5% from 33.2% in the same period of the prior year. The increase was due to the benefits of the business restructuring in Europe and lower depreciation expense as a result of the application of purchase accounting.

Selling, general and administrative expenses.    Selling, general and administrative expenses for the three months ended April 2, 2005 were $18.4 million, an increase of $0.9 million, or 5.1%, from the three months ended April 3, 2004. The increase was due to a $3.8 million increase in amortization expense as a result of the application of purchase accounting, offset somewhat by lower expenses in connection with cost reduction measures.

Business restructuring.    In connection with our continued efforts to manage costs and in response to the decision of one of our customers to outsource its dialyzer production, we are currently implementing a number of cost reduction measures relating to our separations media segment, including employee layoffs, the relocation of certain research and development operations conducted in a leased facility in Europe to facilities where the related manufacturing operations are conducted and other cost reductions. The timing and scope of these restructuring measures are subject to change as we further evaluate our business needs and costs. As a first step in these cost reduction efforts, on September 3, 2004, we announced a layoff of approximately 200 employees at our Wuppertal, Germany facility. During the year ended January 1, 2005, we recorded a charge of $13.9 million as an estimate of the costs associated with the layoff. The employee layoffs will occur throughout 2005. We expect to make most of the payments and realize some cost savings related to the layoffs during fiscal 2005. After completion of the layoffs, we expect to realize annual cost savings in cost of goods sold and selling, general and administrative expenses of approximately $10.0 million. In connection with our customer's outsourcing of its dialyzer production, we also recorded a charge for raw materials, a portion of which we are obligated to purchase under an existing purchase commitment, of $1.8 million in cost of goods sold during the year ended January 1, 2005. Finally, in connection with the relocation of our research and development operations, we expect to record a charge of approximately $2.6 million to earnings in fiscal 2005. We do not expect to record any impairment to long-lived assets in connection with the relocation. The costs of the restructuring are expected to be funded from cash generated from operations.

Interest expense, net.    Interest expense, net was $20.3 million for the three months ended April 2, 2005, an increase of $15.8 million from the three months ended April 3, 2004. The increase in interest expense is attributable to the increase in senior debt, the issuance by Polypore, Inc. of its senior subordinated notes in connection with the Transactions, and the issuance of the original notes.

Income taxes, net.    Income tax expense as a percentage of income before income taxes for the three months ended April 2, 2005 was 6.9%, as compared to 34.0% for the three months ended April 3, 2004. The decrease in the effective tax rate for 2005 is due primarily to lower taxable income in the U.S. as a result of higher interest expense relative to other jurisdictions. As U.S. taxable income decreases and foreign taxable income relative to total taxable income increases, our effective tax rate declines because of lower overall effective tax rates in foreign jurisdictions.

Pro forma fiscal 2004 compared with fiscal 2003.

Net sales.    Pro forma net sales for fiscal 2004 were $490.4 million, an increase of $49.3 million, or 11.2%, from fiscal 2003. For the energy storage segment, pro forma net sales for fiscal 2004 were $332.9 million, an increase of $37.6 million, or 12.7%, from fiscal 2003. The increase in energy storage sales was due to higher sales for both the lithium and lead-acid battery markets. Lithium battery separator sales increased by $14.6 million for fiscal 2004, as compared to fiscal 2003, due to the completed expansion of our manufacturing capacity during fiscal 2003. Our manufacturing capacity was expanded in fiscal 2003 in order to meet the increased demand for lithium battery separators, primarily in China, due to the continued growth in electronic battery applications for cell phones and laptop computers. Our growth in lithium battery separators occurred in the first half of the year and exceeded expected long-term market growth rates. While we believe there will be continued long-term growth in the market, we experienced a decline in ordering patterns in the second half of the year as battery manufacturers, principally in China, decreased the level of inventory they maintain. Although we are unable to predict the timing, we expect lithium battery market conditions in China to improve in 2005. Lead-acid battery separator sales improved $18.7 million due to an increase in sales volume and favorable foreign currency movements, offset somewhat by lower average selling prices. Sales volume increased revenues by $11.8 million and was associated with market growth and increased market share at a key account. The decline in average sales prices associated with a market shift to thinner separator products resulted in a $5.6 million decline in revenues. The positive impact of the dollar/euro exchange rate contributed $12.5 million to sales growth. For the separations media segment, pro forma net sales for fiscal 2004 were $157.5 million, an increase of $11.7 million, or 8.0%, from the fiscal 2003. The increase in separations media sales was due to the positive impact of the dollar/euro exchange rate of $14.4 million and growth in specialty and industrial products, offset by a $6.9 million decline in sales of healthcare products. The decline in healthcare products is primarily due to the loss of a hemodialysis customer that made the decision to outsource the manufacturing of its dialyzers to another company that does not currently source membranes from us.

Gross Profit.    Pro forma gross profit for fiscal 2004 was $176.8 million, an increase of $21.4 million, or 13.8%, from fiscal 2003. Pro forma gross profit as a percent of sales for fiscal 2004 increased to 36.1% from 35.2% in the prior year. For the energy storage segment, pro forma gross profit for fiscal 2004 was $126.5 million, an increase of $19.8 million, or 18.6%, from the prior year. Pro forma gross profit in the energy storage segment as a percent of sales for fiscal 2004 increased to 38.0% from 36.1%. The increase was the result of increased production volumes and a decrease in pro forma depreciation expense of $2.5 million associated with the purchase price allocation in connection with the Transactions. For the separations media segment, pro forma gross profit for fiscal 2004 was $50.3 million, an increase of $1.6 million, or 3.3%, from fiscal 2003. Pro forma gross profit in the separations media segment as a percent of sales for fiscal 2004 decreased to 31.9% from 33.4% in the same period of the prior year. Separations media gross profit decreased primarily due to the impact of the loss of a significant customer, which resulted in lower production volumes, increased manufacturing variances in the third and fourth quarters of 2004 and the recognition of a $1.8 million loss on raw materials, a portion of which we are obligated to purchase under an existing purchase commitment.

Selling, general and administrative expenses.    Pro forma selling, general and administrative expenses for fiscal 2004 were $80.2 million, an increase of $10.5 million, or 15.1%, from the fiscal year ended 2003. Pro forma selling, general and administrative expenses as a percent of sales were 16.4% in 2004 as compared to 15.8% in 2003. We expect selling, general and administrative expense increases as a result of increased amortization in connection with the purchase price allocation, offset to some extent by cost reduction measures related to the business restructuring.

Business restructuring.    In connection with our continued efforts to manage costs and in response to the decision of one of our customers to outsource its dialyzer production, we are currently implementing a number of cost reduction measures relating to our separations media segment, including employee layoffs, the relocation of certain research and development operations conducted in a leased facility in Europe to facilities where the related manufacturing operations are conducted and other cost reductions. The timing and scope of these restructuring measures are subject to change as we further evaluate our business needs and costs. As a first step in these cost reduction efforts, on September 3, 2004, we announced a layoff of approximately 200 employees at our Wuppertal, Germany facility. During the year ended January 1, 2005, we recorded a charge of $13.9 million as an estimate of the costs associated with the layoff. The employee layoffs will occur throughout 2005. We expect to make most of the payments and realize some cost savings related to the layoffs during fiscal 2005. After completion of the layoffs, we expect to realize annual cost savings in cost of goods sold and selling, general and administrative expenses of approximately $10.0 million. In connection with our customer's outsourcing of its dialyzer production, we also recorded a charge for raw materials, a portion of which we are obligated to purchase under an existing purchase commitment, of $1.8 million in cost of goods sold during the year ended January 1, 2005. Finally, in connection with the relocation of our research and development operations, we expect to record a charge to earnings in fiscal 2005. We do not expect to record any impairment to long-lived assets in connection with the relocation. The costs of the restructuring are expected to be funded from cash generated from operations.

Interest expense, net.    Pro forma interest expense, net was $60.9 million for fiscal 2004, an increase of $39.4 million from fiscal 2003. The increase in pro forma interest expense is attributable to the increase in senior debt and issuance by Polypore, Inc. of its senior subordinated notes in connection with the Transactions. If the pro forma impact of the original notes were included, pro forma interest expense would have been $77.2 million.

Income taxes, net.    Pro forma income tax expense as a percentage of income before income taxes for fiscal 2004 was 38.0%, as compared to 29.3% for fiscal 2003.

Fiscal 2003 compared with fiscal 2002

Net sales.    Net sales for fiscal 2003 were $441.1 million, an increase of approximately $95.7 million, or 27.7%, from fiscal 2002. Fiscal 2003 sales in the energy storage segment were $295.3 million, an increase of $59.5 million, or 25.2%, from fiscal 2002. This increase in energy storage sales was due to higher sales of battery separators for both the lithium and lead-acid battery markets. Lithium battery separator sales increased by $33.1 million due to continued growth in electronic battery applications, primarily cellular telephones and laptop computers. During fiscal 2003, we completed an expansion of our manufacturing capacity in order to meet the increased demand for lithium battery separators. Lead-acid battery separator sales improved $9.8 million due to an increase in sales volume due primarily to market growth. Sales were also positively impacted by $15.8 million due to changes in the euro/dollar exchange rate. Fiscal 2003 sales in the separations media segment were $145.8 million, an increase of $36.2 million, or 33.0%, from fiscal 2002. The increase in separations media sales was primarily the result of including a full year of operations for Membrana GmbH of $17.4 million, which was acquired in February 2002, the positive impact of the euro/dollar exchange rate of $13.5 million and organic growth of $5.1 million.

Gross profit.    Gross profit (net sales less cost of sales) for fiscal 2003 was $155.4 million, an increase of $53.4 million, or 52.3%, from fiscal 2002. Gross profit as a percent of sales for fiscal 2003 increased to 35.2% from 29.5%. Gross profit in the energy storage segment for fiscal 2003 was $106.7 million, an increase of $35.7 million, or 50.3%, from fiscal 2002. For the energy storage segment, gross profit as a percent of sales for fiscal 2003 increased to 36.1% from 30.1%. This increase was due primarily to improved yields and production output of our proprietary multilayer products for lithium battery separators as a result of our recent capacity expansion. The improvement was also due to one-time costs incurred in fiscal 2002 related to the bankruptcy of one of our customers where, among other things, we incurred yield losses due to the impact of fluctuating order patterns. Another source of one-time costs in 2002 was the start-up of our Thailand facility where we experienced a loss at the gross profit line for that facility of $2.1 million. Gross profit in the separations media segment for fiscal 2003 was $48.8 million, an increase of $17.7 million, or 56.9%, from fiscal 2002. For the separations media segment, gross profit as a percent of sales for fiscal 2003 increased to 33.5% from 28.4%. The improvement was primarily related to additional costs incurred in fiscal 2002 in connection with the Membrana GmbH acquisition and the impact of cost reductions in fiscal 2003 at the Membrana GmbH facility.

Selling, general and administrative expenses.    Selling, general and administrative expenses for fiscal 2003 were $69.7 million, an increase of $20.8 million, or 42.5%, from fiscal 2002. Selling, general and administrative expenses as a percent of sales were 15.8% in 2003 as compared to 14.1% in 2002. The primary factors contributing to the increase were increased employee incentive pay of $7.7 million due to better operating performance, full year of ownership of Membrana GmbH and higher costs to support increased levels of business achieved.

Interest expense, net.    Interest expense, net for fiscal 2003 was $21.5 million, an increase of $0.6 million, or 2.8%, from fiscal 2002. The increase was primarily due to the full year impact of the acquisition indebtedness incurred to finance the purchase of Membrana GmbH in February 2002.

Income taxes.    Income tax expense as a percentage of income before income taxes was 29.3% for fiscal 2003, as compared to the 40.3% effective tax rate for fiscal 2002. The primary drivers of the reduction in the effective tax rate were the following: (1) an increase in tax benefits generated by higher foreign sales; (2) utilization of approximately $1.0 million of foreign tax credits and net operating losses; and (3) reduced foreign taxes incurred as a benefit of a tax restructuring accomplished in conjunction with the acquisition of Membrana GmbH.

Foreign operations

We manufacture our products at 11 strategically located facilities in North America, Europe and Asia. Net sales from the foreign locations were approximately $72.2 million and $81.4 million for the three months ended April 2, 2005 and April 3, 2004, respectively. For the pro forma fiscal year 2004, fiscal 2003 and fiscal 2002, net sales from foreign locations were approximately $289.0 million, $259.4 million and $199.1 million, respectively. Typically, we sell our products in the currency of the country where the manufacturing facility that produces the product is located. Sales to foreign customers are subject to numerous additional risks, including the impact of foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other action that would have a direct or indirect adverse impact on our business or market opportunities within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to our operations and growth strategy.

Seasonality

Historically, our results of operations have not been materially affected by seasonal fluctuations. However, operations at our European production facilities are traditionally subject to shutdown during the month of August each year for employee vacations. As a result, revenues and net income during the third quarter of fiscal 2004 were, and in any fiscal year in the future may be, impacted by these shutdowns. In view of the seasonal fluctuations, we believe that comparisons of our operating results for the third quarter of any fiscal year with those of the other quarters during the same fiscal year may be of limited relevance in predicting our future financial performance.

Liquidity and capital resources

The information presented below for pro forma fiscal 2004 has been derived by combining the cash flow activity of the Company for the period from January 4, 2004 through May 1, 2004 with the period from May 2, 2004 through October 2, 2004 and applying the pro forma adjustments for the Transactions.

Operating activities.    Net cash provided by operations was $28.9 million in the three months ended April 2, 2005, as compared to $17.1 million in the three months ended April 3, 2004. Cash provided by operations for the three months ended April 2, 2005 consisted of net income before non-cash expenses and a decrease in working capital. Accounts receivable decreased approximately $7.2 million due primarily to a decrease in the dollar/euro exchange rate ($2.7 million) and collection of a receivable due from a customer that decided to outsource its dialyzer production in 2004. The changes resulted in an 14% decrease in days sales outstanding. Our last sales to the customer occurred at the beginning of the fourth quarter of 2004. However, accounts receivable due from that customer remained outstanding until issues unrelated to the collection of the receivable were resolved. We resolved these issues and collected the amounts due from the former customer in the first quarter of 2005. Inventory was consistent with the prior year, as an 8.8% increase in inventory days was offset by a decrease in the dollar/euro exchange rate. Accounts payable and accrued liabilities increased due to a $9.2 million increase in accrued interest related to the new senior and senior subordinated debt issued in connection with the Transactions (interest for the senior subordinated debt is paid semi-annually in the second and fourth quarters), offset somewhat by $4.2 million in cash payments related to the business restructuring, timing of certain payments and a decrease in the dollar/euro exchange rate of $2.0 million.

Pro forma net cash provided by operations was $49.9 million in fiscal 2004, as compared to $56.5 million in fiscal 2003. The net cash provided by operations consists primarily of pro forma net income before non-cash expenses, offset somewhat by increases in working capital. The increase in the accounts receivable balance from January 3, 2004 to January 1, 2005 was due to an increase in days sales outstanding and the increase in the dollar/euro exchange rate ($4.3 million). The increase in days sales outstanding was due primarily to the loss of a customer and a change in the mix of receivables between foreign and domestic customers. During fiscal 2004, a customer of our separations media segment decided to outsource its dialyzer production and sales to that customer stopped at the beginning of the fourth quarter of fiscal 2004. However, accounts receivable due from that customer remained outstanding at year-end while issues unrelated to the collection of the accounts receivable were being discussed. We resolved these issues subsequent to year-end and all amounts due from the former customer were collected in the first quarter of 2005. Excluding the receivable due from our former customer, days sales outstanding increased by 29.7% due to a change in the mix of foreign and domestic customers. Customary collection terms are typically longer in Europe and developing countries than in the U.S. and Asia. As lithium sales declined in the second half of fiscal 2004, particularly in China, and because the hemodialysis customer that we lost was based in the United States, we had a larger percentage of accounts receivable due from Europe than in the prior year and accordingly, our overall days sales in receivables increased. Inventory was consistent with the prior year, as an increase in the dollar/euro exchange rate was mostly offset by an 8.9% decrease in inventory days. Accounts payable and accrued liabilities, excluding the non-cash accrual for business restructuring, decreased due to the timing of certain payments and the termination of the swap agreement in connection with the Transactions, offset somewhat by an increase in accrued interest related to the new senior and subordinated debt issued in connection with the Transactions and the increase in dollar/euro exchange rate ($3.5 million).

Net cash provided by operations was $56.5 million in fiscal 2003, as compared to $83.5 million in fiscal 2002. The decrease in operating cash flows in 2003 was the result of an increase in working capital, partially offset by an increase in net income. Accounts receivable increased in 2003 due to higher sales, especially in fourth quarter 2003 as the impact of our lithium battery separator and hemodialysis capacity expansion generated a higher level of sales than previously experienced. In 2003, working capital was also adversely affected by a decrease in accounts payable and accrued liabilities as we paid amounts accrued in 2002 related to the lithium battery separators and hemodialysis capacity expansions that were completed in 2003.

Investing activities.    Capital expenditures were $3.1 million in the three months ended April 2, 2005 and $4.2 million in the three months ended April 3, 2004. We expect to spend approximately $20.0 million for capital expenditures in fiscal 2005. In the three months ended April 3, 2004, we received proceeds of $1.9 million from the sale of undeveloped land at our French facility.

Net cash used in investing activities was $880.8 million, $33.8 million and $141.4 million in fiscal 2004, 2003 and 2002, respectively. Capital expenditures were $15.4 million, $33.8 million and $28.8 million in 2004, 2003 and 2002, respectively. Capital expenditures in 2003 and 2002 included new production lines for lithium battery separators and synthetic hemodialysis membranes. Cash used in investing activities includes the acquisition of Polypore in May 2004 and Membrana in February 2002 for approximately $867.4 million and $112.6 million (net of cash of $4.4 million), respectively.

Financing activities.    Cash used in financing activities was $27.0 million in the three months ended April 2, 2005 and $6.5 million in the three months ended April 3, 2004. During the three months ended April 2, 2005, we made an optional prepayment of $25.0 million on the term loans under Polypore, Inc.'s senior credit facility (the "Credit Facility"). In accordance with the Credit Facility, the prepayment was applied first to the quarterly payments due for the next twelve months and second, pro forma against the remaining scheduled installments of principal. After giving effect to the prepayment, the term loans will require quarterly payments of principal of approximately $1.0 million at the end of each fiscal quarter beginning on April 1, 2006.

Pro forma cash provided by financing activities was $842.4 in fiscal 2004. Polypore International was formed with $170.4 million of equity and the issuance of $150.0 million in Series A nonconvertible preferred stock. In connection with the Transactions, Polypore, Inc. entered into the Credit Facility with initial borrowings of $414.9 million and issued 8.75% senior subordinated notes of $405.9 million. The net proceeds from the Credit Facility, issuance of senior subordinated notes and equity contributions were used to pay the net purchase price to existing shareholders, repay all outstanding indebtedness under our existing credit facility and pay transaction related fees and expenses. In October 2004, we issued $300.0 million in principal amount at maturity of the original notes for proceeds of $200.2 million. The net proceeds from the original notes were used to redeem the Series A nonconvertible preferred stock for $150.0 million and pay a dividend to common shareholders of $47.2 million.

Cash used in financing activities in fiscal 2003 was $28.3 million. The cash used in financing activities in fiscal 2003 was primarily for the repayment of existing indebtedness under our existing senior credit facility and a note payable to seller in connection with an acquisition that occurred in 1999.

We intend to fund our ongoing operations through cash generated by operations and availability under the Credit Facility. As part of the Transactions, we incurred substantial debt under the Credit Facility and from the issuance of Polypore, Inc.'s senior subordinated notes, with interest payments on this indebtedness substantially increasing our liquidity requirements.

The Credit Facility is comprised of a $370.0 million term loan facility, a €36.0 million term loan facility each due in 2011 and a $90.0 million revolving credit facility due in 2010 (all of which remains unfunded). The Credit Facility permits us to incur additional senior secured debt at the option of participating lenders, subject to the satisfaction of certain conditions.

Borrowings under the Credit Facility bear interest at our choice of the Eurodollar rate or adjusted base rate, or "ABR," in each case, plus an applicable margin, subject to adjustment based on a pricing grid. As of January 1, 2005, Polypore, Inc.'s cash interest requirements in respect of the Credit Facility for the next 12 months are expected to be approximately $56.6 million.

The Credit Facility requires Polypore, Inc. to meet a minimum interest coverage ratio, a maximum leverage ratio and a maximum capital expenditures limitation. Under the Credit Facility, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of adjusted EBITDA in which certain items are added back to EBITDA.

Adjusted EBITDA for Polypore, Inc. is calculated as follows:

	Fiscal Year		Three Months Ended	Twelve Months Ended
(in millions)	2003	2004 (1)	April 2, 2005	April 2, 2005 (1)

Net income	$45.3	$11.9	$5.5	$(3.3)
Add:
Depreciation and amortization	38.7	49.0	14.3	51.7
Interest expense, net	21.5	43.9	14.9	54.3
Income taxes	18.8	7.0	1.7	(2.0)

EBITDA	124.3	111.8	36.4	100.7
Add:
Foreign currency (gain) loss	2.6	3.3	(1.3)	1.5
Unrealized hedging gain (2)	(2.3)	(1.3)	—	(1.3)
Salary and bonus paid to former officers (3)	5.5	0.4	—	(1.1)
Inventory purchase accounting adjustments (4)	—	19.0	—	19.0
In-process research and development (5)	—	5.3	—	5.3
Transaction costs (6)	0.6	1.6	—	1.2
Operating lease payments on leases to be refinanced (7)	4.7	3.9	0.7	3.6
Business restructuring (8)	—	15.7	—	15.7
(Gain) loss on disposal of property, plant, and equipment	0.2	(0.9)	—	0.7

Adjusted EBITDA	$135.6	$158.8	$35.8	$145.3

(1)
Statement of operations data of Polypore, Inc. presented for the year ended January 1, 2005 represents the combination of historical results for the periods January 4, 2004 through May 1, 2004 (Pre-Transactions) and May 2, 2004 through January 1, 2005 (Post-Transactions). Statement of operations data of Polypore, Inc. presented for the twelve months ended April 2, 2005 represents the combination of historical results for the periods April 4, 2004 through May 1, 2004 (Pre-Transactions) and May 2, 2004 through April 2, 2005 (Post-Transactions). The difference between net income for Polypore International and Polypore, Inc. consists primarily of certain selling, general and administrative costs, interest expense on the original notes and income tax expense.

(2)
Represents the non-cash hedging gain for changes in the fair value of the derivative instruments used to manage interest rate risk as required by Polypore, Inc.'s former credit agreement.

(3)
Represents the salary and bonus for former owners who are not involved with Polypore, Inc. subsequent to the Transactions.

(4)
Represents the write-off of the inventory purchase accounting adjustment for inventory that was sold during the period.

(5)
Represents the one-time charge for purchased in-process research and development.

(6)
Represents non-recurring costs incurred in connection with the Transactions.

(7)
Represents payments under two operating lease agreements that Polypore, Inc. intends to refinance. On October 29, 2004, the Company refinanced one of the operating leases through a capital lease agreement. Polypore, Inc. intends to terminate the other operating lease and purchase the equipment from the lessor.

(8)
Represents business restructuring costs, including estimated costs of employee layoffs and loss on an inventory purchase commitment which is included in cost of goods sold.

The calculation of the minimum interest coverage ratio for Polypore, Inc. is as follows:

(in millions)	Fiscal Year 2004	Twelve Months Ended April 2, 2005

Adjusted EBITDA	$158.8	$145.3
Consolidated interest expense, as defined in the Credit Agreement	41.5	51.7
Actual interest coverage ratio	3.82x	2.81x
Permitted minimum interest coverage ratio	2.25x	2.25x

We are required to maintain a ratio of Adjusted EBITDA to interest expense for any four consecutive fiscal quarters ending during any of the following periods or on any of the following dates of at least the following ratios:

Date or Period	Ratio

October 2, 2004 through July 1, 2006	2.25 to 1.00
September 30, 2006 through January 3, 2009	2.50 to 1.00
April 4, 2009 through January 2, 2010	2.75 to 1.00
April 3, 2010 and each fiscal quarter thereafter	3.00 to 1.00

The calculation of the maximum leverage ratio is as follows:

(in millions)	Fiscal Year 2004	Twelve Months Ended April 2, 2005

Indebtedness, as defined in the Credit Agreement	$860.8	$823.0
Adjusted EBITDA	158.8	145.3
Actual leverage ratio	5.42x	5.67x
Permitted maximum leverage ratio	6.25x	6.25x

We are required to maintain a ratio of total indebtedness to Adjusted EBITDA at the end of any quarter ending during any of the following periods or on any of the following dates of not more than the following ratios:

Date or Period	Ratio

October 2, 2004 through July 2, 2005	6.25 to 1.00
October 1, 2005	6.00 to 1.00
December 31, 2005 through July 1, 2006	5.75 to 1.00
September 30, 2006 through December 30, 2006	5.50 to 1.00
March 31, 2007 through June 30, 2007	5.25 to 1.00
September 29, 2007	5.00 to 1.00
December 29, 2007 through March 29, 2008	4.75 to 1.00
June 28, 2008 through September 27, 2008	4.50 to 1.00
January 3, 2009 through October 3, 2009	4.25 to 1.00
January 2, 2010 and each fiscal quarter thereafter	4.00 to 1.00

For additional information, see "Description of other indebtedness—Restrictive covenants and other matters" included in this prospectus.

In addition, the Credit Facility contains certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. The facilities also contain certain customary events of defaults, subject to grace periods, as appropriate.

We believe that annual capital expenditure limitations imposed by our senior credit facilities will not significantly inhibit us from meeting our ongoing capital expenditure needs.

Polypore, Inc.'s 8 3/4% senior subordinated notes will mature in 2012 and are guaranteed by most of our existing and future domestic restricted subsidiaries, subject to certain exceptions. Except under certain circumstances, the senior subordinated notes do not require principal payments prior to their maturity in 2012. Interest on the senior subordinated notes will be payable semi-annually in cash. The senior subordinated notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make investments.

The original notes and the exchange notes will mature 2012. Prior to October 1, 2008, interest will accrue on the original notes and exchange notes in the form of an increase in the accreted value of the discount notes. The accreted value of the original notes and exchange notes will increase from the date of issuance until October 1, 2008 at a rate of 10.5% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity of $300.0 million on October 1, 2008. Beginning on October 1, 2008, cash interest on the notes will accrue at a rate of 10.5% per annum and will be payable semi-annually beginning in April 2009. The notes will mature on October 1, 2012. The original notes and exchange notes will be senior unsecured obligations of Polypore International and are not guaranteed by Polypore, Inc. and its subsidiaries. Polypore's Credit Facility and the indenture governing Polypore, Inc.'s senior subordinated notes significantly restrict Polypore, Inc. and its subsidiaries from paying dividends and otherwise transferring assets to Polypore International.

Future principal debt payments are expected to be paid out of cash flows from operations, borrowings on our revolving credit facility and future refinancing of our debt.

We believe we have sufficient liquidity to meet our cash requirements over both the short (next twelve months) and long term (in relation to our debt service requirements). In evaluating the sufficiency of our liquidity for both the shorter and longer term, we considered the expected cash flow to be generated by our operations and the available borrowings under the Credit Facility compared to our anticipated cash requirements for debt service, working capital, cash taxes, and capital expenditures as well as funding requirements for long-term liabilities. However, our ability to make scheduled payments of principal of, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. See "Risk factors."

We anticipate that our operating cash flow, together with borrowings under the revolving credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due for at least the next twelve months. However, our ability to make scheduled payments of principal of, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. See "Risk factors."

From time to time, we may explore additional financing methods and other means to lower our cost of capital, which could include stock issuance or debt financing and the application of the proceeds therefrom to the repayment of bank debt or other indebtedness. In addition, in connection with any future acquisitions, we may require additional funding which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms.

Contractual Obligations

The following table sets forth our contractual obligations at January 1, 2005. Some of the amounts included in this table are based on management's estimates and assumptions about these obligations, including their duration, anticipated actions by third parties and other actions. Because these estimates and assumptions are necessarily subjective, the timing and amount of payments under these obligations may vary from those reflected in this table. For more information on these obligations, see the Notes to Consolidated Financial Statements.

(in millions)	Total	2005	2006-2007	2008-2009	Thereafter

Long-term debt, including current portion (1)(2)	$422.9	$27.3	$9.9	$9.1	$376.6
8 3/4% senior subordinated notes (3)(4)	429.3	—	—	—	429.3
10 1/2% senior discount notes (5)	300.0	—	—	—	300.0
Capital lease obligations (6)	9.7	1.6	3.2	3.2	1.7
Operating lease obligations (7)	5.3	4.0	1.1	0.2	—
Business restructuring	16.2	14.5	1.7	—	—

	$1,183.4	$47.4	$15.9	$12.5	$1,107.6

(1)
Included in long-term debt are amounts owed under Polypore, Inc.'s term loan facilities and other debt. The term loan facilities include euro denominated notes held in the U.S. The table assumes that the euro/dollar exchange rate is the rate at January 1, 2005 for all periods presented and that the debt is held to maturity. The amounts due in 2005 include the $25 million optional prepayment that was made on March 1, 2005. In accordance with the Credit Facility, the prepayment was first applied to the quarterly payments due for the next twelve months and second, pro rata against the remaining scheduled installments of principal. The payment schedule included in the table reflects the impact of the optional prepayment on minimum scheduled future principal payments.

(2)
The table does not include accrued interest under the long-term debt. Interest rates under the Credit Facility are, at our option, equal to either an alternate base rate or an adjusted LIBO rate, plus an applicable margin percentage. The applicable margin percentage under the amended credit agreement is equal to 1.25% for alternate base rate loans or 2.25% for adjusted LIBO rate loans.

(3)
The 8 3/4% senior subordinated notes are due 2012. The senior subordinated debt includes 150.0 million principal amount of euro denominated notes held in U.S. The table assumes that the euro/dollar exchange rate is the rate at January 1, 2005 for all periods presented and that the debt is held to maturity.

(4)
The table does not include accrued interest under the senior subordinated notes. Interest is accrued from the issue date at 8.75% and paid semi-annually.

(5)
The 10 1/2% senior discount notes are included in the table at the undiscounted, principal at maturity balance of $300.0 million. Beginning on October 1, 2008, cash interest on the notes will accrue at a rate of 10.5% per annum and will be payable semi-annually beginning in April 2009.

(6)
We lease manufacturing equipment under a capital lease agreement. The lease agreement expires in February, 2011 and contains an early buyout option in October, 2009. The capital lease payments include interest under the capital lease agreement.

(7)
We lease certain equipment and facilities under operating leases. Some lease agreements provide us with the option to renew the lease agreement. Our future operating lease obligations would change if we exercised these renewal options and if we entered into additional operating lease agreements.

As discussed in the Notes to Consolidated Financial Statements, we have long-term liabilities for pension, post retirement and post employment benefits. Company contributions for these benefit plans are not included above since the timing and amount of payments are dependent upon many factors, including when an employee retires or leaves the Company, certain benefit elections by employees, return on plan assets, minimum funding requirements and foreign currency exchange rates. We estimate that contributions to the pension and post retirement plans in 2005 will be $1.9 million, as compared to 2004 actual contributions of $2.1 million.

As discussed in the Notes to the Consolidated Financial Statements, we have environmental obligations and related indemnification receivables. Payments related to these obligations and the related amounts to be indemnified under indemnification agreements are not included above since the timing of payments and indemnifications is not known. We estimate that we will make payments, net of indemnification amounts, of $3.7 million in 2005. Payments against environmental obligations in 2004 were $2.2 million with no amounts received under indemnification agreements. We expect that payments for environmental obligations and amounts received under indemnification agreements will occur over the next seven to ten years.

Off Balance Sheet Arrangements

The Company is not a party to any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on the Company's financial condition, results of operations or cash flows.

New Accounting Standards

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions ("FAS 153"). The amendments made by FAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. Management does not believe there will be a significant impact as a result of adopting this Statement.

In November 2004, the FASB issued Statement No. 151 Inventory Costs ("FAS 151"). This statement amends Accounting Research Bulletin No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). FAS 151 requires that idle facility expense, excess spoilage, double freight and re-handling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". FAS 151 also requires that allocation of fixed production overhead expenses to the costs of conversion be based on the normal capacity of the production facilities. FAS 151 is effective for all fiscal years beginning after June 15, 2005 (2006 for the Company). Management does not believe there will be a significant impact as a result of adopting this Statement.

In December 2004, the FASB published FASB Statement No. 123 (revised 2004), Share-Based Payment ("FAS 123R"). FAS 123R replaces FAS 123, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. FAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on their fair values. As amended by the SEC on April 14, 2005, the provisions of FAS 123R are effective no later than the beginning of the next fiscal year that begins after June 15, 2005. Management does not believe there will be a significant impact as a result of adopting this Statement.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107"), Share-Based Payment, which provides interpretive guidance related to the interaction between SFAS 123R and certain SEC rules and regulations and expresses the SEC's views regarding the valuation of share-based payment arrangements. Management is currently assessing the guidance in SAB 107 as part of its evaluation of the adoption of SFAS 123R.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks, which are potential losses arising from adverse changes in market rates and prices, such as interest rates and foreign exchange fluctuations. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

Interest rate risk

At April 2, 2005, we had fixed rate debt, including capital lease obligations, of approximately $638.8 million and variable rate debt of approximately $394.0 million. The pre-tax earnings and cash flow impact resulting from a 100 basis point increase in interest rates on variable rate debt, holding other variables constant, would be approximately $3.9 million per year. We currently are not a party to any interest rate hedging arrangements. Our hedging arrangements were terminated in connection with the closing of the Transactions. We may decide in the future to enter into interest rate hedging arrangements.

Prior to the closing of the Transactions, we used an interest rate swap as required by our then existing senior credit facility to reduce the risk of interest rate volatility. In March 2000, we entered into an interest rate hedge agreement with a major U.S. bank as required under our existing credit facilities. The hedge agreement contained a collar that provided a ceiling and a floor interest rate above or below which the interest rate on the hedged portion of the term debt would not vary. Upon adoption of FAS 133, we determined the interest rate hedge agreement did not qualify for hedge accounting as defined in FAS 133. Accordingly, the fair value of the financial instrument was recorded in the financial statements and subsequent changes in fair value were recorded in earnings in the period of change. At December 28, 2002, the fair value of the interest rate hedge agreement was approximately $7.6 million and was included in accrued liabilities. During 2002, the three month LIBO rate fell below the floor rate in the collar agreement and we made payments to the bank of approximately $2.6 million.

On December 31, 2002, the interest rate hedge agreement expired and the bank exercised its option to enter into a swap agreement. The swap agreement effectively converted the variable interest rate on $57.2 million of the term debt to a fixed rate of 6.55%. The swap agreement did not qualify for hedge accounting treatment as defined in FAS 133. Accordingly, the fair value of the financial instrument was recorded as a liability and subsequent changes in fair value are recorded in earnings in the period of change. At January 3, 2004, the fair value of the swap agreement was approximately $5.4 million and is included in accrued liabilities. During 2004 (prior to the Transactions) and fiscal year 2003, Polypore made payments to the bank of $0.9 million and $4.0 million, respectively, representing the difference between the fixed interest rate on the swap and the variable interest rate paid on the debt. The swap agreement was terminated in connection with the closing of the Tranaction.

Use of hedging contracts would allow us to reduce our overall exposure to interest rate changes, since gains and losses on these contracts will offset losses and gains on the transactions being hedged. We formally document all hedged transactions and hedging instruments, and assess, both at inception of the contract and on an ongoing basis, whether the hedging instruments are effective in offsetting changes in cash flows of the hedged transaction. The fair values of the interest rate agreements are estimated by obtaining quotes from brokers and are the estimated amounts that we would receive or pay to terminate the agreements at the reporting date, taking into consideration current interest rates and the current creditworthiness of the counterparties.

Currency risk

Outside of the United States, we maintain assets and operations in Europe and, to a much lesser extent, Asia. The results of operations and financial position of our foreign operations are principally measured in their respective currency and translated into U.S. dollars. As a result, exposure to foreign currency gains and losses exists. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency. Our subsidiaries and affiliates also purchase and sell products and services in various currencies. As a result, we may be exposed to cost increases relative to the local currencies in the markets in which we sell. Because a different percentage of our revenues are in a foreign currency other than our costs, a change in the relative value of the U.S. dollar could have a disproportionate impact on our revenues compared to our cost, which could impact our margins. A portion of our assets are based in our foreign locations and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected in other comprehensive income (loss). In connection with the Transactions, the we obtained euro-denominated senior secured and senior subordinated notes that effectively hedge the Company's net investment in foreign subsidiaries. Therefore, foreign currency gains and losses resulting from the translation of the euro-denominated debt is included in accumulated other comprehensive income (loss). Accordingly, our consolidated shareholders' equity will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency, primarily the euro.

The dollar/euro exchange rates used in our financial statements for the periods ended as set forth below were as follows:

	Fiscal			Three Months Ended
	2002	2003	2004	April 3, 2004	April 2, 2005

Period end rate	1.0487	1.2630	1.3621	1.2196	1.3050
Period average rate	.9358	1.1179	1.2411	1.2687	1.3040

Our strategy for management of currency risk relies primarily on conducting our operations in a country's respective currency and may, from time to time, involve currency derivatives. As of April 2, 2005, we did not have any foreign currency derivatives outstanding.

Business

General

Polypore International is a worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Our products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with such materials ranging in size from microscopic to those visible to the human eye.

We manage our operations under two business segments: energy storage and separations media. The energy storage segment, which accounts for approximately two-thirds of our total sales, produces different types of membranes that function as separators in lead-acid batteries used in transportation and industrial applications and in lithium batteries used in electronics applications. The separations media segment, which accounts for approximately one-third of our total sales, produces membranes used in various healthcare and industrial applications, including hemodialysis, blood oxygenation, ultrapure water filtration, degasification and other specialty applications.

We believe that we are the number one or number two provider, in terms of market share, of membrane products for use in our primary separation and filtration markets. Our markets are highly specialized and constitute an attractive mix of stability and growth. We generally compete with only a few other companies. We enjoy longstanding relationships and collaborative partnerships with a diverse base of customers who are among the leaders in their respective markets. These relationships are strengthened by our ability to develop highly technical membrane products that meet the precise and evolving needs of our customers. Most of our products require years of cooperative development with customers, extensive testing and, in some applications, regulatory approval prior to the introduction of our customers' products to the market. Although many of our products are critical functional components in our customers' end products, they typically represent a relatively small percentage of the final delivered cost. In many of our markets, we are often selected as the customer's exclusive supplier.

Historically, our growth has been both organic and through acquisitions. We significantly diversified our portfolio of products by acquiring Celgard from the Hoechst Celanese Corporation in December 1999, which gave us access to the fast-growing electronics and specialty filtration markets, and Membrana GmbH, a German corporation, from Acordis AG in February 2002 to expand our presence in the healthcare and specialty filtration markets. Almost every process stream has a filtration application, and many end products require materials possessing specialized filtration and separation functions. The large and extremely fragmented filtration and separation market presents an opportunity for future consolidation.

Our business strategy focuses on maintaining our existing strong collaborative relationships with our customers. Our research and development team works closely with our customers on product development, resulting in products customized to our customers' manufacturing and end-use specifications. For example, as the power output requirement for rechargeable lithium batteries increases, we work closely with our customers to develop innovative separators, such as our proprietary trilayer separator, to meet the increased technical demands and specifications.

In addition, we seek to expand our products into adjacent markets and pursue new, developing niche end-markets. For example, we intend to expand our existing pipeline of products targeting future technology applications, which currently includes membranes for fuel cells, hybrid electric vehicles and specialty filtration applications. In addition, we believe there are significant opportunities to expand the geographical distribution of our existing products. Our Thailand facility, opened in 2002, gives us a local presence to serve the fast-growing Asian automobile fleet.

Finally, we intend to increase profitability through ongoing initiatives designed to improve efficiencies in the following areas:

•
productivity gains through improved and integrated business processes,

•
employee empowerment by encouraging quick decision-making at the lowest practical management levels, and

•
overhead reduction through continued cost focus and control.

Products, markets and customers

Our business segments are energy storage and separations media. Within each of these segments, we develop and produce products that relate to certain industrial and specialty technology end-use markets. The following table describes our key products and end-use markets served:

Segment	Applications	Major brands	End-uses and markets

Energy storage	Lead-acid batteries	Armorib® DARAK® Daramic®	Transportation and industrial batteries
	Rechargeable and disposable lithium batteries	CELGARD®	Electronics products such as laptop computers, mobile telephones, cameras and military equipment
Separations media	Hemodialysis	Cuprophan® DIAPES® Hemophan® SMC® Purema®	Hemodialysis dialyzers which replicate function of healthy kidneys
	Blood oxygenation	CELGARD® HEX PET® OXYPHAN® OXYPLUS®	Heart-lung machine oxygenation unit for open-heart surgical procedures
	Plasmapheresis	FractioPES® MicroPES® PLASMAPHAN®	Blood cell and plasma separation equipment

Segment	Applications	Major brands	End-uses and markets

	Industrial and specialty applications	Accurel®	Microelectronics manufacturing/ chemical filtration
		Accurel Systems®	Polymer additives carrier
		Artisyn®	Printing media/graphic arts
		Liqui-Cel®	Water degasification, semiconductor and microelectronics manufacturing, beverage processing and pharmaceutical production
		MicroPES®	Water/chemical filtration for drinking water treatment and food and beverage processing
		SuperPhobic®	Solvent/ink de-bubbling for ink jet printers and semiconductor manufacturing
		UltraPES®	Prefiltration for reverse osmosis, water filtration

Energy storage

Our separators in the energy storage segment are used in lead-acid and lithium batteries to separate the positive and negative electrodes and control the flow of ions between them. These separators require specialized technical engineering and must be manufactured to extremely demanding requirements including thickness, porosity, mechanical strength, chemical and electrical resistance. During pro forma fiscal 2004, 2003 and 2002, our energy storage businesses accounted for 67.9%, 66.9% and 68.2% of our sales, respectively.

Transportation and industrial applications

We develop, manufacture and market a complete line of polyethylene and other resin separators for use in lead-acid batteries. Approximately 80% of the lead-acid battery separators we sell are used in starting, lighting and ignition ("SLI") batteries for automobiles and other motor vehicles and approximately 20% are used in batteries for industrial applications such as forklifts, marine applications and stationary applications such as backup power for telecom infrastructure and uninterruptible power supply systems.

Separators used in lead-acid batteries are among the most highly engineered and performance critical components of the battery, yet only represent a small portion of the battery's total cost.

Our separators are designed to enhance battery performance and stability. We use polyethylene, polypropylene, and/or polyester mats to achieve product characteristics that satisfy highly engineered customer specifications. We have enhanced battery performance by constantly improving the balance between pore size and narrow pore distribution. Membrane pores must be large enough to allow ions to pass through, but small enough to prevent contamination from conductive particles, which cause short circuits. Our top five separator customers are Exide Technologies, Johnson Controls, Inc., East Penn Manufacturing Co., Inc., Fiamm Group and EnerSys, Inc.. We believe we have the number one aggregate market share position in terms of providing battery separators to the global transportation and industrial battery market.

Electronics applications

We also develop, manufacture and market a complete line of polypropylene and polyethylene monolayer and proprietary multilayer separators used for rechargeable (Li2) and disposable (Li1) lithium batteries. Approximately 80% of the lithium battery separators we sell are used in rechargeable lithium batteries and 20% are used in disposable lithium batteries. Rechargeable lithium batteries are used in consumer electronic products such as laptop computers, mobile telephones, cameras and PDAs. Disposable lithium batteries are primarily used in cameras, portable stereos and military applications. Our top lithium battery separator customers include Matsushita Battery Industrial Company Limited, BYD Company Limited, Tianjin Lishen Battery Joint-Stock Co., Ltd., E-One Moli Energy Corp., and Saft SA. We believe we are among the top three providers of battery separators to the lithium battery market and have been since its development in the early 1990's. We believe these three providers supply more than 90% of the battery separator requirements for the lithium battery market. Market share fluctuates based on many factors including capacity, relative customer strength, product performance and economic conditions.

Separations media

In our separations media segment, we manufacture and market filtration membranes for use in hemodialysis, oxygenation and plasmapheresis machines in the healthcare industry as well as other industrial and specialty applications in the semiconductor, microelectronics, food and beverage and water purification industries. During pro forma fiscal 2004, fiscal 2003 and fiscal 2002, our separations media business accounted for 32.1%, 33.1% and 31.8% of our sales, respectively.

Hemodialysis

We are a leading independent developer, manufacturer and marketer of hemodialysis membranes, which are a critical component of dialyzers, a consumable item for kidney dialysis.

Dialysis is the artificial process that performs the function of a healthy kidney for patients with end-stage renal disease ("ESRD"). In a healthy person, the kidney carries out certain excretory and endocrine functions, including filtering toxins from the blood and controlling blood pressure. For an ESRD patient on dialysis, the membranes in the dialyzer perform these filtering functions. The membranes consist of thousands of fibers that resemble hollow straws slightly larger than a human hair. These fibers have micropores in their walls at a density of millions of holes per square inch. The size and distribution of these micropores trap harmful toxins while allowing healthy blood to pass through.

Because dialyzers are designed to use specific membrane technology and require U.S. Food and Drug Administration ("FDA") approval, a dialyzer manufacturer's relationship with its membrane supplier is strategically important, and the costs of changing suppliers are substantial. Switching to a membrane manufactured by a different supplier can involve two or three years of development costs. Because of the critical mission and integral role membranes play and the difficulty and expense involved in their substitution, we believe that major membrane manufacturers will play an important role in the future structure of the dialyzer industry. Key customers of the Company's hemodialysis membranes include dialyzer manufacturers Gambro Dialysatoren GmbH & Co. KG ("Gambro"), Haidylena for Advanced Medical Industries, Nipro Co. Ltd. and Bellco S.p.A.

Hemodialysis filtration membranes are fabricated from two classes of materials: cellulosic and synthetic. Historically, most filtration membranes for dialyzers have been manufactured with cellulosic materials. In the last several years, membranes manufactured from synthetic materials have captured most of the market growth, while unit shipments of cellulosic materials have remained relatively flat. Since 2001, we have invested in developing and improving our own synthetic products and building new capacity to support the expected growth in this segment. We believe that our next generation synthetic product, Purema®, which was first introduced at a trade show in May 2004, offers best-in-class technical performance relative to other membranes in the marketplace. The product is currently being evaluated by several potential customers.

Blood oxygenation

We believe we are the world's leading developer, manufacturer and marketer of membranes for use in blood oxygenators, with over 80% of the estimated global market share. A blood oxygenator is a device containing highly specialized separation media used to remove carbon dioxide from the blood while oxygen is diffused through the membrane and into the blood. Oxygenators are primarily sold to hospitals for use in heart-lung bypass surgical procedures. Because blood oxygenators are designed to utilize a specific membrane technology and require regulatory approval, an oxygenator manufacturer's relationship with its membrane supplier is vital and switching costs can be substantial. We sell our membranes to all major blood oxygenator producers, including Dideco S.p.A./ Sorin/ Cobe Group, Medtronic Inc. and Jostra AG.

Plasmapheresis

We are a leading developer, manufacturer and marketer of extracorporeal therapeutic plasmapheresis membranes. Plasmapheresis is the extracorporeal separation of blood cells and plasma from plasma proteins in different diseases. Therapeutic plasmapheresis is a new and growing field that is gaining acceptance among the medical community. For example, the German government has recently authorized public insurance reimbursement for rheumatoid arthritis patients who receive therapeutic plasmapheresis treatments. Major manufacturers of plasmapheresis equipment include Dideco S.p.A., Fresenius Medical Care and Gambro.

Industrial and specialty applications

We develop, manufacture and market a number of industrial and specialty filtration and filtration-related products. Liquid filtration is a diverse and high growth market, and almost every process stream has a filtration application. We supply a broad portfolio of membranes based on flat sheet, tubular and capillary technology. Our industrial and specialty products are focused on the gas/liquid and solid/liquid separations sectors in a wide variety of processing end-markets including semiconductor and microelectronics manufacturing, food and beverage processing and water purification. In many of those end-markets, there is growing demand for ever-increasing purity levels in the manufacturing process. We collaborate with customers to develop new products using various media to address demanding customer liquid filtration and purification specifications. In addition, we develop products that can be used in a multitude of applications. The control of dissolved gases in liquids is a key part of the manufacturing process in many industries. The same fibers used in our oxygenation products (CELGARD® and OXYPLUS®) are used in these degasification applications.

The following are descriptions of certain of our industrial and specialty products:

•
MicroPES® is a polyethersulfone flat sheet or hollow fiber microfiltration membrane with broad chemical and low protein binding characteristics, properties which are attractive to end-users who desire minimal absorption of their product. This membrane is primarily used in tap water filtration and miscellaneous food and beverage filtration applications.

•
Accurel® is a polypropylene membrane which can be used in a wide range of pH conditions. This membrane is an economical choice for many applications compared to certain higher priced products, and is primarily used for chemical filtration in semiconductor processing applications.

•
UltraPES® is a hollow fiber, ultrafiltration polyethersulfone membrane used for reverse osmosis systems pretreatment, the filtration of drinking water and municipal city wastewater and the separation of oil content from industrial process water streams.

•
Liqui-Cel® membrane contactors are modular products incorporating hydrophobic hollow fiber membranes and are used in a wide variety of industries including semiconductor and microelectronics manufacturing, beverages and pharmaceuticals. This purification technology is also used for flat panel display manufacturing and in power plants.

•
SuperPhobic® membrane contactors are a special type of membrane contactor which can treat liquids which otherwise penetrate the membrane pores of conventional Liqui-Cel® membrane contactors. Typical applications involve the elimination of microbubbles in liquids which, upon occurrence, negatively impact customer production processes, quality and yield. Some applications include the degassing of inks, paper coating solutions, photoemulsion and alcohol debubbling. This membrane is primarily used for ink degassing for ink jet delivery systems and semiconductor photoresist solutions.

We have also developed several functional membranes for controlling moisture in fuel cell systems. In addition, we have filed several patent applications for membranes used in polymer electrolyte membrane type fuel cells, including novel concepts for proton exchange film.

New product development

We have focused our research and development efforts on increasing production capacity and improving production processes, developing products for new markets based on existing technologies and developing new process technologies to enhance existing businesses and allow entry into new businesses. We spent approximately $13.6 million (3% of our net sales), $13.4 million (3% of our net sales) and $10.7 million (3% of our net sales) in pro forma fiscal 2004, 2003 and 2002, respectively, on research and development.

We have four research and development centers. Our battery separator product research is performed at technical centers at our plants in Owensboro, Kentucky; Norderstedt, Germany; and Charlotte, North Carolina. Our healthcare technical center is located in Obernberg, Germany and will be relocated to Wuppertal, Germany over the course of 2005.

All of the products that we develop are subject to multiple levels of extensive and rigorous testing. The qualification of separators for use in industrial and automotive applications, for instance, may require one or more years of testing by our staff and battery manufacturers.

End-market overview

The global market for separation and filtration membranes is large and extremely fragmented, with most suppliers producing products for separate and distinct niches. The membranes we manufacture provide these specialized functions for our customers, who use our membranes as a critical component within their own products.

Industry analysts estimate that the annual global market for lead-acid batteries is approximately $30 billion, or 770 million units, of which approximately $25 billion, or 600 million units, are lead-acid batteries for SLI applications for motor vehicles. Although separators are a critical component within lead- acid batteries, they constitute a small portion of the overall cost. Accordingly, the size of the separator market is much smaller than the overall lead-acid battery market. We estimate that automobile lead-acid batteries are approximately 80% of our lead-acid battery separator revenue. The SLI lead-acid battery market is characterized by stable demand because of the relatively short replacement cycle for batteries in automobiles. For example, industry analysts estimate that the average battery is replaced every three to four years. As a result of this short replacement cycle and due to the large number of motor vehicles worldwide, we estimate that approximately 80% of automotive and other SLI lead-acid batteries are for the replacement market. The primary demand driver of the replacement market is the size of the worldwide fleet of motor vehicles, which, according to Ward's Motor Vehicles Facts and Figures, has been growing approximately 3% per year. Secondary drivers of the replacement market include weather patterns (hot summers and cold winters tend to shorten battery life), the longer average life of vehicles and the larger average size of engines. We believe that the market for our major product, polyethylene separators, has historically grown at a faster pace than the underlying lead-acid battery market because polyethylene separators have been taking market share from alternative materials such as PVC, cellulose and rubber. Major lead-acid battery manufacturers include Exide Technologies, Johnson Controls Inc., Delphi Energy & Engine Management Systems, East Penn Manufacturing Co., Inc. and Fiamm Group.

According to industry analysts, the market for rechargeable lithium batteries used in electronic devices is over $3 billion, and the market for disposable lithium batteries is approximately $700 million. As with lead-acid batteries, the size of the market for separators is considerably smaller than the overall market for lithium batteries because separators constitute only a small portion of overall cost. Approximately 80% of our unit volume of lithium battery separators is comprised of separators for rechargeable lithium batteries (Li2), while approximately 20% is comprised of separators for disposable lithium batteries (Li1). According to industry analysts, sales in the rechargeable lithium battery market grew at a compound annual growth rate of approximately 22% from 1996 to 2001 and are expected to grow at a compound annual growth rate of approximately 16% through 2011. Growth in the rechargeable lithium battery business has historically been driven by growth in the underlying markets for portable electronic products (primarily mobile telephones and laptop computers) and the displacement of nickel-based battery technologies. The continuing market growth is being driven by the increasing mobility of consumers demanding portable electronic devices, the increasing number of consumers purchasing back-up batteries, and the increasing functionality and complexity of these devices requiring more battery power and more batteries per electronic device. Lithium-based batteries exhibit superior energy density and weight characteristics relative to other battery technologies such as nickel-based materials and have become the standard in the majority of consumer end-markets. For example, we believe that over 90% of new mobile telephones and laptop computers contain rechargeable lithium batteries. Major lithium battery manufacturers include Sanyo Electric Company Limited, Matsushita Battery Industrial Company Limited (Panasonic brand), Sony Corporation, Samsung Electronics Co. Ltd., Duracell International Incorporated, BYD Company Limited, Tianjin Lishen Battery Joint-Stock Co., Ltd., LG Electronics, Inc. and Saft SA.

Demand for dialyzers is driven by the aging population in developed countries, increased ESRD incidence, longer life-expectancy of treated ESRD patients, improving access to treatment in developing countries and the trend in the United States toward single-use rather than multiple-use dialyzers. According to the European Renal Association European Dialysis and Transplant Association, the number of worldwide ESRD patients has been growing 7% per year over the last twenty years to reach approximately 1.3 million ESRD patients globally in 2003. ESRD patients generally receive three kidney dialysis treatments per week, resulting in stable and recurring demand for dialyzers and our membranes.

Sales and marketing

We sell our products and services to customers in both the domestic and international marketplace. We sell primarily to manufacturers and converters that incorporate our products into their finished goods.

We employ a direct worldwide sales force and utilize approximately 50 experienced people who manage major customer relationships. Many of our sales representatives are engineers or similarly trained technical personnel who have advanced knowledge of our products and the applications for which they are used. Our sales representatives are active in new product development efforts and are strategically located in the major geographic regions in which our products are sold. In certain geographic areas, we use distributors or other agents.

We typically seek to enter into long-term supply contracts with our major customers. These contracts typically describe the volume and selling price and can last up to 10 years. In addition, these contracts reflect our close collaborative relationship with our customers, which is driven by our customers' need to develop new separators and membranes directly with us.

In pro forma fiscal 2004, net sales to our top five customers represented approximately 35% of our total net sales. Exide Technologies represented approximately 14% of our sales in pro forma fiscal 2004.

Manufacturing and operations

General

We have manufacturing facilities in the major geographic markets of North America, Europe and Asia. We manufacture our lead-acid separators at our facilities in Owensboro, Kentucky; Corydon, Indiana; Selestat, France; Norderstedt, Germany; Potenza, Italy; Prachinburi, Thailand; and Feistritz, Austria. We manufacture our lithium battery separators and industrial and specialty separation and filtration media products at our facilities in Charlotte, North Carolina. We have finishing operations at our facility in Shanghai, China. We manufacture healthcare membranes at our facilities in Wuppertal, Germany and Charlotte, North Carolina.

In pro forma fiscal 2004, fiscal 2003 and fiscal 2002, we generated revenues from customers outside the United States of approximately 77%, 72% and 68%, respectively. We typically sell our products in the currency of the country in which the products are manufactured rather than the local currency of our customers.

Our manufacturing facilities in North America accounted for 41% of total sales for pro forma fiscal 2004, with facilities in Europe accounting for 55% and facilities in Asia accounting for 4%. Our foreign operations are, and any future foreign operations will be, subject to certain risks that could materially affect our sales, profits, cash flows and financial position. These risks include fluctuations in foreign currency exchange rates, inflation, economic or political instability, shipping delays, changes in applicable laws and regulatory policies and various trade restrictions, all of which could have a significant impact on our ability to deliver products on a competitive and timely basis. The future imposition of, or significant increases in the level of, customs duties, import quotas or other trade restrictions could also have a material adverse effect on our business, financial condition and results of operations.

We recently completed a significant multi-year expansion program through construction of a new plant in Prachinburi, Thailand, the opening of a new facility in Shanghai, China and expansions of our Charlotte, North Carolina and Wuppertal, Germany plants. These expansions increased our production capacity for our lead-acid battery separators, lithium battery separators and hemodialysis membranes, respectively. Our facilities have plant-wide, real-time control and monitoring systems to ensure all products meet customer specifications.

Manufacturing processes

All of our manufacturing processes involve an extrusion process. To produce Liqui-Cel® membrane contactors, hollow fibers are glued into a cartridge form by extruding either a polyolefin resin or an epoxy adhesive before final assembly into a finished module. To produce our flat sheet and hollow fiber membranes, we use one of three basic membrane processes that begin with an extrusion step. These include phase separation (thermally-induced, solvent-induced, or reaction-induced), "dry stretch" ("Celgard" process), and composite extrusion/ extraction ("Daramic" process) processes. Each process, and its resulting product properties, is well suited to the various membrane requirements for our target markets.

Battery separators.    We manufacture Daramic®, our principal lead-acid battery separator used in industrial and automotive applications, using a composite extrusion/extraction process. The process stages are fully automated, although the process requires some handling as material is transferred from stage to stage. Initially, an ultra-high molecular weight polyethylene is mixed with porous silica and oil, which are heated and extruded into a film. The film is passed through an extraction bath to remove the excess oil from the silica pores to create the proper microporosity and film stiffness prior to drying. We manufacture our Armorib® automotive battery separator using a paper customized to our specifications. We manufacture our DARAK® industrial separator using a patented manufacturing process that begins by saturating a polyester fleece with a modified phenolic resin, which is then cross-linked, washed, dried, cured and cut into single pieces in a continuous one-step process. The reaction step produces the final microporous structure.

Similar to our Daramic® product, we begin the manufacture of lithium battery separators with an extrusion step. However, no solvent or other additives are used in conjunction with the polymer at extrusion (hence the "dry" stretch process description). The same "Celgard" process is used for producing CELGARD® flat sheet monolayer and proprietary trilayer separators. After extrusion, we use a lamination step for the trilayer product, followed by annealing and stretching to produce a microporous film. Some special coated and non-woven laminate products are also manufactured for specialty battery and other applications.

Hemodialysis, blood oxygenation, and plasmapheresis membranes.    Hollow fiber membranes produced for hemodialysis, blood oxygenation and plasmapheresis are mainly produced using phase separation processes. For these phase separation processes, the polymer spinning solution is prepared by dissolving the polymer in a solvent prior to extrusion. A porous membrane is formed by separating the solvent and polymer phases using temperature (thermally-induced), or a "non-solvent" (solvent-induced), then the solvent phase is extracted and the porous polymer membrane is dried. For the blood oxygenation market, hollow fiber and flat sheet membranes are also produced using our "dry stretch" ("Celgard") process. We rely on the molecular behavior of semi-crystalline polymers (polyolefins) to create the microporous structure. By controlling the extrusion process under which the film or fiber is formed, we create a crystalline structure that allows the formation of microvoids in a subsequent stretching step. Although we use different equipment for the flat sheet and fiber products, the operating conditions of temperature, stress, and line speed are similar for both. After extrusion, our products can be stored or immediately processed on annealing and stretching lines that create the final porous form.

Competition

Our markets are highly competitive. Our primary competitors in the market for separators used in industrial and automotive batteries are Entek International LLC ("Entek") in North America and Europe and Nippon Muki Co., Ltd. in Japan. In addition, we have a number of smaller competitors in South Korea, Indonesia and China. In the market for separators used in lithium batteries, we compete with Asahi Kasei Corporation, Tonen Corporation (a subsidiary of ExxonMobil), Ube Industries Limited, and Entek. In addition, we have a number of smaller competitors elsewhere in Asia. In the healthcare area, we compete with Fresenius Medical Care, Gambro, Asahi Medical Corporation, Terumo Medical Corporation and Toyobo Co. Ltd. among others. Product innovation and performance, quality, service, utility and cost are the primary competitive factors, with technical support being highly valued by the largest customers.

We believe that we are well positioned in our end-markets for the following reasons:

•
We have developed significant proprietary manufacturing know-how by producing specialized products over many years that, in certain cases, we believe cannot be reproduced in the market and, in other cases, would be prohibitively expensive for a competitor to replicate.

•
Most of our products require years of development and extensive testing and, in the case of our healthcare products, regulatory approval prior to the marketing of our customers' products.

•
We have continually improved manufacturing efficiency and expanded capacity through equipment modifications, process improvement and capital expenditures, particularly over the past three years.

•
We believe we are number one or number two in global market share in most of our product lines as a result of the superior performance characteristics of our products, our well-known brands within the industries we serve and our ability to develop and manufacture new generations of value-added products at competitive costs.

•
Our research and development team works closely with our customers, and we often partner with our customers on product development and end-use testing. As a result, many of our products have been customized to our customers' manufacturing and end-use specifications. In addition, we are often selected as a customer's exclusive supplier for our microporous membrane products.

•
We produce a variety of separation and filtration products addressing niche end-markets, some of which provide us with a stable and recurring revenue base, while other end-markets provide us with strong growth potential.

•
We are committed to innovation. We have introduced many of the major innovations in the market for separators for use in batteries, including the first polyethylene separator for lead-acid batteries and the first multilayer separator for lithium batteries. In addition, we have introduced major innovations within the healthcare market including the first membrane-based technology used for hemodialysis.

•
We manufacture, market and service our products in 11 facilities throughout North America, Europe and Asia. By strategically positioning our manufacturing, sales and marketing and technical service personnel near our customers, we can respond to their needs more effectively and provide a higher level of service.

•
We believe we have state-of-the-art manufacturing facilities and capabilities.

Raw materials

We employ a global purchasing strategy to achieve pricing leverage on our purchases of major raw materials. The polyethylene and polypropylene resins we use are very specialized petroleum-based products that are less affected by commodity pricing cycles than other petroleum-based products. In the event of future price increases for these major raw materials, we believe that we will be able to pass these increases to our customers. Some current supply contracts with our major customers allow us to pass these costs to our customers.

The primary raw materials we use to manufacture most of our products are polyethylene and polypropylene resins, silica, paper, and oil. Our major supplier of polyethylene resins is Ticona LLC and our major suppliers of polypropylene resins are Exxon Chemical Company (a subsidiary of ExxonMobil) and Fina (a subsidiary of Total). Our major suppliers of silica are PPG Industries, Inc., Degussa A.G. and Acordis, while our major supplier of oil is Shell Chemical LP (a subsidiary of Royal Dutch/Shell).

We believe that the loss of any one or more of our suppliers would not have a long-term material adverse effect on us because other manufacturers with whom we conduct business or have conducted business in the past would be able to fulfill our requirements. However, the loss of one of our key suppliers could, in the short term, adversely affect our business until we secure alternative supply arrangements. In addition, we cannot assure you that any new supply arrangements we enter will have terms as favorable as those contained in current supply arrangements. We have never experienced any significant disruptions in supply as a result of shortages in raw materials.

Management information systems

We use a combination of flexible systems to meet the ever-changing needs of our operations and customers. In our Selestat, Prachinburi, Norderstedt, Owensboro and Corydon plants, we use an integrated application that includes an Oracle-based financial system and a proprietary information system custom designed for our manufacturing, inventory purchasing and quality operations. The same solution suite is being implemented in our Potenza plant. In the Charlotte, North Carolina facility, we use the MAPICS SyteLine ERP system. In Wuppertal and Obernberg, Germany, we employ the SAP R/3 ERP System.

These systems are bridged together for financial consolidation through the GEAC, Comshare Management Planning and Control application. The vast majority of all other applications are built on current Microsoft technology.

Employees

At January 1, 2005, the Company had approximately 2,000 employees worldwide. We offer our full-time employees a complete package of benefits that varies by country and end-market focus and may include health and life insurance, medical and dental benefits and retirement plans. We believe that our compensation and benefits are competitive by industry standards.

Hourly employees at eight of our 11 facilities are unionized and account for approximately 66% of our total employees. These facilities were unionized prior to our ownership; no facility has been unionized under our ownership. We have historically had good relationships with our unions, with no occurrences of any work stoppages. The following summarizes those employees represented by unions as of January 1, 2005:

Location	Number of unionized employees	% of total	Date of contract renegotiation

Corydon	88	79	January 2007
Feistritz (Jüngfer)	48	80	Annual
Obernberg	43	75	Annual
Owensboro	154	71	April 2008
Potenza	141	100	Annual
Sélestat	138	79	Annual
Wuppertal	643	92	Annual
Norderstedt	47	57	Annual

Total	1,302

Environmental matters

We are subject to a broad range of federal, state, local and foreign environmental laws and regulations which govern, among other things, air emissions, wastewater discharges and the handling, storage disposal and release of wastes and hazardous substances. It is our policy to comply with applicable environmental requirements at all of our facilities. We are also subject to laws, such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), that may impose liability retroactively and without fault for releases or threatened releases of hazardous substances at on-site or off-site locations. From time to time, we have identified environmental compliance issues at our facilities. For more information, see "Item 3. Legal Proceedings" below.

We are not aware of any material off-site releases for which we may be liable under CERCLA or any other environmental or health and safety law. We already have conducted some cleanup of the on-site releases at some facilities and we will be conducting additional cleanups of on-site contamination at other facilities under regulatory supervision or voluntarily. Costs for such work and related measures (such as eliminating sources of contamination) could be substantial, particularly at our Wuppertal, Germany and Potenza, Italy facilities. We have established reserves for environmental liabilities of approximately $29.3 million as of April 2, 2005. However, we do not anticipate that the cleanups will disrupt operations at our facilities or have a material adverse effect on our business, financial condition or results of operations. In addition, we have asserted claims under an indemnity from Akzo Nobel ("Akzo"), the prior owners of Membrana GmbH, that will provide indemnification of up to €15.0 million ($19.6 million at April 2, 2005), representing a substantial percentage of anticipated environmental costs at Wuppertal. To date we have not had any significant disagreement with Akzo over its environmental indemnity obligations to us.

Intellectual property rights

We consider our patents, patent licenses and trademarks, in the aggregate, to be important to our business and seek to protect this proprietary know-how in part through United States and foreign patent and trademark registrations. Certain of our patents are also important individually. In addition, we maintain certain trade secrets for which, in order to maintain the confidentiality of such trade secrets, we have not sought patent protection.

Legal Proceedings

We are currently a party to various claims and legal actions that arise in the ordinary course of business. We believe such claims and legal actions, individually and in the aggregate, will not have a material adverse effect on our business, financial condition or results of operations.

On April 5, 2005, the Company received a Finding of Violation ("FOV") dated March 28, 2005 from the EPA alleging a noncompliance with the Title V Air Operating Permit at its Corydon, Indiana facility relating to the control of fugitive emissions at the facility. When the Company met with the EPA, the Agency indicated their intent to request additional information. The Company is currently developing information responsive to that request. During the three months ended April 2, 2005, the Company recorded its best estimate of potential penalties as an adjustment to the preliminary allocation of purchase price for the Transactions. Although the EPA has the authority and discretion to issue substantial fines that could be material, based upon management's analysis of the facts and circumstances, in consideration of prior cases and the EPA's published civil penalty policies, and supported by discussions with third-party advisors, we do not believe that the maximum penalty will be assessed and we believe that penalties, if any, resulting from this matter will not have a material adverse effect on the business, financial condition or results of operations of the Company.

The Kentucky Natural Resources and Environmental Protection Cabinet recently concluded an enforcement action against us filed on March 19, 2004 concerning our Owensboro, Kentucky facility relating to certain air emissions requirements. Pursuant to this action, we entered into an agreed order with the Cabinet obliging us to undertake certain remedial measures. We believe we have substantially complied with our obligations under the agreed order. If there are any outstanding violations of environmental requirements at Owensboro or any other of our facilities, we do not believe that such violations would disrupt operations at our facilities or would have a material adverse effect on our business, financial condition or results of operations.

Properties

Our manufacturing facilities are strategically located to serve our customers globally:

Location (1)	Floor Area (sq. ft.)	Business Segment	Certification

Owensboro, Kentucky	213,000	Energy Storage	ISO 14001, ISO 9001, QS 9000
Corydon, Indiana (2)	161,095	Energy Storage	ISO 14001, ISO 9001, QS 9000
Selestat, France	110,000	Energy Storage	ISO 14001, ISO 9001, QS 9000
Norderstedt, Germany	124,000	Energy Storage	ISO 14001, ISO 9001, QS 9000
Potenza, Italy	143,000	Energy Storage	ISO 14001, ISO 9001, QS 9000
Prachinburi, Thailand	42,000	Energy Storage	ISO 14001, ISO 9001, QS 9000
Feistritz, Austria (3)	93,000	Energy Storage	ISO 14001, ISO 9001
Charlotte, North Carolina	141,650	Energy Storage and Separations Media	ISO 9001
Shanghai, China (3)	13,700	Energy Storage and Separations Media	—
Wuppertal, Germany	1,592,480	Separations Media	ISO 14001, ISO 9001
Obernberg, Germany (3)	23,064	Separations Media	ISO 9001

(1)
Excludes leased sales offices in Shanghai, China; Tokyo, Japan; Victoria, Australia; and Sao Paulo, Brazil.

(2)
Polypore, Inc. owns the land and building and subleases the manufacturing equipment at this facility.

(3)   Polypore, Inc. owns the equipment and leases the facility.

Between the existing capacity at the facilities listed in the table above, planned productivity gains and planned capital expenditure, we believe we will have sufficient capacity available to meet our needs for fiscal 2005.

Management

Executive officers and directors

The following table sets forth certain information concerning our executive officers and directors:

Name	Age	Position

Frank Nasisi	65	President, Chief Executive Officer and Director
Lynn Amos	39	Chief Financial Officer, Treasurer and Secretary
Stefan Geyler	48	General Manager, Membrana GmbH
Pierre Hauswald	51	Vice President and General Manager, Daramic, LLC
Brad Reed	46	Vice President & General Manager, Celgard LLC
David A. Barr	40	Director
Michael Graff	52	Chairman of the Board of Directors
Kevin Kruse	35	Director

Frank Nasisi became our President, Chief Executive Officer and director effective upon the closing of the Transactions. From 1999 to the closing of the Transactions, Mr. Nasisi served as our Chief Operating Officer. From 1994 to 1999, Mr. Nasisi served as Vice President and General Manager. Prior to the acquisition of the Daramic® business in 1994, Mr. Nasisi held various positions with our predecessor subsidiary company including Worldwide Manufacturing Director. Mr. Nasisi has worked for us and our predecessor subsidiary company for the past 15 years. Mr. Nasisi served on the board of directors of Battery Council International, the worldwide trade group for battery suppliers. Mr. Nasisi holds a Degree in Mechanical and Civil Engineering from the Universita Messina (Messina, Italy).

Lynn Amos has served as our Chief Financial Officer since February 2002. Prior to his current role, Mr. Amos served as Director of Corporate Development and Corporate Controller at The InterTech Group since joining us in 1998. In these roles, Mr. Amos was directly involved in our financial and acquisition activities. Prior to joining The InterTech Group, Mr. Amos worked in a variety of financial roles at Umbro International, Reeves Industries, Inc. and Price Waterhouse. Mr. Amos holds a B.S. Degree from Western Carolina University and is a Certified Public Accountant.

Stefan Geyler has served as General Manager of Membrana GmbH since September 2002. Mr. Geyler has held various roles since joining Membrana GmbH in 1990, which include Area Sales Manager, Sales and Marketing Manager, Head of Sub-Business Unit Dialysis, and Vice President of Operations. Mr. Geyler graduated from the University of Mainz (Mainz, Germany).

Brad Reed has served as Vice President/General Manager of Celgard LLC since March 2000 where he has global business responsibility for Celgard LLC Prior to March 2000, he held several management positions of increasing responsibility in the Liqui-Cel® Membrane Contactor and CELGARD® Hollow Fiber product line areas. Mr. Reed has worked in the business currently known as Celgard LLC since 1988 after working for both Dow Chemical and Lithium Corporation. Mr. Reed holds a B.S. Degree in Chemical Engineering from Clemson University.

Pierre Hauswald has served as Vice President and General Manager of Daramic, LLC since June 2004. Since joining Daramic, LLC in 1981, he has held several management positions of increasing responsibility, which included Quality Control Manager, Site Manager, Worldwide Manufacturing Manager and Vice President of Manufacturing and Engineering. Mr. Hauswald graduated from the Institut National des Sciences Appliques in Lyon as a Diplomed Engineer in Chemistry and Macro-molecules.

David A. Barr became a director in connection with the closing of the Transactions. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001. Prior to joining Warburg Pincus LLC, Mr. Barr was a managing director at Butler Capital where he focused on industrial leveraged buyout transactions for more than ten years. Mr. Barr is a director of TransDigm Holding Company, TransDigm Inc. and Eagle Family Foods, Inc. and Wellman, Inc. He holds a B.A. Degree in Economics from Wesleyan University and an MBA from Harvard Business School.

Michael Graff became Chairman of our board of directors in connection with the closing of the Transactions. Mr. Graff has served as a managing director of Warburg Pincus LLC since October 2003 and has served as an advisor to Warburg Pincus LLC since July 2002. Prior to working with Warburg Pincus LLC, Mr. Graff spent six years with Bombardier, first as President of Business Aircraft and later as President and Chief Operating Officer of Bombardier Aerospace Group. Prior to joining Bombardier, Mr. Graff spent 15 years with McKinsey & Company, Inc., a management consulting firm, as a partner in the New York, London, and Pittsburgh offices. Mr. Graff is a director of TransDigm Holding Company and TransDigm Inc. Mr. Graff received an A.B. Degree in economics from Harvard College and an M.S. in Management from M.I.T.

Kevin Kruse became a director in connection with the closing of the Transactions. Mr. Kruse has been a Vice President of Warburg Pincus LLC since January 2003 and has been employed by Warburg Pincus LLC since February 2002. Prior to joining Warburg Pincus LLC, Mr. Kruse was employed by AEA Investors Inc. where he focused on private equity opportunities in industrial and consumer products companies. Before that, he was employed by Bain & Co., a management consulting firm. Mr. Kruse is a director of Knoll, Inc., TransDigm Holding Company and TransDigm Inc. Mr. Kruse received an A.B. Degree in Government from Dartmouth College.

Term of executive officers and directors

Directors are elected at each annual meeting of our stockholders. Executive officers are appointed by the board of directors and serve at the discretion of the board of directors.

Code of Ethics

We are currently developing a code of ethics that is expected to be finalized and adopted by our Board of Directors during 2005.

Board composition

According to a stockholders' agreement among Polypore International, Inc. and its stockholders (see "Certain relationships"), Warburg Pincus has the right to have certain individuals designated by it on our board of directors until Polypore International completes its initial public offering. Currently, Warburg Pincus has designated David Barr, Michael Graff and Kevin Kruse. See "Certain relationships" for more information about this stockholders' agreement. Mr. Barr and Mr. Graff are currently managing directors of Warburg Pincus LLC and Mr. Barr is a partner of Warburg Pincus & Co., which is an affiliate of Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P., the principal stockholders of Polypore International. Mr. Kruse is currently a Vice President of Warburg Pincus LLC.

Director compensation

We will pay our outside directors, if any (which do not include Messrs. Nasisi, Barr, Graff or Kruse) a one time retainer fee of $25,000, plus $2,500 for each board meeting they attend. In addition, we will pay each of our outside directors $5,000 per year for each committee of our board of directors for which they act as chairperson. Other than outside directors, we do not compensate our directors for serving on our board of directors or any of its committees. We do, however, reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Board committees

Our board of directors has an audit committee and a compensation committee.

Audit committee

The audit committee of our board of directors will appoint, determine the compensation for and supervise our independent registered public accountants, review our internal accounting procedures, systems of internal controls and financial statements, review and approve the services provided by our internal and independent registered public accountants, including the results and scope of their audit, and resolve disagreements between management and our independent registered public accountants. Currently, the audit committee consists of Messrs. Graff and Barr.

Compensation committee

The compensation committee of our board of directors will review and recommend to the board of directors the compensation and benefits of all of our executive officers, administer our equity incentive plans and establish and review general policies relating to compensation and benefits of our employees. Currently, the compensation committee consists of Messrs. Graff and Barr.

Compensation committee interlocks and insider participation

None of our executive officers serve as members of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee.

Executive compensation

The following table sets forth the aggregate compensation paid or accrued by us for services rendered during fiscal 2004, fiscal 2003 and fiscal 2002 to our Chief Executive Officer and each of our executive officers, who we refer to collectively as the "named executive officers".

Summary compensation table

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)		All Other Compensation(2)

Frank Nasisi President and Chief Executive Officer	2004 2003 2002	$404,600 356,743 255,827	$609,000 515,000 268,500		$5,875 8,225 4,875	$481,375 16,000 15,756
Lynn Amos Chief Financial Officer, Treasurer and Secretary	2004 2003 2002	$198,015 127,253 124,233	$600,000 415,000 130,000	$	— 24,787 4,291	$478,822 9,964 7,060
Stefan Geyler Vice President & General Manager, Membrana GmbH	2004 2003 2002	$179,835 156,506 106,494	$197,862 170,833 77,758		$15,413 13,883 11,621	$235,000 — —
Brad Reed Vice President & General Manager, Celgard LLC	2004 2003 2002	$198,477 191,169 173,077	$310,000 255,000 135,000		$4,645 5,654 5,636	$250,471 14,659 13,368
Pierre Hauswald Vice President & General Manager, Daramic, LLC	2004 2003 2002	$175,967 145,146 115,716	$172,358 103,220 105,048	$	— — —	$4,056 3,590 —

(1)
Amounts in this column represent relocation expenses or personal mileage amounts related to company-owned vehicles.

(2)
Consists of employer 401(k) contributions or similar items for executives based outside the United States. In addition to bonuses paid pursuant to the Company's executive bonus plan, Mr. Nasisi, Mr. Amos, Mr. Geyler and Mr. Reed each received a one-time bonus in connection with the closing of the Transactions in the amounts of $465,000, $465,000, $235,000 and $235,000, respectively.

Option Grants in 2004

The following table sets forth information regarding all options to acquire shares of our common stock, granted to the named executive officers of the Company during 2004.

	Options Grants in Last Fiscal Year
	Individual Grants(1)
	Number of Securities Underlying Option Granted	Percent Of Total Options Granted To Employees In Fiscal Year	Exercise Or Base Price($/Sh)	Expiration Date	Grant Date Present Value($)(2)

Frank Nasisi	807	18.0	$1,000	5/13/2014	$214,720
Lynn Amos	484	10.8	$1,000	5/13/2014	$128,779
Stefan Geyler	449	10.1	$1,000	5/13/2014	$119,466
Brad Reed	449	10.1	$1,000	5/13/2014	$119,466
Pierre Hauswald	449	10.1	$1,000	5/13/2014	$119,426

(1)
Stock options are issued at an exercise price not less than the fair market value of the underlying stock on the grant date. The options expire in ten years from the grant date and vest and become fully exercisable after five years based on satisfaction of certain performance criteria, or upon change in control as defined.

(2)
The fair value of the stock options was determined by the Black-Scholes option pricing model with a weighed-average expected life of five years, risk-free interest rate of 3.96% and expected volatility of 20%.

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year-End Option Values

The following table sets forth information concerning outstanding options to purchase our common stock held by the named executive officers of the Company at January 1, 2005.

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number Of Securities Underlying Unexercised Options At Fiscal Year-End(#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options At Fiscal Year-End($) Exercisable/ Unexercisable

Frank Nasisi	—	—	—/807	—/$—
Lynn Amos	—	—	—/484	—/$—
Stefan Geyler	—	—	—/449	—/$—
Brad Reed	—	—	—/449	—/$—
Pierre Hauswald	—	—	—/449	—/$—

Geyler Pension Plan

The table below sets forth the estimated pension benefit payable under a retirement plan relating to Stefan Geyler, the General Manager of our subsidiary, Membrana GmbH, assuming normal retirement at age 65. The table illustrates pension benefits payable under the plan determined on a straight life annuity basis. There is no offset in these pension benefits for United States Social Security benefits.

	Years of Service
Annual Salary	15	20	25	30	35

$125,000	14,366	19,155	23,944	28,732	33,521
150,000	18,550	24,733	30,916	37,100	43,283
175,000	22,733	30,311	37,889	45,467	53,045
200,000	26,917	35,889	44,862	53,834	62,806
225,000	31,101	41,468	51,835	62,201	72,568
250,000	35,284	47,046	58,807	70,569	82,330
300,000	43,652	58,202	72,753	87,303	101,854
400,000	60,386	80,515	100,644	120,772	140,901
450,000	68,753	91,671	114,589	137,507	160,425
500,000	77,121	102,828	128,534	154,241	179,948

Calculations are based on information contained in the Summary Compensation Table. Mr. Geyler has served our subsidiary, Membrana GmbH since 1990.

Severance agreements

Each of the named executive officers have severance agreements with us providing for a lump sum payment equal to the employee's average bonus for the prior two years, plus 12 monthly payments of base salary. These severance payments are triggered by a termination of the employees' employment without cause (as defined in the agreements) following a change in control of Polypore. Consummation of the Transactions constituted a change in control for this purpose. The estimated payments required, in the event that the severance payments for each of these employees is triggered, is approximately $2.8 million.

Management investment

In connection with consummation of the Transactions, Frank Nasisi (our President and Chief Executive Officer), Lynn Amos (our Chief Financial Officer), Stefan Geyler (the General Manager of our subsidiary, Membrana GmbH) and Brad Reed (the Vice President & General Manager of our subsidiary, Celgard, LLC) each purchased Class A common units of PP Holding, LLC, representing an aggregate investment of $385,000, or 0.3% of the membership interests of PP Holding, LLC outstanding immediately following the closing of the Transactions. The proceeds were used by PP Holding, LLC to purchase shares of Polypore International common stock. On June 4, 2004, Messrs. Nasisi, Amos and Reed purchased an additional 400 Class A units, bringing the aggregate investment of our named executive officers in PP Holding, LLC to 0.6% of its outstanding membership interests.

Indemnification agreements

We entered into director and officer indemnification agreements with certain of our directors and officers. The indemnification agreements provide that we will indemnify, defend and hold harmless the indemnitees, to the fullest extent permitted or required by the laws of the State of Delaware, against any and all claims based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer, employee or agent of ours or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which the indemnitee is or was serving at our request (ii) any actual, alleged or suspected act or failure to act by the indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of ours or any other entity or enterprise referred to in clause (i) above, or (iii) the indemnitee's status as a current or former director, officer, employee or agent of ours or as a current or former director, officer, employee, member, manager, trustee or agent of ours or any other entity or enterprise referred to in clause (i) above or any actual, alleged or suspected act or failure to act by the indemnitee in connection with any obligation or restriction imposed upon the indemnitee by reason of such status. The indemnification agreements provide that the indemnitee shall have the right to advancement by us prior to the final disposition of any indemnifiable claim of any and all actual and reasonable expenses relating to, arising out of or resulting from any indemnifiable claim paid or incurred by the indemnitee. For the duration of an indemnitee's service as a director and/or officer of ours and for a reasonable period of time thereafter, which such period may be determined by us in our sole discretion, we are obligated to use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors' and officers' liability insurance providing coverage for directors and/or officers of ours that is substantially comparable in scope and amount to that provided by our current policies of directors' and officers' liability insurance.

Stock plans

2004 Stock Option Plan

In connection with the Transactions, Polypore International adopted the Polypore International, Inc. 2004 Stock Option Plan, which we refer to herein as the "2004 Plan." The 2004 Plan reserves 8,968 shares of Polypore International, Inc. common stock for issuance pursuant to stock options granted under the 2004 Plan. Stock options granted under the 2004 Plan are not intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. The total number of shares of common stock reserved for grants of options represents approximately 5% of Polypore International common stock on a fully-diluted basis. Stock options covering approximately 50% of shares reserved under the 2004 Plan have been granted as of the date hereof. All options granted under the 2004 Plan will vest based on satisfaction of certain performance criteria. In addition, all or a portion of the options was granted under the new stock option plan will vest upon a change in control of Polypore International if equity investors receive predetermined rates of return on their investment.

We have elected to follow the fair value method of accounting under FASB Statement No. 123, Accounting for Stock-Based Compensation. As a result, we will be expensing the fair value of the option grants over the expected life of the options.

Stock Incentive Plan

In July of 2004, Polypore International adopted the Polypore International, Inc. Stock Incentive Plan, which we refer to herein as the "Incentive Plan." The Incentive Plan reserves 6 million shares of Polypore International common stock for issuance pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards granted under the Incentive Plan. Stock options granted under the Incentive Plan are not intended to be "incentive stock options" within the meaning of Section 422 of the Code. The total number of shares of common stock reserved for grants of options represents approximately 10% of Polypore International's common stock on a fully-diluted basis. No awards have been granted under the Incentive Plan as of the date hereof. Awards granted under the Incentive Plan will be subject to vesting and other conditions as determined by the Polypore International compensation committee at the time of grant.

Employment agreements

Frank Nasisi

We have entered into a binding term sheet with Mr. Nasisi pursuant to which Mr. Nasisi will serve as our President and Chief Executive Officer. The term sheet contains the material terms of Mr. Nasisi's employment, and we are in the process of negotiating with Mr. Nasisi a formal employment agreement incorporating such terms. The term sheet provides, among other things, for:

•
an initial term of employment through the second anniversary of the closing of the Transactions subject to automatic renewal of one additional year unless either we or Mr. Nasisi elect not to renew the term;

•
a base salary of $435,000 per year;

•
eligibility to receive an annual bonus based upon the achievement of certain performance criteria;

•
participation in our employee benefit plans;

•
in the event of Mr. Nasisi's termination of employment by us without cause or by Mr. Nasisi with good reason, an entitlement to receive (i) his base salary for a period of 18 months following such termination, and (ii) payment of the cost of health continuation coverage for Mr. Nasisi and his dependents for such period; and

•
during the term of employment and for a period of 18 months following the termination of Mr. Nasisi's employment for any reason, unless otherwise approved by our Board, a prohibition from engaging in competition with us.

Principal stockholders

The table below sets forth information regarding beneficial ownership of our common stock as of April 14, 2005 for:

•
each stockholder who we know beneficially owns more than 5% of our outstanding shares of common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. Unless otherwise indicated, the principal address for each of the stockholders below is c/o Polypore International, Inc., 13800 Souths Lakes Drive, Charlotte, NC 28273.

Name of beneficial owner	Shares owned	Shares subject to options	Total shares beneficially owned	Percentage of common stock beneficially owned

Warburg Pincus Private Equity VIII, L.P. (1)	156,421	—	156,421	91.25%
Warburg Pincus International Partners, L.P. (2)	156,421	—	156,421	91.25%
PP Holding, LLC (3)	141,421	—	141,421	82.50%
Frank Nasisi (3)	—	—	—	*
Lynn Amos (3)	—	—	—	*
Stefan Geyler (3)	—	—	—	*
Brad Reed (3)	—	—	—	*
David A. Barr (4)	171,421	—	171,421	100.00%
Michael Graff	—	—	—	*
Kevin Kruse	—	—	—	*
All directors and executive officers as a group (seven) persons	171,421	—	171,421	100.00%

*
Less than one percent of the outstanding shares of common stock

(1)
Includes 15,000 shares owned directly and 141,421 shares beneficially owned through PP Holding, LLC. Warburg Pincus Private Equity VIII, L.P., including two related limited partnerships ("WP VIII"), is one of two managing members of PP Holding, LLC and may be deemed to own beneficially all of the shares owned by PP Holding, LLC. Warburg Pincus Partners LLC ("WPP LLC") is the sole general partner of WP VIII. WPP LLC is managed by Warburg Pincus & Co., a New York general partnership ("WP"). WP VIII is managed by Warburg Pincus LLC, a Delaware limited liability company ("WP LLC"). The address of the

  Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017. See Note 3 below.

(2)
Includes 15,000 shares owned directly and 141,421 shares beneficially owned through PP Holding, LLC. Warburg Pincus International Partners, L.P., including two related limited partnerships ("WPIP"), is one of the managing members of PP Holding, LLC and may be deemed to own beneficially all of the shares owned by PP Holding, LLC. WPP LLC is the sole general partner of each of these entities. WPIP is managed by WP LLC. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017. See Note 3 below.

(3)
WP VIII and WPIP each own 70,000 Class A units of PP Holding, LLC, representing an aggregate of approximately 99% of the outstanding membership interests of PP Holding, LLC. Frank Nasisi, Lynn Amos, Stefan Geyler and Brad Reed own, in the aggregate, 785 Class A units of PP Holding, LLC, representing an aggregate of approximately 0.6% of the outstanding membership interests of PP Holding, LLC.

(4)
Mr. Barr, a director of Polypore International, is a general partner of WP and a managing director and member of WP LLC. All shares indicated as owned by Mr. Barr are included because of his affiliation with the Warburg Pincus entities. Mr. Barr owns no shares individually and disclaims beneficial ownership of all shares owned by the Warburg Pincus entities. His address is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, NY 10017. See Notes 1 and 2 above.

Certain relationships

The Transactions

On January 30, 2004, Polypore, Inc. and its shareholders entered into a stock purchase agreement with our indirect wholly-owned subsidiary, PP Acquisition Corporation. On May 13, 2004, PP Acquisition purchased all of the outstanding shares of Polypore, Inc.'s capital stock. The aggregate purchase price, including acquisition related costs, was approximately $1,150.1 million in cash. In connection with the Transactions, PP Acquisition obtained a new senior secured credit facility with initial borrowings of approximately $414.9 million, issued senior subordinated notes with a face amount of $405.9 million and received equity contributions from its shareholders of $320.4 million. PP Acquisition used the net proceeds from the senior secured credit facility, the issuance of senior subordinated notes and equity contributions to pay the net purchase price to the existing shareholders, repay all outstanding indebtedness under Polypore, Inc.'s existing credit facility and pay transaction related fees and expenses. At the time of closing of the acquisition, PP Acquisition merged with and into Polypore, Inc., with Polypore, Inc. as the surviving corporation.

Tax sharing agreement

We, our subsidiaries and Polypore International, Inc. have entered into a tax sharing agreement. Under the terms of the tax sharing agreement, we and each of our subsidiaries are obligated to make payments to us equal to the amount of the federal and state income taxes that such subsidiaries and their subsidiaries would have owed if we did not file our federal and state income tax returns on a consolidated or combined basis.

Management investments

In connection with the Transactions, Frank Nasisi, Lynn Amos, Stefan Geyler and Brad Reed purchased an aggregate of 385 Class A common units of PP Holding, LLC, one of the stockholders of our indirect parent, Polypore International, Inc. for an aggregate purchase price of $385,000. Subsequent to the closing of the Transactions, Messrs. Nasisi, Amos and Reed acquired an additional 400 Class A common units for an aggregate purchase price of $400,000. The 785 Class A common units held by Messrs. Nasisi, Amos, Geyler, Reed and Hauswald represent approximately 1% of the outstanding membership interests of PP Holding, LLC.

Operating agreement

In connection with the Transactions, Frank Nasisi, Lynn Amos, Stefan Geyler, Brad Reed (which we collectively refer to as the "management members"), Warburg Pincus and PP Holding, LLC entered into an operating agreement which will govern PP Holding, LLC. The operating agreement provides that Warburg Pincus will be the managing members of PP Holding, LLC, which we refer to herein as the "managing members." Subject to certain customary exceptions, no management member may transfer any Class A common units or any interest therein unless the written consent of the managing members is obtained, and thereafter any proposed transfer by a management member will be subject to a right of first refusal running in favor of Warburg Pincus. The operating agreement provides that Warburg Pincus may transfer its Class A common units freely, provided that, in the event of certain types of transfers of Class A common units, the other members of PP Holding, LLC may participate in such transfers on a pro rata basis. The operating agreement further provides that, in the event of certain types of transfers by Warburg Pincus of our common stock directly owned by Warburg Pincus, PP Holding, LLC will have the right to, and the managing members will agree to cause PP Holding, LLC to, participate in such transfers on a pro rata basis and distribute the proceeds to the holders of Class A Common Units.

Pursuant to the terms of the operating agreement, without the consent of the management members, the managing members may authorize the issuance of additional units, including Class A common units. In the event the managing members authorize the issuance of additional Units, under certain circumstances, the managing members may permit the other members to participate in such proposed issuance. In the event Warburg Pincus desires to transfer its Class A common units to persons who are not affiliates of Warburg Pincus or PP Holding, LLC, the operating agreement permits Warburg Pincus to cause the other members of PP Holding, LLC to transfer their Class A common units for the same consideration proposed to be received by Warburg Pincus.

Stockholders' agreement

In connection with the Transactions, our stockholders, Warburg Pincus and PP Holding, LLC, entered into a stockholders' agreement which will govern the shares of our capital stock.

The stockholders' agreement provides that, subject to certain customary exceptions, in the event Polypore International, Inc. proposes to issue equity securities, Warburg Pincus and PP Holding, LLC are entitled to participate in such proposed issuance on a pro rata basis. Those participation rights, and certain other rights granted under the stockholders' agreement, will terminate automatically upon the closing of an initial public offering. The stockholders agreement further provides that until the initial public offering of Polypore International, Inc., Warburg Pincus will have the right to designate a majority of our board of directors.

Stockholders' registration rights agreement

In connection with the Transactions, our stockholders and certain management investors entered into a stockholders' registration rights agreement, which granted such stockholders certain customary registration rights, including demand, piggy-back and Form S-3 registration rights.

Transition services

In connection with the closing of the Transactions, we entered into a transition services agreement with The InterTech Group, one of our former stockholders, pursuant to which InterTech will provide us with office space and certain administrative services for a period of up to two years from the closing of the Transactions. We expect to terminate the agreement in April 2005. We made payments to InterTech under the agreement of approximately $477,000 during fiscal 2004. Prior to the closing of the Transactions, we leased the same office space and similar administrative services on a month to month basis, with no written agreement governing the relationship.

Description of other indebtedness

Summarized below are the principal terms of the agreements that govern our indebtedness. This summary is not a complete description of all the terms of such agreements.

Senior secured credit facilities

General

In connection with the Transactions, Polypore, Inc. entered into a new senior secured credit agreement with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of our senior secured credit facilities.

The senior secured credit facilities provide for senior secured financing, consisting of:

•
a $370.0 million term loan facility and a €36.0 million term loan facility with maturities of 7.5 years that were drawn in full in connection with the consummation of the Transactions; and

•
a $90.0 million revolving loan facility, including a letter of credit sub-facility of $50.0 million and a foreign currency sub-facility (available in euros) of $50.0 million, that will terminate in six years.

In addition, we have the right to request (but no lender is committed to provide) additional term loans under the facility, subject to the satisfaction of customary conditions, including our being in pro forma compliance with the financial covenants in the credit agreement after giving effect to any such incremental term loan borrowings.

All borrowings under the senior secured credit facilities are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Proceeds of the initial $370.0 million and €36.0 million in term loans were used to finance the Transactions. The proceeds of the revolving loan will be used to provide financing for working capital and general corporate purposes.

Interest and fees

The interest rates per annum applicable to loans, other than swingline loans, under our senior secured credit facilities are, at our option, equal to either an alternate base rate (in the case of loans denominated in dollars) or an adjusted LIBO rate for one, two, three, six or, under certain circumstances, twelve-month interest periods chosen by us, in each case, plus an applicable margin percentage.

The alternate base rate is the greater of (i) JPMorgan Chase Bank prime rate or (ii) 50 basis points over the weighted average or rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBO rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which our lenders are subject. The applicable margin percentage is a percentage per annum equal to 1.25% for alternate base rate loans or 2.25% for adjusted LIBO rate loans. Beginning after we deliver our financial statements for the third quarter of fiscal 2004 to the agent under the senior credit facilities, and so long as no default has occurred and is continuing, the applicable margin percentage under the revolving loan facility will be subject to adjustments based on performance goals.

On the last day of each calendar quarter we are required to pay each lender a commitment fee in respect of any unused commitments under the revolving loan facility.

Prepayments

Subject to exceptions, the senior secured credit facilities require mandatory prepayments of term loans based on certain percentage of excess cash flows and net cash proceeds from asset sales and recovery events or the issuance of certain debt securities.

Amortization of principal

The senior secured credit facilities require scheduled quarterly payments of principal on the term loans at the end of each of our fiscal quarters beginning on October 2, 2004 in aggregate annual amounts equal to 1% of the original aggregate principal amount of the term loans during, with the balance payable at final maturity. On March 1, 2005, Polypore, Inc. made an optional prepayment of $25.0 million on the term loans. In accordance with the credit agreement, the prepayment was applied first to the quarterly payments due for the next twelve months and second, pro rata against the remaining scheduled installments of principal. After giving effect to the prepayment, the term loans will require quarterly payments of principal at the end of each fiscal quarter beginning on April 1, 2006. All scheduled amortization payments will be ratably increased by the aggregate principal amount of incremental term loans, if any.

Collateral and guarantors

Indebtedness under the senior secured credit facilities is guaranteed by all of our current and future domestic subsidiaries (with certain agreed exceptions) and is secured by a first priority security interest in substantially all of the borrower's, and current and future domestic subsidiaries' existing and future property and assets (subject to exceptions to be agreed), including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property and other personal property, owned cash and cash proceeds of the foregoing and first priority pledge of the capital stock of Polypore, Inc. and the guarantor subsidiaries and 66% of the voting capital stock of our first tier foreign subsidiaries.

Restrictive covenants and other matters

The senior secured credit facilities include negative covenants restricting or limiting our and our subsidiaries' ability to, among other things:

•
incur, assume or permit to exist additional indebtedness or guarantees;

•
incur liens and engage in sale leaseback transactions;

•
make loans and investments;

•
declare dividends, make payments on or redeem or repurchase capital stock;

•
engage in mergers, acquisitions and other business combinations;

•
prepay, redeem or purchase certain indebtedness;

•
amend or otherwise alter terms of our material indebtedness and other material agreements;

•
sell assets;

•
transact with affiliates; and

•
alter the business that we conduct.

Such negative covenants are subject to certain exceptions.

In addition, the senior secured credit facilities require that we comply with the following financial covenants:

•
We are prohibited from making capital expenditures in any fiscal year in excess of the sum of $45.0 million plus half of the amount of any capital expenditures made by entities we acquire in acquisitions permitted under the senior secured credit facilities during the two fiscal years prior to the date of acquisition, with amounts unused in any year being carried over for use during the next two fiscal years.

•
We are required to maintain a ratio of Adjusted EBITDA to interest expense for any four consecutive fiscal quarters ending during any of the following periods or on any of the following dates of at least the following ratios:

Date or Period	Ratio

October 2, 2004 through July 1, 2006	2.25 to 1.00
September 30, 2006 through January 3, 2009	2.50 to 1.00
April 4, 2009 through January 2, 2010	2.75 to 1.00
April 3, 2010 and each fiscal quarter thereafter	3.00 to 1.00

•
We are required to maintain a ratio of total indebtedness to Adjusted EBITDA at the end of any quarter ending during any of the following periods or on any of the following dates of not more than the following ratios:

Date or Period	Ratio

October 2, 2004 through July 2, 2005	6.25 to 1.00
October 1, 2005	6.00 to 1.00
December 31, 2005 through July 1, 2006	5.75 to 1.00
September 30, 2006 through December 30, 2006	5.50 to 1.00
March 31, 2007 through June 30, 2007	5.25 to 1.00
September 29, 2007	5.00 to 1.00
December 29, 2007 through March 29, 2008	4.75 to 1.00
June 28, 2008 through September 27, 2008	4.50 to 1.00
January 3, 2009 through October 3, 2009	4.25 to 1.00
January 2, 2010 and each fiscal quarter thereafter	4.00 to 1.00

The senior secured credit facilities contain certain customary representations and warranties, affirmative covenants and event of default, including payment defaults, breach of representations and warranties, covenant defaults (including the financial covenants referred to above), cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facilities to be in full force and effect and change of control. If such an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including acceleration of amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Senior subordinated notes

In connection with the Transactions, Polypore, Inc. issued $405.7 million aggregate principal amount of senior subordinated notes consisting of $225.0 million senior subordinated dollar notes due 2012 bearing interest at 8.750% and of €150.0 million senior subordinated euro notes due 2012 bearing interest at 8.750%. The aggregate principal amount of the senior subordinated notes is based on a foreign exchange rate hedge at $1.2061 to the euro effected by PP Acquisition Corporation on May 6, 2004. The notes will mature on May 13, 2012. Interest is payable on the notes on May 15 and November 15 of each year, commencing on November 15, 2004.

The senior subordinated notes are redeemable at our option, in whole or in part, at any time on or after May 15, 2008, at redemption prices ranging from 104.375% to par, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to May 15, 2007, we may redeem up to 35% of the aggregate principal amount of the dollar notes at a redemption price of 108.75% of the principal amount of the dollar notes, and up to 35% of the aggregate principal amount of the euro notes at a redemption price of 108.75% of the principal amount of the euro notes, in each case, together with accrued and unpaid interest, if any, to the date of redemption, with the proceeds of one or more equity offerings of our common stock. Additionally, we may redeem some or all of the senior subordinated notes at any time prior to May 15, 2008 at a price equal to 100% of the principal amount of the notes plus a "make-whole" premium. If we experience a change of control, we may be required to offer to purchase the senior subordinated notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any.

The senior subordinated notes are guaranteed on a senior subordinated basis by most of Polypore, Inc.'s existing and future domestic subsidiaries, subject to certain exceptions. The guarantees are senior subordinated indebtedness of the guarantors and have the same ranking with respect to indebtedness of the guarantors as the notes have with respect to Polypore, Inc.'s indebtedness.

The senior subordinated notes:

•
are senior subordinated obligations of Polypore, Inc.;

•
rank equally in right of payment with all of Polypore, Inc.'s and the guarantors' existing and future senior subordinated indebtedness;

•
are junior to all of Polypore, Inc.'s and the guarantors' existing and future senior indebtedness, including indebtedness under Polypore, Inc.'s new senior secured credit facilities;

•
are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of Polypore, Inc.'s subsidiaries that does not guarantee the notes; and

•
are senior in right of payment to all of Polypore, Inc.'s and the guarantors' existing and future subordinated indebtedness.

The senior subordinated notes were issued under an indenture with The Bank of New York, as trustee. The indenture, among other things, limits Polypore, Inc.'s ability and the ability of its restricted subsidiaries to:

•
incur additional indebtedness and guarantees;

•
pay dividends and repurchase our capital stock;

•
make other restricted payments including investments and the purchase or redemption of subordinated obligations prior to maturity;

•
permit restriction on the ability of restricted subsidiaries to pay dividends on their capital stock, make loans or advances or to repay indebtedness, or transfer property to us or our other restricted subsidiaries;

•
create liens;

•
sell or otherwise dispose of assets, including capital stock of subsidiaries;

•
enter into transactions with its affiliates;

•
enter into mergers, consolidations or sales of substantially all our assets;

•
engage in other business activities; and

•
guarantee indebtedness.

These covenants are subject to a number of important exceptions and qualifications.

Foreign subsidiary indebtedness

As of April 2, 2005, our foreign subsidiaries had an aggregate of approximately $4.1 million of indebtedness outstanding under government grants, overdraft facilities and other lines of credit, with unused capacity of approximately $16.7 million. These grants, facilities and lines of credit are denominated in euros and bear interest at rates ranging from 0.5% to 4%. The outstanding balances and available capacities described above are based on the 1.3050 United States dollar/euro exchange rate in effect on April 2, 2005.

Description of exchange notes

The original notes were, and the exchange notes will be, issued under the Indenture (the "Indenture") among the Company and The Bank of New York, as trustee (the "Trustee"). The form and terms of the exchange notes are substantially identical to the form and terms of the original notes, except that the exchange notes:

•
will be registered under the Securities Act; and

•
will not bear any legends restricting transfer.

As used herein, references to the words "Exchange Notes" means new registered 10 1/2% senior discount notes due 2012. As used herein, references to the words "original notes" means all of our outstanding unregistered 10 1/2% senior discount notes due 2012. We refer to the Exchange Notes and the original notes collectively as the "Notes."

You will find the definitions of certain capitalized terms used in the following summary under the heading "Certain definitions." For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Polypore International and not to its Subsidiaries.

This description of the Notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of the Notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA").

Brief description of the notes

The Notes:

•
are general senior unsecured obligations of the Company;

•
are initially limited to an aggregate principal amount at maturity of $300.0 million, subject to our ability to issue Additional Notes;

•
will be offered at a discount to their aggregate principal amount at maturity;

•
mature on October 1, 2012;

•
rank senior in right of payment to all existing and future subordinated obligations of the Company;

•
are effectively subordinated to future secured debt of the Company to the extent of the value of the assets securing that debt;

•
are effectively subordinated to all existing and future Indebtedness and other liabilities of the Company's Subsidiaries;

•
are subject to registration right with the SEC pursuant to the Registration Rights Agreement; and

•
are expected to be eligible for trading in the PORTAL Market.

The Company will issue the Exchange Notes in fully registered form in denominations of $1,000 of principal amount at maturity and integral multiples of $1,000 of principal amount at maturity. The Trustee will initially act as paying agent and registrar. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the registrar. The Company may change any paying agent and registrar without notice to holders of the Exchange Notes, or the Holders. The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest also may be paid by mailing a check to a Holder's registered address.

Principal, maturity and interest

The Notes will be unsecured senior obligations of the Company and will mature on October 1, 2012. Until October 1, 2008, interest will accrue on the notes at the rate of 10.50% per annum in the form of an increase in the Accreted Value (representing amortization of original issue discount) between the date of original issuance and October 1, 2008, on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity on the notes on October 1, 2008 (the "Full Accretion Date"). Beginning on the Full Accretion Date, cash interest on the Notes will accrue at the rate of 10.50% per annum and will be payable semiannually on April 1 and October 1 of each year to holders of record at the close of business on the March 15 or September 15 immediately preceding such interest payment dates, commencing April 1, 2009. Subject to the Company's compliance with the "Limitation on the incurrence of additional Indebtedness" covenant, the Company is permitted to issue Additional Notes.

No cash will accrue on the Notes prior to the Full Accretion Date, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. See "Material United States federal income tax considerations" for a discussion regarding the taxation of such original issue discount.

Additional amounts may accrue on the original notes in certain circumstances pursuant to the Registration Rights Agreement.

Redemption

Optional redemption.    The Notes may be redeemed, in whole or in part, at any time prior to October 1, 2008, at the option of the Company upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium as of, and additional amounts, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On and after October 1, 2008, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices

(expressed as percentages of the principal amount at maturity thereof) if redeemed during the twelve-month period commencing on October 1 of the year set forth below.

Year	Percentage

2008	105.250%
2009	102.625%
2010 and thereafter	100.000%

In addition, the Company must pay all accrued and unpaid interest on the Notes redeemed.

Optional redemption upon equity offerings.    Prior to October 1, 2007 the Company may at its option on one or more occasions redeem the Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes originally issued at a redemption price (expressed as a percentage of principal amount at maturity) of 110.50% of the Accreted Value thereof (and additional interest, if any) as of the applicable redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)
at least 65% of the original aggregate principal amount at maturity of the Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)
each such redemption occurs within 90 days after the date of the related Equity Offering.

Notwithstanding the foregoing, for so long as the optional redemption described in the preceding paragraph is available, the Company will not use the net cash proceeds of the initial public offering of Capital Stock of the Company, Holdings or Polypore, Inc. to tender for or repurchase any Notes pursuant to a tender offer using a "Dutch-auction" procedure.

Selection and notice of redemption

In the event that the Company chooses to redeem less than all of the Notes of a particular denomination, selection of such Notes for redemption will be made by the Trustee either:

(1)
in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed; or

(2)
on a pro rata basis among the Notes of such denomination, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $1,000 in original principal amount or principal amount at maturity, as applicable, or less shall be redeemed in part. If the Company redeems any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount or principal amount at maturity, as applicable, thereof to be redeemed. A new Note in principal amount or principal amount at maturity, as applicable, equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest (including additional interest, if any) thereon (or, in the case of Notes prior to the Full Accretion Date, the Accreted Value thereof as of the applicable redemption date), the Notes to be redeemed.

Mandatory redemption; offers to purchase; open market purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the caption "—Change of control" and "Certain Covenants—Limitation on asset sales". The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Ranking and holding company structure

The Notes will be senior unsecured obligations of the Company, will rank equally in right of payment to all existing and future unsubordinated Indebtedness of the Company, and will rank senior in right of payment to all existing and future subordinated obligations of the Company. The Notes will be effectively subordinated to all existing and future Indebtedness of the Company's Subsidiaries and to all future secured debt of the Company to the extent of the value securing such debt.

The Company is a holding company and does not have any material business assets or operations. All of its operations are conducted through its Subsidiaries and therefore the Company will be dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations on the Notes. The Company may not be able to obtain sufficient funds from its Subsidiaries to honor its obligations on the Notes, including obligations to pay debt service thereon and to repurchase Notes when required to do so under the Indenture. See "Risk Factors—Risks relating to the notes—We may not have access to the cash flows and other assets of our subsidiaries that may be needed to make payment on the notes." The terms of the Credit Facility and the indenture governing the Senior Subordinated Notes significantly restrict the Subsidiaries from paying dividends and otherwise transferring assets to the Company. The Notes will not be guaranteed by the Subsidiaries of the Company. The creditors of the Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes will be effectively subordinated to all existing and future Indebtedness and liabilities of the Company's Subsidiaries (including trade credit, the Senior Subordinated Notes and Indebtedness under the Credit Facility). Any right of the Company and its creditors, including the holders of the Notes, to participate in the assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization will be effectively subordinated to the claims of that Subsidiary's creditors. Moreover, the Indenture does not impose any limitation on the ability of the Company's Subsidiaries to incur liabilities that are not considered Indebtedness under the Indenture.

As of April 2, 2005, on a consolidated basis without giving effect to this offering, the Company and its Subsidiaries had $1,032.8 million of Indebtedness, including capital lease obligations, and $287.7 million of other liabilities, all of which were incurred by the Company's Subsidiaries. The Indenture will permit the Company and its Restricted Subsidiaries to incur additional Indebtedness.

Change of control

If a Change of Control occurs, each Holder will have the right to require the Company to purchase all or a portion of such Holder's Notes pursuant to the offer described below (the

"Change of Control Offer"), at a purchase price equal to 101% of, prior to the Full Accretion Date, the Accreted Value thereof and, on or after the Full Accretion Date, the principal amount thereof plus accrued interest to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

In the event that at the time of such Change of Control, the terms of the Credit Facility or any other Indebtedness of the Company's Subsidiaries restrict or prohibit the Company from purchasing any Notes pursuant to this covenant, then prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, the Company covenants to:

(1)
repay in full all Indebtedness under the Credit Facility and all other Indebtedness of the Company's Subsidiaries the terms of which require repayment upon a Change of Control; or

(2)
obtain the requisite consents under the Credit Facility and all such other Indebtedness of the Company's Subsidiaries to permit the repurchase of the Notes as provided below.

The Company's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (3) and not in clause (2) under "—Events of default" below.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the Indenture and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the Company's ability to incur additional Indebtedness are contained in the "Limitation on incurrence of additional indebtedness" covenant. Such restrictions can only be waived with the consent of the holders of a majority in Accreted Value of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company.

The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the consent of the holders of a majority in Accreted Value of the Notes then outstanding.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the Company complies with the provisions of any such securities laws or regulations, the Company shall not be deemed to have breached its obligations under the "—Change of Control" provisions of the Indenture.

Certain covenants

The Indenture contains, among others, the following covenants:

Limitation on incurrence of additional indebtedness.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively "incur"), any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company, Polypore, Inc. and any Restricted Subsidiary of the Company that is a guarantor of the Senior Subordinated Notes may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries of the Company that are not guarantors of the Senior Subordinated Notes may incur Acquired Indebtedness in an aggregate amount not to exceed $20 million at any time outstanding, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 1.75 to 1.0; provided further that Holdings will not incur any Indebtedness other than Indebtedness permitted pursuant to clauses (2) and (6) of the definition of "Permitted Indebtedness". The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. When calculating capacity for the incurrence of additional Indebtedness by the Company and its Restricted Subsidiaries pursuant to this covenant the exchange rate of currencies shall be measured as of the date of such calculation.

Limitation on restricted payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any distribution on or in respect of shares of the Company's or any of its Restricted Subsidiary's Capital Stock to holders of such Capital Stock, including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable in Qualified Capital Stock of the Company or in options, warrants or other rights to purchase such Qualified Capital Stock and dividends or distributions payable to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly-Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)
purchase, redeem or otherwise acquire or retire for value any (i) Capital Stock of the Company, (ii) Capital Stock of any direct or indirect parent of the Company held by Persons other than the Company, (iii) Capital Stock of a Restricted Subsidiary of the Company held by any Affiliate of the Company (other than a Restricted Subsidiary of the Company) or (iv) warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3)
make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes (other than the purchase, defeasance or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance or other acquisition); or

(4)
make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)
a Default or an Event of Default shall have occurred and be continuing (or would result therefrom);

(ii)
the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on incurrence of additional indebtedness" covenant; or

(iii)
the aggregate amount of Restricted Payments (including such proposed Restricted Payment) declared or made subsequent to May 13, 2004 (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (12) and (13) of the following paragraph) shall exceed the sum of, without duplication:

(v)
50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to April 3, 2004 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period) provided, however, that if, at the time of a proposed Restricted Payment under the first paragraph of this covenant, the Consolidated Leverage Ratio of Polypore, Inc. is less than 4.5 to 1, for purposes of calculating the availability of amounts hereunder for such Restricted Payment only, the reference to 50% in this clause (v) shall be deemed to be 75%; provided, further, that for purposes of calculating Consolidated Net Income pursuant to this clause (v) only, the Company's non-cash interest expense and amortization of original issue discount shall be excluded; plus

(w)
100% of the aggregate net cash proceeds (including the fair market value of property, other than cash, that would constitute Marketable Securities or a Permitted Business) received by the Company from any Person (other than (1) a Subsidiary of the Company and (2) Excluded Contributions) from the issuance and sale subsequent to May 13, 2004 and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

(x)
without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received subsequent to May 13, 2004 by the Company from a holder of the Company's Capital Stock (other than Excluded Contributions) (excluding, in the case of clauses (iii)(w) above and this (iii)(x), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "—Redemption—Optional redemption upon equity offerings"); plus

(y)
the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to May 13, 2004 of any Indebtedness of the Company for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(z)
an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable

    Securities or a Permitted Business) received by the Company or any Restricted Subsidiary (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Company and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to the Company's equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and, provided further, that no amount will be included under this clause (z) to the extent it is already included in Consolidated Net Income.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)
the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2)
any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clauses (iii)(w) and (iii)(x) of the immediately preceding paragraph;

(3)
the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness that is subordinate or junior in right of payment to the Notes;

(4)
if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock), issued after May 13, 2004; provided that, at the time of the issuance of such stock, the Company, after giving effect to such issuance on a pro forma basis, would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.00 to 1.0 (provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio pursuant to this clause (4) only, the Company's non-cash interest expense and amortization of original issue discount shall be excluded);

(5)
payments to the Company and/or Holdings for the purpose of permitting, and in an amount equal to the amount required to permit, the Company and/or Holdings to redeem or repurchase the Company or Holdings', as the case may be, common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees, or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (5) shall not exceed in any fiscal year the sum of (A) $5 million plus (B) any amounts not utilized in any preceding fiscal year following May 13, 2004 that were otherwise available under this clause for such purchases (which aggregate amount shall be increased by the amount of any net cash proceeds received from the sale since May 13, 2004 of Capital Stock (other than Disqualified Capital Stock) to members of the Company's management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii) of the immediately preceding paragraph or clause (2) of this paragraph and by the cash proceeds of any "key-man" life insurance policies which are used to make such redemptions or repurchases); plus (C) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Company or any direct or indirect parent corporation of the Company pursuant to a deferred compensation plan of such corporation; provided, further, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of Holdings (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the Indenture;

(6)
repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(7)
additional Restricted Payments in an aggregate amount not to exceed $30 million;

(8)
payments of dividends on Disqualified Capital Stock issued in compliance with the "Limitation on incurrence of additional indebtedness" covenant;

(9)
if no Default or Event of Default shall have occurred and be continuing, Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by the "Limitation on asset sales" covenant (including after the making by the Company of any Net Proceeds Offer required to be made by the Company pursuant to such covenant and the application of the entire Net Proceeds Offer Amount to purchase Notes tendered therein);

(10)
upon the occurrence of a Change of Control and within 60 days after the completion of the Change of Control Offer pursuant to the "Change of Control" covenant (including the purchase of all Notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the Notes required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted indebtedness) in compliance with the "Limitation on incurrence of additional indebtedness" covenant after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Subsidiary;

(11)
so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on the Common Stock of the Company, Holdings or Polypore, Inc., following the first public offering of the Common Stock of the Company, Holdings or Polypore, Inc. after the date of the Indenture of up to 6% per annum of the Net Cash Proceeds received by the Company in such public offering;

(12)
Investments that are made with Excluded Contributions; and

(13)
the repurchase of $150.0 million of Series A nonconvertible preferred stock and the declaration and payment of dividends of up to $50 million to the Company's common stockholders.

In determining the aggregate amount of Restricted Payments made subsequent to May 13, 2004 in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended pursuant to clauses (1) and (11) shall be included in such calculation, and (b) amounts expended pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (12) and (13) shall be excluded from such calculation.

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary as specified in the definition of "Unrestricted Subsidiary". For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Limitation on asset sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors, which determination will be conclusive);

(2)
at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided, however, that the amount of:

(a)
any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets;

(b)
any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c)
any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, in each of (a), (b) and (c) above, be deemed to be cash for the purposes of this provision or for purposes of the second paragraph of this covenant; and

(3)
upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 425 days of receipt thereof (A) to prepay Pari Passu Indebtedness of the Company (subject to the requirement to make a Net Proceeds Offer as described below) or any Indebtedness of any Restricted Subsidiary, and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment should be required)), (B) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Company or such Restricted Subsidiary by the end of such 425-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into and, with respect to the amount of such investment, the reference to the 426th day after an Asset Sale in the second following sentence shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 426th day)), or (C) to a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B). Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 426th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines by Board Resolution not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and holders of any other Pari Passu Indebtedness of the Company or any Indebtedness of a Restricted Subsidiary requiring the making of such an offer, on a pro rata basis, the maximum amount of Notes, such other Pari Passu Indebtedness of the Company and such Indebtedness of a Restricted Subsidiary that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the Accreted Value thereof as of the date of purchase plus additional interest, if any, or of the principal amount thereof as of the date of purchase, plus accrued and unpaid interest and additional interest, if any (or, in the event such other Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest thereon, if any, to the date of purchase (or, in respect of such other Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness); provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $15 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $15 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $15 million or more shall be deemed to be a Net Proceeds Offer Trigger Date). Notwithstanding the foregoing, if an offer to purchase Indebtedness of Polypore, Inc. or its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the Net Proceeds Offer Amount will be deemed to be reduced to the extent the amount of the offer to holders of such Indebtedness (whether or not accepted by such holders) is prohibited as a Restricted Payment to the Company by the terms of such Indebtedness.

Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent that:

(1)
at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities; and

(2)
such Asset Sale is for fair market value; provided that any consideration consisting of cash, Cash Equivalents and/or Marketable Securities received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 of principal amount at maturity in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Notes and other Indebtedness tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

Limitation on dividend and other payment restrictions affecting subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1)
pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)
make loans or advances or pay any Indebtedness or other obligation owed to the Company (it being understood that the subordination of loans or advances made to the Company to other Indebtedness incurred by the Company shall not be deemed a restriction on the ability to make loans or advances); or

(3)
transfer any of its property or assets to the Company,

except, with respect to clauses (1), (2) and (3), for such encumbrances or restrictions existing under or by reason of:

  (a)
  applicable law;

  (b)
  the Indenture;

  (c)
  non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business;

  (d)
  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

  (e)
  the Credit Facility as entered into by Polypore, Inc. on May 13, 2004 or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to syndicated bank loans (under the relevant circumstances), as determined in good faith by Polypore, Inc.'s Board of Directors, which determination will be conclusive;

  (f)
  the Indenture relating to the Senior Subordinated Notes;

  (g)
  agreements existing on May 13, 2004 to the extent and in the manner such agreements are in effect on May 13, 2004;

  (h)
  restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

  (i)
  restrictions imposed by any agreement to sell assets or Capital Stock of a Restricted Subsidiary permitted under the Indenture to any Person pending the closing of such sale;

  (j)
  any agreement or instrument governing the Capital Stock of any Person that is acquired;

  (k)
  any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction, as determined in good faith by the Company's Board of Directors, which determination will be conclusive; provided that such restrictions apply only to such Securitization Entity;

  (l)
  other Indebtedness outstanding on May 13, 2004 or permitted to be issued or incurred under the Indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the circumstances) as determined in good faith by the Company's Board of Directors, which determination will be conclusive;

  (m)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

  (n)
  any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b), (d), (f), (g) and (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on preferred stock of restricted subsidiaries.    The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company, other than Permitted Subsidiary Preferred Stock. The provisions of this covenant will not apply to (x) any transaction as a result of which neither the Company nor any of its Restricted Subsidiaries will own any Capital Stock of the Restricted Subsidiary whose Preferred Stock is being issued or sold and (y) Preferred Stock (including Disqualified Capital Stock) that is issued in compliance with the "Limitation on incurrence of additional Indebtedness" covenant.

Limitation on liens.    The Company will not incur any Secured Debt, unless:

(1)
in the case of Liens securing Subordinated Obligation, the Notes are secured by a Lien (the "Initial Lien") that is senior in priority to the Liens securing such Subordinated Obligations; and

(2)
in all other cases, the Notes are secured by an Initial Lien on an equal and ratable basis with the Lien securing such other Secured Debt;

except for Liens securing Indebtedness permitted by clauses (2), (4), (5), (7), (8), (13), (14), (16) and (17) of the definition of Permitted Indebtedness (as to which no such equal and ratable Lien need be provided).

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing the other Secured Debt and that holders of such other Secured Debt may exclusively control the disposition of property subject to the Initial Lien.

Merger, consolidation and sale of assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) to any Person unless:

(1)
either:

(a)
the Company shall be the surviving or continuing corporation; or

(b)
the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

    (i)
    shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and

    (ii)
    shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant and all obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company;

(2)
except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on incurrence of additional indebtedness" covenant;

(3)
except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)
the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. However, transfer of assets (i) between or among the Company and its Restricted Subsidiaries, (ii) between and among Foreign Subsidiaries that are Restricted Subsidiaries or (iii) from Foreign Subsidiaries to the Company or a domestic Subsidiary of the Company will not be subject to this covenant. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) will be released from the provisions of the Indenture.

Limitations on transactions with affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $3 million (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company; provided, however, that for a transaction or series of related transactions with an aggregate value of $10 million or more, at the Company's option, either: (1) a majority of the disinterested members of the Board of Directors of the Company shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company, or (2) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company; and provided, further, that for an Affiliate Transaction with an aggregate value of $20 million or more the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received a written opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company.

The restrictions set forth in the first paragraph of this covenant shall not apply to:

(1)
reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

(2)
transactions exclusively between or among the Company and any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction (other than a Securitization Entity) or exclusively between or among such Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction; provided that such transactions are not otherwise prohibited by the Indenture;

(3)
any agreement as in effect as of May 13, 2004 or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on May 13, 2004 as determined in good faith by the Board of Directors of the Company;

(4)
Restricted Payments or Permitted Investments permitted by the Indenture;

(5)
transactions effected as part of a Qualified Securitization Transaction;

(6)
the payment of customary annual management, consulting and advisory fees and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith;

(7)
payments or loans allowed by law to employees or consultants that are approved by the Board of Directors of the Company in good faith;

(8)
sales of Qualified Capital Stock;

(9)
the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders' agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of May 13, 2004 and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after May 13, 2004 shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the Notes in any material respect;

(10)
transactions permitted by, and complying with, the provisions of the "Merger, consolidation and sale of assets" covenant;

(11)
any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(12)
transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from a nationally recognized investment banking, appraisal or accounting firm stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; and

(13)
transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company, which determinations shall be conclusive, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Conduct of business.    The Company will not permit any of its Restricted Subsidiaries to engage in any businesses a majority of whose revenues are not derived from businesses that are the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date (which shall include, without limitation, business or operations of the Company's suppliers and customers). The Company and Holdings will not engage in any business other than managing their investments in the Subsidiaries and any business incidental thereto (including issuing securities to finance such investment).

Reports to holders.    The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, if not filed electronically with the SEC:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its consolidated Subsidiaries) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

(2)
all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations.

In addition, following the consummation of the Registered Exchange Offer or the effectiveness of the Shelf Registration Statement, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined under "Exchange Offer; Registration Rights") or the effectiveness of the Shelf Registration Statement (as defined under "Exchange Offer; Registration Rights") by the filing when required with the SEC of the Exchange Offer

Registration Statement (as defined under "Exchange Offer; Registration Rights") and /or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of default

The following events are defined in the Indenture as "Events of Default":

(1)
the failure to pay interest or additional amounts (as required by the Registration Rights Agreement) on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)
the failure to pay the Accreted Value or principal of or premium, if any, on any Notes, when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase);

(3)
a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% in Accreted Value of the outstanding Notes (except in the case of a default with respect to the "Merger, consolidation and sale of assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)
the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness, whether such Indebtedness now exists, or is created after the date of the Indenture, in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20 million or more at any time;

(5)
one or more judgments in an aggregate amount in excess of $20 million (which are not covered by insurance or indemnity as to which the insurer or a creditworthy indemnitor has not disclaimed coverage) shall have been rendered against the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

(6)
certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in Accreted Value of the outstanding Notes may declare the Accreted Value of and premium, if any, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

(1)
shall become immediately due and payable or

(2)
if there are any amounts outstanding under the Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facility and five business days after receipt by the Company and the representative under the Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid Accreted Value or principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the Holders of a majority in Accreted Value of the Notes may rescind and cancel such declaration and its consequences:

(1)
if the rescission would not conflict with any judgment or decree;

(2)
if all existing Events of Default have been cured or waived except nonpayment of the Accreted Value or principal of, premium, if any, and interest on the Notes that has become due solely because of the acceleration;

(3)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)
if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)
in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in Accreted Value of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the Accreted Value or principal of or interest on any Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in Accreted Value of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of Accreted Value or principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, promptly upon officers of the Company obtaining knowledge of certain defaults, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

(1)
the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)
the Company's obligations with respect to the Notes concerning issuing temporary notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)
the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

(4)
the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of default" will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of U.S. dollars and U.S. Government Obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)
in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that:

(a)
the Company has received from, or there has been published by the Internal Revenue Service a ruling or

(b)
since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)
such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)
the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)
the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8)
the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

(a)
the trust funds will not be subject to any rights of holders of senior Indebtedness, including, without limitation, those arising under the Indenture; and

(b)
after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code; and

(9)
certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

(1)
either:

(a)
all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)
all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2)
the Company has paid all other sums payable under the Indenture by the Company.

The Trustee will acknowledge the satisfaction and discharge of the Indenture if the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the indenture

From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture to:

  (a)
  cure any ambiguity, omission, defect or inconsistency;

  (b)
  provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code) or to alter the provisions of the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not adversely affect any Holder;

  (c)
  provide for the assumption of the Company's obligations to the Holders of the Notes by a successor to the Company pursuant to the "Merger, consolidation and sale of assets" covenant;

  (d)
  make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder of the Notes;

  (e)
  comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

  (f)
  provide for the issuance of Notes issued after the Issue Date in accordance with the limitations set forth in the Indenture; or

  (g)
  to add guarantees with respect to the Notes.

Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in Accreted Value of the then outstanding Notes issued under the Indenture. However, without the consent of each Holder affected thereby, no amendment may:

(1)
reduce the amount of Notes whose Holders must consent to an amendment;

(2)
reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest (but excluding additional interest), on any Notes;

(3)
reduce the principal or Accreted Value of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)
make any Notes payable in money other than that stated in the Notes;

(5)
make any change in the provisions of the Indenture protecting the right of each Holder to receive payment of principal or Accreted Value of and interest on any Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in Accreted Value of Notes to waive Defaults or Events of Default;

(6)
after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a

  Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred; or

(7)
change the method of calculation of Accreted Value.

Notices

All notices to the Holders will be valid if published in a leading English language daily newspaper published in New York City or such other English language daily newspaper with general circulation in the U.S. Any notice will be deemed to have been given on the date of publication or, if so published more than once on different dates, on the date of first publication. It is expected that publication will normally be made in the Financial Times and the Wall Street Journal. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.

Governing law

The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

No personal liability of officers, directors, employees, incorporators or stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary of the Company (other than the Company) will have any liability for any obligations of the Company or any Subsidiary of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. You should refer to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Accreted Value" means, as of any date of determination prior to the Full Accretion Date, with respect to any Note, the sum of (a) the initial accreted value of $667.30 per $1,000 principal amount at maturity of such Note and (b) the portion of the excess of the principal amount at maturity of such Note over such initial accreted value that shall have been accreted thereon through such date, such amount to be so accreted as accrued interest on a daily basis at 10.50% per annum of the initial accreted value of such Note, compounded semi-annually on each April 1 and October 1 from the date of issuance through the date of determination, computed on the basis of a 360-day year of twelve 30-day months; provided that, on and after the Full Accretion Date, the Accreted Value of each Note shall be equal to the principal amount at maturity of such Note.

"Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or (ii) that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

"Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

"Applicable Premium" means, with respect to any Note on any applicable redemption date, the greater of:

(1)
1.0% of the then outstanding Accreted Value of the Note; and

(2)
the excess of:

(a)
the present value at such redemption date of the redemption price of such Note at the Full Accretion Date (such redemption price being set forth in the applicable table appearing above under "—Optional redemption"), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)
the Accreted Value on the applicable redemption date of such Note.

"Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

"Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment, disposition or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1)
any Capital Stock of any Restricted Subsidiary of the Company, or

(2)
any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales or other dispositions shall not include:

  (a)
  a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

  (b)
  the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "—Certain covenants—Merger, consolidation and sale of assets" or any disposition that constitutes a Change of Control;

  (c)
  the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

  (d)
  disposals or replacements of obsolete or worn-out equipment in the ordinary course of business of the Company and its Restricted Subsidiaries;

  (e)
  the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted under the "—Limitation on Restricted Payments" covenant or pursuant to any Permitted Investment;

  (f)
  sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (f), Purchase Money Notes shall be deemed to be cash);

  (g)
  dispositions of cash or Cash Equivalents;

  (h)
  the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

  (i)
  a disposition of inventory in the ordinary course of business;

  (j)
  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property; and

  (k)
  foreclosure on assets.

"Bank Indebtedness" means all Obligations pursuant to the Credit Facility.

"Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

"Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

"Capital Stock" means:

(1)
with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person and

(2)
with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

"Capitalized Lease Obligations" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

"Cash Equivalents" means:

(1)
marketable direct obligations issued by or unconditionally guaranteed by, the U.S. Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(2)
marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody's;

(3)
commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments;

(4)
certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America the long-term debt of which is rated at least "A" or the equivalent thereof by S&P, or "A" or the equivalent thereof by Moody's, in each case having at the date of acquisition thereof combined capital and surplus of not less than $500 million (or the foreign currency equivalent thereof);

(5)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)
investments in any investment company or money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7)
other short term investments used by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

"Change of Control" means the occurrence of one or more of the following events:

(1)
any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, Holdings or Polypore, Inc. to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than to Polypore, Inc. (in the case of the assets of the Company or Holdings) or to the Company or Holdings (in the case of the assets of the any Restricted Subsidiary of the Company), the Permitted Holders or their Related Parties or any Permitted Group;

(2)
the approval by the holders of Capital Stock of the Company, Holdings or Polypore, Inc. of any plan or proposal for the liquidation or dissolution of the Company, Holdings or Polypore, Inc. (whether or not otherwise in compliance with the provisions of the Indenture);

(3)
any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the beneficial owner, directly or indirectly, of shares representing more than 40% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company, Holdings or Polypore, Inc. at a time when the Permitted Holders and their Related Parties in the aggregate own a lesser percentage of the total ordinary voting power represented by such issued and outstanding Capital Stock; or

(4)
the first day on which a majority of the members of the Board of Directors of the Company, Holdings or Polypore, Inc. are not Continuing Directors.

"Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

"Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of such Person's:

(1)
Consolidated Net Income; and

(2)
to the extent Consolidated Net Income has been reduced thereby:

(a)
all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)
Consolidated Interest Expense;

(c)
Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d)
any cash charges resulting from the Transactions that are incurred prior to the six month anniversary of May 13, 2004;

(e)
restructuring costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions; and

(f)
the salary and bonus payment made prior to May 13, 2004 to certain stockholders as described in the offering memorandum relating to the Senior Subordinated Notes.

Notwithstanding the preceding sentence:

(1)
amounts under clauses (2)(a)-(f) relating to a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only if (and in the same proportions) that net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income of such Person; and

(2)
to the extent the amounts set forth in clauses (2)(a)-(f) are in excess of those necessary to offset a net loss of such Restricted Subsidiary, such excess will be added to Consolidated Net Income to compute Consolidated EBITDA only if (and in the same proportion that) net income of such Restricted Subsidiary would be included in calculating Consolidated Net Income of such Person if such Restricted Subsidiary had generated net income instead of net loss.

"Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four-Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)
the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

(2)
any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition and without regard to clause (4) of the definition of Consolidated Net Income) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

(1)
interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)
notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements;

(3)
interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(4)
for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5)
interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate,

  shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions). In addition, any such pro forma calculation, to reflect operating expense reductions reasonably expected to result from any acquisition or merger, may include adjustments as appropriate, in the reasonable determination of the Company as set forth in an officers' certificate that either (a) would be permitted pursuant to Rule 11-02 of Regulation S-X of the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within 12 months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that such adjustments shall be calculated on an annualized basis and will be set forth in an officers' certificate signed by the Company's chief financial officer and another officer which states in detail (i) the amount of such adjustment or adjustments, and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such officers' certificate at the time of such execution.

"Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication:

(1)
Consolidated Interest Expense; plus

(2)
the product of (x) the amount of all cash dividend payments on any series of Disqualified Capital Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); plus

(3)
the product of (x) the amount of all dividend payments on any series of Preferred Stock of a Restricted Subsidiary times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); provided that with respect to any series of Preferred Stock that did not pay cash dividends during such period but that is eligible to pay dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (3).

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

(1)
the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs;

(2)
the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3)
the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(4)
commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and

(5)
interest actually paid by the Company or any such Restricted Subsidiary under any guarantee of Indebtedness or other obligation of any other Person.

"Consolidated Leverage Ratio" with respect to any Person as of any date of determination means, the ratio of (x) consolidated Indebtedness of such Person as of the end of the most recent fiscal quarter for which internal financial statements are available to (y) the aggregate amount of the Consolidated EBITDA of such Person for the period of the most recent four consecutive quarters for which internal financial statements are available, in each case with such pro forma adjustments to consolidated Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

"Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication:

(1)
gains and losses from Assets Sales (without regard to the $1 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

(2)
gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)
all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP;

(4)
the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with or into the Company or any Restricted Subsidiary of the Company;

(5)
the net loss of any Person, other than a Restricted Subsidiary of the Company;

(6)
the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person;

(7)
in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8)
any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction, including the Transactions; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP;

(9)
inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to the Transaction and other acquisition transactions; and

(10)
unrealized gains and losses due solely to fluctuations in currency values and related tax effects according to GAAP.

"Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory will be included in Consolidated Non-cash Charges.

"Continuing Directors" means, with respect to any Person and as of any date of determination, any member of the Board of Directors of such Person who:

(1)
was a member of such Board of Directors on the Issue Date; or

(2)
was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

"Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit or banker's acceptances.

"Credit Facility" means the Credit Agreement dated as of May 13, 2004 among Polypore, Inc., Holdings, the lenders party thereto in their capacities as lenders thereunder, JPMorgan Chase Bank, as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent and General Electric Capital Corporation, as documentation agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted

Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

"Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both, pursuant to the Default provisions, would be, an Event of Default.

"Designated Noncash Consideration" means the fair market value of any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents. At the time of receipt of any Designated Noncash Consideration, the Company shall deliver an officers' certificate to the Trustee which shall state the fair market value of such Designated Noncash Consideration and shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking, appraisal or accounting firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10 million.

"Designated Preferred Stock" means Preferred Stock that is so designated as Designated Preferred Stock pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(w) of the first paragraph of the "Limitation on Restricted Payments" covenant.

"Disqualified Capital Stock" means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)
matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)
is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)
is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to (a) the final maturity date of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Notes shall not constitute Disqualified Capital Stock if:

(1)
the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under the "Limitation on Asset Sales" covenant and "—Change of Control"; and

(2)
any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

"Domestic Subsidiary" means any direct or indirect Restricted Subsidiary of the Company that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means any offering of Qualified Capital Stock of Polypore, Inc., Holdings or the Company; provided that, in the event such equity offering is not in the form of a public offering registered under the Securities Act, the proceeds received by the Company directly or indirectly from such offering are not less than $10 million.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

"Excluded Contributions" means net cash proceeds, or property other than cash that would constitute Marketable Securities or Permitted Business, in each case received by the Company and its Restricted Subsidiaries from:

(1)
contributions to its common equity capital; and

(2)
the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an officers' certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (4)(iii) of the first paragraph of the covenant contained under the caption "Certain covenants—Restricted payments."

"fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting in good faith, which determination shall be conclusive.

"Foreign Subsidiary" means any Subsidiary of the Company that is not a Domestic Subsidiary.

"Full Accretion Date" means October 1, 2008.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect as of the Issue Date. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except as expressly provided in the Indenture.

"Hedging Agreement" means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of the Company and its Restricted Subsidiaries, so long as any such agreement has been entered into in the ordinary course of business and for bona fide hedging purposes (as determined in good faith by the Board of Directors or senior management of the Company).

"Holdings" means PP Holdings Corporation, a Delaware corporation.

"Indebtedness" means with respect to any Person, without duplication:

(1)
all Obligations of such Person for borrowed money;

(2)
all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)
all Capitalized Lease Obligations of such Person;

(4)
all Obligations of such Person issued or assumed as the deferred and unpaid purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)
all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence);

(6)
guarantees and other contingent obligations in respect of Indebtedness of other Persons referred to in clauses (1) through (5) above and clause (8) below;

(7)
all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset at such date of determination and the amount of the Obligation so secured;

(8)
all Obligations under Currency Agreements and Interest Swap Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value, as determined in good faith by the Company's Board of Directors, which determination will be conclusive, of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(9)
all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, accrued dividends, if any).

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. For clarification purposes, the liability of the Company or any Restricted Subsidiary to make periodic payments to licensors in consideration for the license of patents and technical information under license agreements in existence on May 13, 2004 and any amount payable in respect of a settlement of disputes with respect to such payments thereunder shall not constitute Indebtedness.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

"Intellectual Property" means, collectively, the patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures).

"Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

"Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including, without limitation, a guarantee or similar arrangement but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of the Company (or, in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary of the Company, such Restricted Subsidiary has a minority interest that is held by an Affiliate of the Company that is not a Restricted Subsidiary of the Company), the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary, not sold or disposed of. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value. For purposes of "Certain covenants—Limitation on Restricted Payments":

(1)
"Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)
any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

"Issue Date" means October 18, 2004.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

"Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange or NASDAQ and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody's.

"Moody's" means Moody's Investors Service, Inc. or any successor thereto.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)
reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and title and recording tax expenses);

(2)
all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(3)
appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

(4)
all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(5)
all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

"Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Pari Passu Indebtedness" means Indebtedness that ranks equally in right of payment to the Notes.

"Permitted Business" means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Restricted Subsidiaries on May 13, 2004 and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on May 13, 2004.

"Permitted Group" means any group of investors party to the Stockholders' Agreement, as the same may be amended, modified or supplemented from time to time; provided that the Permitted Holders and their Related Parties continue to be the "beneficial owners" (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of the Company or Holdings (as applicable) that is "beneficially owned" (as defined above) by such group of Investors.

"Permitted Holders" means Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P. and its Affiliates and any general or limited partners of Warburg Pincus Private Equity VIII, L.P. or Warburg Pincus International Partners, L.P. on May 13, 2004.

"Permitted Indebtedness" means, without duplication, each of the following:

(1)
Indebtedness under the Notes (other than any Additional Notes) and the incurrence by the Company of Indebtedness represented by the Exchange Notes issued in exchange for the Notes (or in exchange for any Additional Notes issued in accordance with the terms of the Indenture);

(2)
Indebtedness of Polypore, Inc., Holdings or the guarantors of the Senior Subordinated Notes incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $660.0 million less:

(a)
the aggregate amount of Indebtedness of Securitization Entities at the time outstanding,

(b)
the amount of all mandatory principal payments actually made by the Company or any such Restricted Subsidiary since May 13, 2004 with the Net Cash Proceeds of an Asset Sale in respect of term loans under a credit facility (excluding any such payments to the extent refinanced at the time of payment), and

(c)
any repayments of revolving credit borrowings under a credit facility with the Net Cash Proceeds of an Asset Sale that are accompanied by a corresponding commitment reduction thereunder;

provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facilities in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Facilities in reliance on, and in accordance with, clauses (7), (13), (14) and (15) below;

(3)
other indebtedness of the Company and its Restricted Subsidiaries outstanding on May 13, 2004 (and in the case of any line of credit, the unused capacity of such line of credit as of May 13, 2004), reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4)
Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; and, provided further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

(5)
Indebtedness of the Company or any Restricted Subsidiary under Hedging Agreements and Currency Agreements;

(6)
intercompany Indebtedness between or among the Company and any Restricted Subsidiaries (other than a Securitization Entity); provided, however, that:

(a)
any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Securitization Entity) thereof; and

(b)
any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary (other than a Securitization Entity) thereof (other than by way of granting a Lien permitted under the Indenture or in connection with the exercise of remedies by a secured creditor); shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)
Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any domestic Subsidiary of the Company to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of (a) $20 million and (b) 1.5% of Total Assets;

(8)
Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (2) of this definition);

(9)
guarantees by the Company and its Restricted Subsidiaries of each other's Indebtedness; provided, however, that such Indebtedness is permitted to be incurred under the Indenture;

(10)
Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(11)
obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(12)
Indebtedness of a Securitization Entity incurred in a Qualified Securitization Transaction that is non-recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings);

(13)
Indebtedness incurred by the Company or any domestic Subsidiary of the Company in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

(14)
additional Indebtedness of the Company or any domestic Subsidiary of the Company in an aggregate principal amount which does not exceed $50 million at any one time outstanding, which amount may, but need not, be incurred in whole or in part under a credit facility (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (14) shall cease to be deemed incurred or outstanding for purposes of this clause (14) but shall be deemed incurred under the first paragraph of "—Limitation on incurrence of additional indebtedness" from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock thereunder without reliance on this clause (14));

(15)
additional Indebtedness of the Foreign Subsidiaries in an aggregate principal amount which does not exceed the greater of (a) $50 million and (b) 3.6% of the Total Assets of the Foreign Subsidiaries at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a credit facility);

(16)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(17)
Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including, without limitation, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(18)
Indebtedness consisting of promissory notes issued by the Company to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by "—Restricted Payments"; and

(19)
Indebtedness of Polypore, Inc. or any of its Restricted Subsidiaries under the Senior Subordinated Notes.

For purposes of determining compliance with the "Limitation on incurrence of additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on incurrence of additional Indebtedness" covenant.

"Permitted Investments" means:

(1)
Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (other than a Securitization Entity or Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) (whether existing on May 13, 2004 or created thereafter) or any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such other Person shall become a Restricted Subsidiary of the Company (other than a Securitization Entity or a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) or that will merge with or consolidate into the Company or a Restricted Subsidiary of the Company and Investments in the Company by the Company or any Restricted Subsidiary of the Company;

(2)
investments in cash and Cash Equivalents;

(3)
loans and advances allowed by law (including payroll, travel and similar advances) to employees of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10 million at any one time outstanding;

(4)
Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with the Indenture;

(5)
Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(6)
Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

(7)
Investments existing on May 13, 2004;

(8)
accounts receivable created or acquired in the ordinary course of business;

(9)
guarantees by the Company or a Restricted Subsidiary of the Company permitted to be incurred under the Indenture;

(10)
additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (A) $50 million and (B) 3.5% of the Company's Total Assets; provided that any investments in joint ventures pursuant to this clause (10) will not exceed the greater of (A) $25 million and (B) 1.75% of the Company's Total Assets;

(11)
any Investment by the Company or a Restricted Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest or interests in receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Securitization Transaction or any such Person owning such receivables;

(12)
Investments the payment for which consists exclusively of Qualified Capital Stock of the Company;

(13)
any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business; and

(14)
Investments in Unrestricted Subsidiaries not to exceed $5 million at any one time outstanding.

"Permitted Subsidiary Preferred Stock" means any series of Preferred Stock of a Foreign Restricted Subsidiary that constitutes Qualified Capital Stock, the liquidation value of all series of which, when combined with the aggregate amount of outstanding Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to clause (15) of the definition of Permitted Indebtedness, does not exceed $5 million.

"Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

"Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"Productive Assets" means assets (including Capital Stock) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

"Purchase Money Note" means a promissory note of a Securitization Entity evidencing the deferred purchase price of receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

"Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

"Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1)
a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

(2)
any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable and equipment.

"Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not:

(1)
directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness:

(a)
to pay Required Premiums and related fees; or

(b)
otherwise permitted to be incurred under the Indenture; and

(2)
create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold; and

(3)
if the Indebtedness being refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date, among the Company and the initial purchasers set forth therein.

"Related Party" with respect to any Permitted Holder means:

(1)
(a)    any controlling stockholder or a majority owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse, sibling, parent or child of such Permitted Holder; or

(b)
the estate of any Permitted Holder during any period in which such estate holds Capital Stock of the Company for the benefit of any Person referred to in clause (1)(a); or

(2)
any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

"Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

"S&P" means Standard & Poor's Ratings Group or any successor thereto.

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at May 13, 2004 or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

"SEC" means the U.S. Securities and Exchange Commission.

"Secured Debt" means any Indebtedness secured by a Lien.

"Securities Act" means the Securities Act of 1933, as amended.

"Securitization Entity" means a Wholly-Owned Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

(1)
no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a)
is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)
is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(c)
subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)
with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(3)
to which neither the Company nor any Restricted Subsidiary of the Company has any obligations to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with foregoing conditions.

"Senior Subordinated Notes" means the senior subordinated notes of Polypore, Inc. due 2012.

"Senior Subordinated Notes Indenture" means the Indenture dated as of May 13, 2004 among Polypore, Inc. (as the surviving corporation in the merger with PP Acquisition Corporation), the guarantors party thereto and The Bank of New York, as trustee, relating to the Senior Subordinated Notes.

"Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary, as determined in good faith by the Board of Directors of the Company, in an accounts receivable or equipment transaction.

"Stockholders' Agreement" means the Stockholders' Agreement, dated as of May 13, 2004, among PP Holding II and certain stockholders of PP Holding II as parties thereto, as in effect on May 13, 2004 and as further amended and modified from time to time, entered into in connection with the Transactions.

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on May 13, 2004 or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement or pursuant to the terms thereof.

"Subsidiary" with respect to any Person, means:

(i)
any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, managers or trustee thereof (or persons performing similar functions) under ordinary circumstances shall at the time be owned, directly or indirectly by (1) such Person, (2) such Person and one or more Subsidiary of such Person or (3) one or more Subsidiaries of such Person; or

(ii)
any partnership, joint venture, limited liability company or similar entity of which at least a majority of the capital accounts, distribution rights, total equity and voting interest or general or limited partnership interests, as applicable, under ordinary circumstances is at the time, directly or indirectly, owned by (1) such Person, (2) such Person and one or more Subsidiary of such Person or (3) one or more Subsidiaries of such Person.

"Total Assets" means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's most recently available internal consolidated balance sheet as of such date.

"Transactions" has the meaning given to it in the Senior Subordinated Notes Indenture as in effect on May 13, 2004 (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents).

"Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 1, 2008; provided, however, that if the period from such redemption date to October 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

"U.S. Dollar Equivalent" means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters at approximately 10:00 A.M. (New York City time) on such date of determination (or if no such quote is available on such date, on the immediately preceding business day for which such a quote is available).

"U.S. Government Obligations" means securities that are:

(1)
direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)
obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

"U.S. Subsidiary" means any Subsidiary of the Company that is incorporated under the laws of the United States of America or any State thereof or the District of Columbia.

"Unrestricted Subsidiary" of any Person means:

(1)
any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)
any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of or Indebtedness of or have any Investment in, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that:

(1)
the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

(2)
each Subsidiary to be so designated and each of its Subsidiaries:

(a)
has not at the time of designation, any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries, unless such recourse is Indebtedness or a Lien that is permitted under the Indenture after giving effect to such designation; and

(b)
either alone or in the aggregate with all other Unrestricted Subsidiaries does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on incurrence of additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

"Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the then outstanding aggregate principal amount of such Indebtedness; into

(2)
the sum of the total of the products obtained by multiplying:

(a)
the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

(b)
the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

"Wholly-Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

"Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

Book-entry settlement and clearance

General

The exchange notes issued in exchange for original notes will be represented by a global note in registered form without interest coupons attached (collectively, the "Global Notes"). The Global Notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of interests in the Global Notes (the "Book-Entry Interests") will be limited to persons that have accounts with DTC, Euroclear and/or. Clearstream Banking, or persons that hold interests through such participants. Except under the limited circumstances described below, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated notes.

Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC, Euroclear and Clearstream Banking and their participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the exchange notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of exchange notes for any purpose.

So long as the exchange notes are held in global form, DTC, Euroclear and/or Clearstream Banking, as applicable (or their respective nominees), will be considered the sole holders of Global Notes for all purposes under the Indenture. In addition, participants must rely on the procedures of DTC, Euroclear and/or Clearstream Banking, and indirect participants must rely on the procedures of DTC, Euroclear, Clearstream Banking and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the Indenture.

Neither we nor the Trustee under the Indenture will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

Redemption of the global notes

In the event any Global Note (or any portion thereof) is redeemed, DTC, Euroclear and/or Clearstream Banking, as applicable (or their respective nominees), will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC, Euroclear and Clearstream Banking, as applicable, in connection with the redemption of such Global Note (or any portion thereof). We understand that, under existing practices of DTC, Euroclear and Clearstream Banking, will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of $1,000 principal amount at maturity or less may be redeemed in part.

Payments on global notes

We will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, and interest) to DTC or its nominee which will distribute such payments to participants in accordance with their procedures. We will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. We expect that standing customer instructions, and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.

Under the terms of the Indenture, we and the Trustee under the Indenture will treat the registered holder of the Global Notes (DTC, Euroclear or Clearstream Banking (or their respective nominees)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the Trustee or any of our or the Trustee's respective agents has or will have any responsibility or liability for:

•
any aspect of the records of DTC, Euroclear, Clearstream Banking or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, Euroclear, Clearstream Banking or any participant or indirect participant relating to payments made on account of a Book-Entry Interest; or

•
DTC, Euroclear, Clearstream Banking or any participant or indirect participant.

Action by owners of book-entry interests

DTC, Euroclear and Clearstream Banking will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described above) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. DTC, Euroclear and Clearstream Banking will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the exchange notes, each of DTC, Euroclear and Clearstream Banking reserves the right to exchange the Global Notes for definitive registered notes in physical, certificated form ("Definitive Registered Notes"), and to distribute Definitive Registered Notes to its participants.

Transfers

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream Banking and their respective direct or indirect participants, which rules and procedures may change from time to time.

Definitive Registered Notes

Definitive Registered Notes will be issued and delivered to each person that DTC, Euroclear or Clearstream, as applicable, identifies as a beneficial owner of the related notes only if:

•
DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•
DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•
we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•
certain other events provided in the indenture should occur.

Information concerning DTC, Euroclear and Clearstream Banking

DTC.    DTC is:

•
a limited purpose trust company organized under the New York Banking Law;

•
a "banking organization" under New York Banking Law;

•
a member of the Federal Reserve System;

•
a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

•
a "clearing agency" registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the NASD, Inc. and a number of its direct participants. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons, take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

Euroclear and Clearstream Banking.    Like DTC, Euroclear and Clearstream Banking hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream Banking provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking interface with domestic securities markets. Euroclear and Clearstream Banking participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream Banking is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream Banking participant, either directly or indirectly.

Global clearance and settlement under the book-entry system

We do not intend to apply for listing of the exchange notes on any securities exchange or market quotation system. The exchange notes will trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds. Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be done through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream Banking by its common depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking will, if the transaction meets its settlement requirements, deliver instructions to the Common Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the Common Depositary.

Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Banking) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream Banking as a result of a sale of an interest in a Global Note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC's settlement date.

Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear or Clearstream Banking, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee, nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Material United States federal income tax considerations

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, and does not purport to be a complete analysis of all potential tax effects. This discussion does not address all the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as financial institutions, banks, partnerships and other pass-through entities, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, persons liable for the alternative minimum tax and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, this discussion is limited to persons exchanging the original notes purchased for cash pursuant to the original offering at the offering price on the cover page of the original offering. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

The discussion is based on the provisions of the Code, U.S. Treasury Regulations promulgated thereunder, published rulings and procedures of the Internal Revenue Service, or the IRS, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

We have not sought, nor will seek, any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

Prospective and current investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Certain tax consequences to Polypore International

If (i) the yield to maturity on the notes equals or exceeds the sum of (x) the "applicable Federal rate" (as determined under Section 1274(d) of the Code) for the calendar month in which the original notes were issued (the "AFR") (the mid-term applicable Federal rate in effect for October 2004 is 3.59%, assuming semi-annual compounding) and (y) 5 percentage points, (ii) the maturity date of the notes is more than five years from the date of issue and (iii) the notes have "significant" OID within the meaning of the Code, the notes will be considered "applicable high yield discount obligations" ("AHYDOs"). In such case, we will not be allowed to take a deduction for interest (including OID) accrued on the notes for U.S. federal income tax purposes until such time as we actually pay such interest (including OID) in cash or in other property (other than stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code).

Moreover, if the yield to maturity on the notes exceeds the sum of the AFR and 6 percentage points (such excess shall be referred to hereinafter as the "Disqualified Yield"), the deduction for interest (including OID) accrued on the notes will be permanently disallowed (regardless of whether we actually pay such interest or OID in cash or in other property) for U.S. federal income tax purposes to the extent such interest or OID is attributable to the Disqualified Yield ("Dividend-Equivalent Interest"). The notes will be AHYDOs and the consequences described above will apply to us.

U.S. Holders

As used herein, "U.S. Holder" means a beneficial owner of the notes who or that is for U.S. federal income tax purposes:

•
an individual that is a citizen or resident of the United States;

•
a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source;

•
a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person; or

•
a person whose worldwide income or gain is otherwise subject to U.S. federal income tax on a net income basis.

Original issue discount

For United States federal income tax purposes, the notes were issued with original issue discount ("OID") and no portion of the payments provided by the notes constitutes qualified stated interest. The OID is the excess of the stated redemption price at maturity of a note over its issue price. The issue price of a note equals the first price at which a substantial amount of the notes has been sold (ignoring sales to persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note. (The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate.)

A U.S. Holder of a note issued with OID must include OID in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of OID included in income by the initial U.S. Holder of a note is the sum of the daily portions of OID with respect to such note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such note. The daily portion of OID on any note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. An accrual period may be of any length and the accrual periods may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to each accrual period is generally equal to the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity. The adjusted issue price of a note at the beginning of any accrual period equals the issue price of the note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the note. As a result, U.S. Holders generally will be required to include OID in income in advance of their receipt of the cash payments to which the income is attributable. We are required to provide information returns stating the amount of OID accrued on the notes held of record by persons other than corporations and other exempt holders.

Sale or other taxable disposition of the notes

A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will be the U.S. Holder's U.S. dollar cost therefor, determined on the date of purchase, increased by any OID and market discount included in income and decreased by the amount of any payments received and amortizable bond premium taken with respect to such note. Recognized gain or loss on the disposition of a note generally will be capital gain or loss, and if the U.S. Holder is an individual that has held the note for more than one year, such capital gain will generally be subject to tax at long-term capital gain rates (currently at a maximum rate of 15% but scheduled to increase to 20% for any taxable year beginning on or after January 1, 2009). A U.S. Holder's ability to deduct capital losses may be limited.

Applicable high yield discount obligations

For purposes of the dividends-received deduction, the Dividend-Equivalent Interest, as defined above under "Certain Tax Consequences to Polypore International" will be treated as a dividend to the extent it is deemed to have been paid out of our current or accumulated earnings and profits. Accordingly, a corporate U.S. Holder maybe be entitled, subject to applicable limitations, to take a dividends-received deduction with respect to any Dividend-Equivalent Interest received by you on such Note.

Exchange offer

The exchange of original notes for exchange notes pursuant to this exchange offer will not constitute a taxable event for U.S. federal income tax purposes. As a result:

•
a U.S. Holder of notes will not recognize taxable gain or loss as a result of the exchange of notes for exchange notes pursuant to the exchange offer;

•
the holding period of the exchange notes will include the holding period of the notes surrendered in exchange therefor; and

•
a U.S. Holder's adjusted tax basis in the exchange notes will be the same as such U.S. Holder's adjusted tax basis in the notes surrendered in exchange therefor.

Contingent payments

In certain circumstances, we may be obligated to pay you amounts in excess of interest and principal payable on the notes. Our obligation to make payments of additional interest (which includes OID) upon a registration default, as well as certain payments upon a change of control or certain redemptions, may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these payments. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such payments at the time such payments are received or accrued in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of such payments, U.S. Holders might, among other things, be required to accrue interest income at higher rates than the interest rates on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income (currently subject to tax at the maximum rate of 35% for individuals) rather than as capital gain, which may be subject to tax at long-term capital gain rates (currently at a maximum rate of 15% for individuals but scheduled to increase to 20% for any taxable year beginning on or after January 1, 2009) if the U.S. Holder has held the note for more than one year. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. Purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Information reporting and backup withholding

A U.S. Holder may be subject to a backup withholding tax (currently at a rate of 28%) when such holder receives "reportable payments," including interest and principal payments on the notes or proceeds upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•
fails to furnish us or our paying agent with its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•
furnishes an incorrect TIN and we or our paying agent have received notice from the IRS of such incorrect TIN;

•
has failed to properly report payments of interest or dividends and we or our paying agent have received notice from the IRS of such failure; or

•
fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

We, or our paying agent, generally will report to a U.S. Holder of notes and to the IRS the amount of any reportable payments made in respect of the notes for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note that is not a U.S. Holder (a "Non-U.S. Holder").

Interest

Subject to the discussion of backup withholding below, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•
such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•
such holder is not a controlled foreign corporation that is related to us directly or constructively through stock ownership;

•
such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•
such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•
we, or our paying agent, receive appropriate documentation establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest on the notes.

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation.

Sale or other taxable disposition of the notes

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

•
such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States;

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•
the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

Information reporting and backup withholding

Backup withholding and information reporting generally will not apply to interest payments made to a Non-U.S. Holder in respect of the notes if such Non-U.S. Holder furnishes us or our paying agent with appropriate documentation of such holder's non-U.S. status.

The payment of the proceeds from a Non-U.S. Holder's disposition of notes by or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless such holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that such holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of the proceeds from a Non-U.S. Holder's disposition of a note by or through a non-U.S. office of either a U.S. broker or a non-U. S. broker that is a "U.S: related person" as defined below, will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary, or the Non-U.S. Holder establishes an exemption. For this purpose, a "U.S.-related person" is:

•
a U.S. person;

•
a controlled foreign corporation for U.S. federal income tax purposes;

•
a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

•
a foreign partnership that is either engaged in the conduct of a trade or business in the U.S. or of which 50% or more of its income or capital interests are held by U.S. persons.

Neither information reporting nor backup withholding will apply to a payment of the proceeds of a Non-U.S. Holder's disposition of notes by or through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides.

Non-U.S. Holders should consult their own tax advisors regarding the application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our paying agent knows or has reason to know that the certification may be false.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the holder's U.S. federal income tax liability or may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Plan of distribution

Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes that will be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of the notes who is an "affiliate" (within the meaning of the Securities Act) of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a Participating Broker-Dealer who acquired original notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters; (2) will not be able to tender its original notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each Participating Broker-Dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until     , 2005, all Participating Broker-Dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any such sale of exchange notes by broker-dealers. Exchange notes received by Participating Broker-Dealers for their own account, pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such exchange notes. Any Participating Broker-Dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the exchange notes and the enforceability or the Company's obligations under the exchange notes will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain partners of Willkie Farr & Gallagher LLP own in the aggregate less than 1% of the limited partnership interests of Warburg Pincus.

Experts

The consolidated financial statements of Polypore International at January 1, 2005 and for the period from May 2, 2004 to January 1, 2005 (Successor), and the consolidated financial statements of Polypore International, Inc. at January 3, 2004 and for the two years in the period ended January 3, 2004 and the period from January 4, 2004 to May 1, 2004 (Predecessor), included in this prospectus and registration statement of Polypore International, Inc., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

In 2004, Ernst & Young LLP ("E&Y") notified the SEC, the Public Company Accounting Oversight Board and Polypore International's board of directors that certain non-audit work it had performed in China had raised questions regarding E&Y's independence with respect to its performance of audit services to some of its clients, including an affiliate (the "Affiliate") of the former principal stockholder of Polypore, Inc. which stockholder completely divested its ownership interest in Polypore International and its subsidiaries in connection with the Transactions.

During fiscal years 2002 and 2003, and through June 2004. E&Y performed tax calculation and return preparation services for the Affiliate. E&Y's affiliated firm in China made payment of the relevant taxes on behalf of the Affiliate. The payment of those taxes involved the handling of the Affiliate's tax related funds.

In 2005, E&Y notified the SEC and Polypore International's board of directors that certain non-audit work it had performed in Belgium, Austria, Norway and Denmark had raised questions regarding E&Y's independence with respect to its performance of audit services to some of its clients, including an affiliate of Warburg Pincus (the "Warburg Pincus Affiliate").

During fiscal years 2002, 2003, and 2004, E&Y provided certain tax and payroll services to the Warburg Pincus Affiliate, including payment of payroll and related taxes and value added taxes.

Polypore International, its board of directors and E&Y have considered the impact the providing of these services may have had on E&Y's independence with respect to Polypore International and Polypore, Inc. and concluded there has been no impairment of E&Y's independence. The services were provided to the Affiliate and to the Warburg Pincus Affiliate not to Polypore, Inc. or any subsidiary of Polypore, Inc., were administrative in nature and the associated fees over the period the services were provided (fiscal year 2002 through 2004) were insignificant. The services have been discontinued.

Where you can find more information

This prospectus forms a part of a registration statement that we filed with the SEC on Form S-4 under the Securities Act in connection with the offering of the exchange notes. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the exchange notes. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

Under the terms of the Indenture that governs the notes, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any original notes or exchange notes are outstanding, we will furnish to the Trustee and the holders of the original notes or exchange notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and those of our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our independent auditors and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing and make such information available to securities analysts and prospective investors upon request. In addition, following the consummation of the exchange offer, we have agreed that, for so long as any original notes or exchange notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC at the SEC's public reference room at the following address:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms.

Our SEC filings are also available at the SEC's web site at http: //www.sec.gov and at our own web site at http:/ /www.polypore.net. You can also obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:

Polypore International, Inc.
13800 South Lakes Drive
Charlotte, NC 28273
(704) 587-8409

Index to financial statements

Report of Independent Registered Public Accounting Firm	F-2
Consolidated balance sheets as of January 1, 2005 and January 3, 2004	F-3

Consolidated statements of operations for the period from May 2, 2004 through January 1, 2005 (Successor) and the period from January 4, 2004 through May 1, 2004 and the fiscal years ended January 3, 2004 and December 28, 2002 (Predecessor)	F-4

Consolidated statements of shareholders' equity for the period from May 2, 2004 through January 1, 2005 (Successor) and the period from January 4, 2004 through May 1, 2004 and the fiscal years ended January 3, 2004 and December 28, 2002 (Predecessor)	F-5

Consolidated statements of cash flows for the period from May 2, 2004 through January 1, 2005 (Successor) and the period from January 4, 2004 through May 1, 2004 and the fiscal years ended January 3, 2004 and December 28, 2002 (Predecessor)	F-6
Notes to consolidated financial statements	F-7
Unaudited condensed consolidated balance sheets as of April 2, 2005 and January 1, 2005	F-38
Unaudited condensed consolidated statements of operations for the three months ended April 2, 2005 and April 3, 2004	F-39
Unaudited condensed consolidated statements of cash flows for the three months ended April 2, 2005 and April 3, 2004	F-40
Notes to unaudited condensed consolidated financial statements	F-41

Report of Independent Registered Public Accounting Firm

The Board of Directors
Polypore International, Inc.

We have audited the accompanying consolidated balance sheet of Polypore International, Inc., as of January 1, 2005, and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from May 2, 2004 to January 1, 2005 (Successor) and the consolidated balance sheet of Polypore International, Inc. as of January 3, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the two fiscal years in the period then ended and for the period January 4, 2004 to May 1, 2004 (Predecessor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Polypore International, Inc. at January 1, 2005, and the consolidated results of its operations and cash flows for the period from May 2, 2004 to January 1, 2005 (Successor) and the consolidated financial position of Polypore International, Inc. as of January 3, 2004, and the consolidated results of its operations and cash flows for the two fiscal years in the period then ended and for the period January 4, 2004 to May 1, 2004 (Predecessor), in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

February 17, 2005
Greenville, South Carolina

Polypore International, Inc.
Consolidated balance sheets

	Successor	Predecessor
(in thousands, except share data)	January 1, 2005	January 3, 2004

Assets
Current assets:
Cash and equivalents	$33,149	$20,063
Accounts receivable, net	106,296	89,471
Inventories	61,789	60,941
Refundable income taxes	8,850	—
Deferred income taxes	7,954	298
Prepaid and other	5,288	5,953
Due from related parties	—	5,212

Total current assets	223,326	181,938
Property, plant and equipment, net	441,350	480,602
Goodwill	535,844	32,200
Intangibles and loan acquisition costs, net	244,629	17,735
Environmental indemnification receivable	20,125	17,183
Other	1,142	984

Total assets	$1,466,416	$730,642

Liabilities and shareholders' equity
Current liabilities:
Revolving credit obligations	$—	$10,000
Accounts payable	20,581	20,966
Accrued liabilities	51,229	40,644
Income taxes payable	—	5,769
Current portion of debt—optional prepayment	25,000	—
Current portion of debt	2,260	23,609
Current portion of capital lease obligation	1,272	—

Total current liabilities	100,342	100,988

Debt, less current portion	1,029,391	250,519
Capital lease obligations, less current portion	7,344	—
Pension and postretirement benefits	48,652	37,209
Post employment benefits	10,119	13,808
Environmental reserve, less current portion	24,394	22,661
Deferred income taxes	137,240	98,117
Other	3,033	1,362
Commitments and contingencies
Series A nonconvertible preferred stock (Successor), $.01 par value ($100,000 liquidation preference per share)—authorized 15,000 shares, no shares issued and outstanding	—	—
Redeemable preferred stock (Predecessor):
Class A, 8% Senior Cumulative, non-voting, $.01 par value (liquidation value of $1,000 per share)—20,000 shares authorized, 14,000 shares issued and outstanding at January 3, 2004	—	—
Class B-1, 8% Junior Cumulative Convertible Preferred Stock, $.01 par value (liquidation value of $100 per share)—authorized 10,000 shares, no shares issued and outstanding at January 3, 2004	—	—
Class B-2, 8% Junior Cumulative Convertible Preferred Stock, $.01 par value (liquidation value of $100 per share)—authorized 5,000 shares, no shares issued and outstanding at January 3, 2004	—	—
Class C, 13% Senior Cumulative Redeemable Preferred Stock, $.01 par value (liquidation value of $1,000 per share)—authorized 40,000 shares, no shares issued and outstanding at January 3, 2004	—	—
Paid-in capital	—	14,000
Cumulative dividends payable	—	2,221

	—	16,221
Shareholders' equity:
Common stock, $.01 par value (Successor)—350,000 shares authorized, 171,421 issued and outstanding at January 1, 2005 Common Stock, $.01 par value	2	—
Class A Common Stock, $.01 par value (Predecessor)—250,000 shares authorized, 141,292 shares issued and outstanding at January 4, 2004	—	1
Class B Non-Voting Common Stock, $.01 par value (Predecessor)—authorized 50,000 shares, 6,040 shares issued and outstanding at January 3, 2004	—	—
Class C Non-Voting Common Stock, $.01 par value (Predecessor)—authorized 25,000 shares, 7,754 shares issued and outstanding at January 3, 2004	—	1
Paid-in capital	124,468	1,718
Retained earnings (deficit)	(19,265)	124,519
Accumulated other comprehensive income	696	63,518

	105,901	189,757

Total liabilities and shareholders' equity	$1,466,416	$730,642

See accompanying notes.

Polypore International, Inc.
Consolidated statements of operations

	Successor	Predecessor
(in thousands, except share and per share data)	May 2, 2004 through January 1, 2005	January 4, 2004 through May 1, 2004	Year ended January 3, 2004	Year ended December 28, 2002

Net sales	$311,089	$179,273	$441,076	$345,432
Cost of goods sold	225,918	110,166	285,631	243,383

Gross profit	85,171	69,107	155,445	102,049
Selling, general and administrative expenses	50,186	24,895	69,684	48,866
Business restructuring	13,899	—	—	—
In process research and development	5,250	—	—	—
Other	—	(1,514)	—	—

Operating income	15,836	45,726	85,761	53,183
Other (income) expense:
Interest expense, net	42,098	6,048	21,521	20,862
Foreign currency and other	1,656	481	2,433	1,545
Unrealized (gain) loss on derivative instrument	—	(1,321)	(2,287)	2,542

	43,754	5,208	21,667	24,949

Income (loss) before income taxes	(27,918)	40,518	64,094	28,234
Income taxes	(8,653)	13,685	18,781	11,388

Net income (loss)	(19,265)	26,833	45,313	16,846
Redeemable preferred stock dividends	—	(424)	(1,260)	(1,735)
Redemption premium on Class C preferred stock	—	—	—	(2,600)

Net income (loss) applicable to common stock	$(19,265)	$26,409	$44,053	$12,511

Net income (loss) per common share—basic	$(112.48)	$170.29	$284.06	$84.19
Net income (loss) per common share—diluted	$(112.48)	$170.29	$284.06	$80.67

See accompanying notes.

Polypore International, Inc.
Consolidated statements of shareholders' equity

(In thousands, except per share data)	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total	Comprehensive Income (Loss)

Predecessor
Balance at December 29, 2001	$1	$1,718	$67,955	$(9,122)	$60,552
Net income for the year ended December 28, 2002	—	—	16,846	—	16,846	$16,846
Foreign currency translation adjustment, net of income tax benefit of $7,585	—	—	—	24,521	24,521	24,521
Issuance of Class C Non-Voting Common Stock in connection with exercise of stock purchase warrant	1	—	—	—	1	—
Redemption premium on Class C Preferred Stock	—	—	(2,600)	—	(2,600)	—
Cumulative dividends on Class A Preferred Stock—$89.68 per share	—	—	(1,256)	—	(1,256)	—
Cumulative dividends on Class C Preferred Stock—$23.96 per share	—	—	(479)	—	(479)	—

Balance at December 28, 2002	2	1,718	80,466	15,399	97,585
Comprehensive income for the year ended December 28, 2002						$41,367

Net income for the year ended January 3, 2004	—	—	45,313	—	45,313	$45,313
Foreign currency translation adjustment, net of income tax expense of $520	—	—	—	49,914	49,914	49,914
Foreign currency translation gains reclassified into earnings from other comprehensive income, net of income tax benefit of $524	—	—	—	(1,456)	(1,456)	(1,456)
Additional minimum pension liability, net of income tax benefit of $225	—	—	—	(339)	(339)	(339)
Cumulative dividends on Class A Preferred Stock—$90.01 per share	—	—	(1,260)	—	(1,260)	—

Balance at January 3, 2004	2	1,718	124,519	63,518	189,757
Comprehensive income for the year ended January 3, 2004						$93,432

Net income for the period from January 4, 2004 through May 1, 2004	—	—	26,833	—	26,833	$26,833
Foreign currency translation adjustment, net of income tax expense of $0	—	—	—	(19,883)	(19,883)	(19,883)
Additional minimum pension liability, net of income tax benefit of $18	—	—	—	35	35	35
Cumulative dividends on Class A Preferred Stock—$30.27 per share	$—	$—	$(424)	$—	$(424)	$—

Balance at May 1, 2004	2	1,718	150,928	43,670	196,318

Comprehensive income for the period from January 4, 2004 through May 1, 2004						$6,985

Successor
Issuance of common stock in connection with the Transactions (170,385 shares)	$2	$170,383	$—	$—	$170,385
Issuance of common stock (1,036 shares)	—	1,036	—	—	1,036
Net income (loss) for the period from May 2, 2004 through January 1, 2005	—	—	(19,265)	—	(19,265)	$(19,265)
Stock compensation	—	239	—	—	239	—
Dividends on Series A Common Stock—$275.29 per share	—	(47,190)	—	—	(47,190)	—
Foreign currency translation adjustment, net of income tax expense of $0	—	—	—	696	696	696

Balance at January 1, 2005	$2	$124,468	$(19,265)	$696	$105,901

Comprehensive loss for the period from May 2, 2004 through January 1, 2005						$(18,569)

See accompanying notes.

Polypore International, Inc.
Consolidated statements of cash flows

	Successor	Predecessor
(in thousands)	May 2, 2004 through January 1, 2005	January 4, 2004 through May 1, 2004	Year ended January 3, 2004	Year ended December 28, 2002

Operating activities:
Net income (loss)	$(19,265)	$26,833	$45,313	$16,846
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	21,962	14,409	36,222	28,098
Amortization expense	11,779	808	2,471	2,669
Amortization of debt discount	4,262	—	—	—
Stock compensation	239	—	—	—
Inventory purchase accounting	19,007	—	—	—
(Gain) loss on disposal of property, plant and equipment	488	(1,432)	—	—
Foreign currency and other	2,602	334	1,265	1,545
Unrealized (gain) loss on derivative instrument	—	(1,321)	(2,287)	2,542
Deferred income taxes	5,867	(2,080)	(2,711)	773
Business restructuring	15,687	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	737	(13,189)	(14,528)	9,790
Inventories	1,943	(1,434)	(6,790)	(6,432)
Prepaid and other current assets	694	(107)	(293)	(1,543)
Accounts payable and accrued liabilities	(40,006)	6,299	(1,185)	24,108
Other, net	(4,992)	(209)	(1,006)	5,074

Net cash provided by operating activities	21,004	28,911	56,471	83,470
Investing activities:
Purchases of property, plant and equipment	(9,882)	(5,497)	(33,797)	(28,785)
Proceeds from sale of property, plant and equipment	62	1,923	—	—
Acquisitions, net of cash acquired	(867,369)	—	—	(112,624)

Net cash used in investing activities	(877,189)	(3,574)	(33,797)	(141,409)
Financing activities:
Proceeds from debt	1,020,982	610	1,738	161,896
Principal payments on debt	(265,024)	(7,923)	(39,756)	(18,543)
Borrowings on revolving credit agreement	1,500	—	15,500	1,500
Payments on revolving credit agreement	(11,500)	—	(5,500)	(21,500)
Loan acquisition costs	(20,392)	(59)	(311)	(4,139)
Issuance of common stock	171,421	—	—	—
Issuance of nonconvertible preferred stock	150,000	—	—	—
Redemption of nonconvertible preferred stock	(150,000)	—	—	—
Redemption of redeemable preferred stock	—	—	—	(22,600)
Payment of dividends	(47,190)	—	—	(13,563)

Net cash (used in) provided by financing activities	849,797	(7,372)	(28,329)	83,051
Effect of exchange rate changes on cash and cash equivalents	3,665	(2,156)	1,112	(14,046)

Net (decrease) increase in cash and equivalents	(2,723)	15,809	(4,543)	11,066
Cash and equivalents at beginning of year	35,872	20,063	24,606	13,540

Cash and equivalents at end of year	$33,149	$35,872	$20,063	$24,606

Supplemental cash flow information
Cash paid for interest	$30,897	$5,921	$26,931	$18,046
Cash paid for income taxes	9,550	7,607	21,852	10,817
Supplemental non-cash financing activities
Unpaid dividends on preferred stock	—	424	1,260	961
Accrued interest converted to debt	—	—	592	683
Equipment financed under capital lease	8,823	—	—	—
Acquisitions
Fair value of assets acquired	1,421,121	—	—	217,800
Liabilities assumed and incurred	553,752	—	—	100,794
Cash paid	867,369	—	—	117,006

See accompanying notes.

Polypore International, Inc.
Notes to consolidated financial statements

1. Description of Business and Transactions

Description of Business

Polypore International, Inc. (the "Company" or "Successor") is a leading worldwide manufacturer and marketer of microporous membranes for use in energy storage and separations applications. The Company has a global presence in the major geographic markets of North America, South America, Western Europe and the Asia-Pacific region.

Transactions

On May 13, 2004, the Company acquired 100% of the outstanding common stock of PP Holding Corporation and its wholly owned subsidiary, PP Acquisition Corporation ("PP Acquisition"), for $320,385,000 in cash. On May 13, 2004, PP Acquisition purchased the outstanding capital stock of Polypore, Inc. ("Polypore"). The aggregate purchase price, including acquisition related costs, was approximately $1,150,073,000 in cash. In connection with the acquisition, PP Acquisition obtained a new credit facility with initial borrowings of approximately $414,920,000 and issued 8.75% senior subordinated notes with a face amount of $405,915,000. PP Acquisition used the net proceeds from the new credit facility, the issuance of senior subordinated debt and equity contributions to pay the net purchase price to the existing shareholders, repay all outstanding indebtedness under Polypore's existing credit facility and pay transaction related fees and expenses. At the time of closing of the acquisition, PP Acquisition merged with and into Polypore, with Polypore as the surviving corporation. These events are hereinafter referred to as the "Transactions".

The acquisition of Polypore by PP Acquisition was accounted for as a purchase in conformity with FASB Statement No. 141, Business Combinations ("FAS 141") and FASB Statement No. 142, Goodwill and Other Intangible Assets("FAS 142"). The total cost of the acquisition has been allocated as a change in basis to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of May 13, 2004, the date of the Transactions. The purchase price allocation is based on preliminary estimates and may be adjusted based on the finalization of certain accruals recorded in connection with the Transactions. For accounting purposes, the acquisition was accounted for as if it occurred on the last day of the Company's fiscal month ended May 1, 2004, which is the closest fiscal month end to May 13, 2004, the closing date of the acquisition.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

1. Description of Business and Transactions (continued)

The following table summarizes the preliminary purchase price allocation based upon the estimated fair value of the assets acquired and liabilities assumed at the date of the Transactions.

(in thousands)

Current assets	$201,405
Property, plant and equipment	406,934
Intangible assets	253,005
Goodwill	535,844
Other	23,933

Total assets acquired	1,421,121
Current liabilities	83,159
Debt, less current portion	819,790
Pension, postretirement and post employment benefits	54,027
Deferred income taxes	121,296
Other	22,464

Total liabilities assumed	1,100,736

Net assets acquired	$320,385

In connection with the Transactions, $5,250,000 was allocated to in process research and development ("IPR&D") and expensed during the period in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method. The value of the IPR&D was calculated with the assistance of a third party appraiser based on cash flow projections discounted for the risk inherent in such projects using a 60% probability of success factor and a 16% discount rate.

The excess of the purchase price over the fair value of the net assets purchased was approximately $535,844,000 and was allocated to goodwill. The goodwill was assigned to the Energy Storage and Separations Media segments in the amounts of $371,795,000 and $164,049,000, respectively. The goodwill is not deductible for income tax purposes.

The following unaudited pro forma financial data summarizes the results of operations for the periods ended January 1, 2005 and January 3, 2004 as if the Transactions had occurred as of the beginning of each individual period. Unaudited pro forma results below are based on historical results of operations and include adjustments for depreciation, amortization and interest expense associated with the Transactions and the related income tax effects of these adjustments. The unaudited pro forma results for the period ended January 1, 2005 exclude non-recurring costs of $5,250,000 for the write-off of in process research and development costs and $19,007,000 for the sale of inventory that was revalued in connection with the

Polypore International, Inc.
Notes to consolidated financial statements (continued)

1. Description of Business and Transactions (continued)

application of purchase accounting for the Transactions. The pro forma amounts do not necessarily reflect actual results that would have occurred.

	Year ended
(in thousands, except per share data)	January 1, 2005	January 3, 2004

Net sales	$490,362	$441,076
Net income	$13,107	$10,081
Net income per common share-basic and diluted	$76.66	$59.16

2. Accounting Policies

Basis of Presentation and Use of Estimates

For purposes of presentation, the accompanying statements of operations and cash flows for the period May 2, 2004 through January 1, 2005 reflect the operating results and cash flows of the Company subsequent to the Transactions ("Successor"). The statements of operations and cash flows for the period from January 4, 2004 through May 1, 2004 and the years ended January 3, 2004 and December 28, 2002 reflect the operating results and cash flows of Polypore prior to the Transactions ("Predecessor").

The accompanying consolidated financial statements of the Company are prepared in accordance with U.S. generally accepted accounting principles and include the accounts of the Company and its subsidiaries. All material intercompany accounts are eliminated in consolidation. Certain amounts previously presented in the consolidated financial statements for prior periods have been reclassified to conform to current classifications. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounting Period

The Company's fiscal year is the 52 or 53-week period ending the Saturday nearest to December 31. The period from January 4, 2004 through May 1, 2004 (Predecessor) includes 17 weeks and the period from May 2, 2004 through January 1, 2005 (Successor) includes 35 weeks (together, 52 weeks). The fiscal years ending January 3, 2004 and December 28, 2002 include 53 and 52 weeks, respectively.

Revenue Recognition

Revenue from product sales is recognized at the time ownership of goods transfers to the customer and the earning process is complete. Amounts billed to customers for shipping and handling are recorded in "Net sales" in the accompanying statement of income. Shipping and handling costs incurred by the Company for the delivery of goods to customers are included in "Cost of goods sold" in the accompanying statement of income. Sales returns and allowances

Polypore International, Inc.
Notes to consolidated financial statements (continued)

are recorded as a reduction of revenue at the time such returns and allowances are identified. Product returns and warranty expenses were not material for all periods presented.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are carried at the lower of cost or market using the first-in, first-out ("FIFO") method of accounting. For purchase accounting, the value of inventory on hand at May 1, 2004 was increased by $19,007,000 to reflect the fair value of such inventory, less cost to sell. Operating results for the period from May 2, 2004 through January 1, 2005 include an increase in cost of goods sold of $19,007,000, representing the write-off of the inventory purchase accounting adjustment as this inventory was sold. As of January 1, 2005 and January 3, 2004, inventories consist of the following:

	Successor	Predecessor
(in thousands)	January 1, 2005	January 3, 2004

Raw materials	$22,243	$20,179
Work-in-process	6,395	9,230
Finished goods	33,151	31,532

Total	$61,789	$60,941

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed for financial reporting purposes on the straight-line method over the estimated useful lives of the related assets. The estimated useful lives established for buildings and land improvements range from 20 to 39.5 years and the estimated useful lives established for machinery and equipment range from 5 to 15 years.

Intangibles and Loan Acquisition Costs

Identified intangible assets subject to amortization consist of a supply agreement, customer relationships and technology and patents. Loan acquisition costs are amortized over the term of the related debt. Amortization expense for loan acquisition costs is classified as interest expense. Indefinite lived intangible assets consist of trade names and are not amortized, but are subject to an annual impairment test.

Impairment of Long-Lived Assets

Property, plant and equipment and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. There were no impairments of long-lived assets in 2004, 2003 or 2002.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

Goodwill

In accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets ("FAS 142"), goodwill is not amortized, but is subject to an annual impairment test. The impairment test consists of a comparison of the fair value of goodwill with its carrying amount. If the carrying amount of goodwill exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of goodwill is its new accounting basis. The Company performed its annual impairment test in 2004 and concluded that none of its goodwill was impaired.

Research and Development

The cost of research and development by the Company is charged to expense as incurred and is included in selling, general and administrative expenses in the consolidated statements of operations. Research and development expense, excluding the write-off of in-process research and development, was $9,528,000 for the period from May 2, 2004 to January 1, 2005, $4,116,000 for the period from January 4, 2004 through May 1, 2004, $13,397,000 in 2003 and $10,709,000 in 2002.

Income Taxes

The provision for income taxes and corresponding balance sheet accounts are determined in accordance with Statement No. 109, Accounting for Income Taxes ("FAS 109"). Under FAS 109, the deferred tax liabilities and assets are determined based on temporary differences between the basis of certain assets and liabilities for income taxes and financial reporting purposes. A valuation allowance is recognized if it is more likely than not that a portion of the deferred tax assets will not be realized in the future.

Foreign Currency Translation

The local currencies of the Company's foreign subsidiaries are the functional currencies in accordance with FASB Statement No. 52, Foreign Currency Translation ("FAS 52"). Assets and liabilities of the Company's foreign subsidiaries are translated into United States dollars at current exchange rates and resulting translation adjustments are reported in accumulated other comprehensive income. Income statement amounts are translated at weighted average exchange rates prevailing during the period. Transaction gains and losses are included in the determination of net income.

In connection with the Transactions, the Company obtained euro-denominated senior secured and senior subordinated notes that effectively hedge the Company's net investment in foreign subsidiaries. Therefore, foreign currency gains and losses resulting from the translation of the euro-denominated debt at January 1, 2005 of $28,996,000 have been recorded in accumulated other comprehensive income (loss).

Prior to December 30, 2003, the Company's predecessor had intercompany U.S. dollar denominated debt with its French subsidiary, which was considered permanently invested in accordance with FAS 52. On December 30, 2003, the French subsidiary repaid the intercompany U.S. dollar denominated debt in accordance with an internal French tax reorganization. Prior to settlement of the permanently invested intercompany debt, re-measurement gains and losses,

Polypore International, Inc.
Notes to consolidated financial statements (continued)

net of income taxes, were reported in accumulated other comprehensive income (loss), as permitted by FAS 52. Upon settlement, the Company's predecessor recognized approximately $1,456,000, net of applicable income taxes, of foreign currency gains that were previously recorded in other comprehensive income.

Stock-based Compensation

The Company accounts for stock-based compensation using the fair-value method under FASB Statement No. 123, Accounting for Stock Based Compensation ("FAS 123") and FASB Statement No. 148, Accounting for Stock-Based Compensations—Transition and Disclosure ("FAS 148").

Net Income (Loss) Per Share

Basic income (loss) per common share is based on the weighted-average number of common shares outstanding in each year and after preferred stock dividend requirements. Diluted income (loss) per common share assumes that any dilutive convertible preferred shares outstanding at the beginning of each year were converted at those dates, with preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes outstanding common shares were increased by shares issuable by exercise of stock warrants and options.

Accounts Receivable and Concentrations of Credit Risk

Accounts receivable potentially expose the Company to concentrations of credit risk, as defined by FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk. The Company provides credit in the normal course of business and performs ongoing credit evaluations on certain of its customers' financial condition, but generally does not require collateral to support such receivables. Accounts receivable, net of allowance for doubtful accounts, are carried at cost, which approximates fair value. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The allowance for doubtful accounts was $5,962,000 and $5,324,000 at January 1, 2005 and January 3, 2004, respectively, which management believes is adequate to provide for credit losses in the normal course of business, as well as losses for customers who filed for protection under bankruptcy law. The Company charges accounts receivables off against its allowance for doubtful accounts when it deems them to be uncollectible on a specific identification basis. Exide Corporation ("Exide"), a customer of the Company's Energy Storage segment, accounted for approximately 14%, 16%, and 19% of the Company's sales in 2004, 2003, and 2002, respectively.

Derivatives

The Company accounts for derivative instruments in accordance with FASB Statement No. 133, Accounting for Derivatives and Hedging Activity ("FAS 133"). Under FAS 133, all derivative instruments are recorded at fair value on the balance sheet and all changes in fair value are recorded to earnings or to shareholders' equity through other comprehensive income.

From time to time, the Company uses derivative financial instruments to manage interest rate risk and does not use derivatives for trading purposes. The Company enters into derivative

Polypore International, Inc.
Notes to consolidated financial statements (continued)

financial instruments with high credit quality counterparties and has not experienced any credit losses on derivatives.

In March 2000, the Company's predecessor entered into an interest rate hedge agreement with a major U.S. bank as required under Polypore's credit facilities. The hedge agreement contained a collar that provided a ceiling and a floor interest rate above or below which Polypore's interest rate on the hedged portion of the term debt would not vary. Upon adoption of FAS 133 in 2001, the Polypore determined the interest rate hedge agreement did not qualify for hedge accounting treatment as defined in FAS 133. Accordingly, the fair value of the financial instrument was recorded in the financial statements and subsequent changes in fair value were recorded in earnings in the period of change. At December 28, 2002, the fair value of the interest rate hedge agreement was approximately $7,639,000 and was included in accrued liabilities. During 2002, the three-month LIBO rate fell below the floor rate in the collar agreement and Polypore made payments (recorded as incremental interest expense) to the bank of approximately $2,639,000.

On December 31, 2002, the interest rate hedge agreement expired and the bank exercised its option to enter into a swap agreement. The swap agreement effectively converted Polypore's variable interest rate on $57,225,000 of its term debt to a fixed rate of 6.55% until December 29, 2006. The swap agreement did not qualify for hedge accounting treatment as defined in FAS 133. Accordingly, the fair value of the financial instrument was recorded as a liability in the financial statements and subsequent changes in fair value were recorded to earnings in the period of change. At January 3, 2004, the fair value of the swap agreement was approximately $5,351,000 and was included in accrued liabilities. During the period from January 4, 2004 through May 1, 2004 and fiscal 2003, Polypore made payments (recorded as incremental interest expense) to the bank of $947,000 and $4,028,000, respectively, representing the difference between the fixed interest rate on the swap and the variable interest rate paid on the debt. The swap agreement was terminated in connection with the closing of the Transactions.

Fair Value of Financial Instruments

The Company's financial instruments include cash equivalents, accounts receivable, accounts payable, accrued liabilities, revolving credit obligations and long-term debt. The carrying amount of the revolving credit facility and term loan approximates fair value because the interest rate adjusts to market interest rates. At January 1, 2005, the fair value of the 8.75% senior subordinated notes and the 10.5% senior discount notes, based on a quoted market prices, was $449,692,000 and $192,000,000, respectively. The carrying values of all of the other financial instruments approximate their fair values.

Restructuring Charges

In 2002, FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("FAS 146"), was issued. This statement nullifies EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). FAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. The Company adopted the

Polypore International, Inc.
Notes to consolidated financial statements (continued)

provisions of FAS 146, which are effective for one-time benefit arrangements and exit or disposal activities initiated after December 31, 2002. The Company accounts for ongoing benefit arrangements, such as those included in the Company's business restructuring plan discussed in Note 18, under FASB Statement No. 112, Employers' Accounting for Postemployment Benefits ("FAS 112"), which requires that a liability be recognized when the costs are probable and reasonably estimable.

Other Accounting Pronouncements

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions ("FAS 153"). The amendments made by FAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 (fiscal 2006 for the Company). Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. Management does not believe there will be a significant impact as a result of adopting this Statement.

In November 2004, the FASB issued Statement No. 151, Inventory Costs ("FAS 151"). This statement amends Accounting Research Bulletin No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). FAS 151 requires that idle facility expense, excess spoilage, double freight and re-handling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". FAS 151 also requires that allocation of fixed production overhead expenses to the costs of conversion be based on the normal capacity of the production facilities. FAS 151 is effective for all fiscal years beginning after June 15, 2005 (2006 for the Company). Management does not believe there will be a significant impact as a result of adopting this Statement.

In December 2004, the FASB published FASB Statement No. 123 (revised 2004), Share-Based Payment ("FAS 123R"). FAS 123R replaces FAS 123, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. FAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on their fair values. Public entities are required to apply FAS 123R as of the first interim or annual reporting period that begins after June 15, 2005 (the third quarter of 2005 for the Company). Management does not believe there will be a significant impact as a result of adopting this Statement.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

3. Acquisitions

On February 28, 2002, the Company's predecessor acquired 100% of the outstanding shares of Membrana GmbH ("Membrana") from Acordis A.G. The results of Membrana's operations have been included in the consolidated financial statements since the date of acquisition. The purchase of Membrana supports the Company's strategy of building its technology base and expanding its market position in the Separations Media segment.

The aggregate purchase price, including acquisition related costs, was approximately $117,006,000 in cash. The acquisition was accounted for by the purchase method. The purchase price was allocated to the underlying assets based on tentative estimates of their respective fair values at the date of acquisition during 2002. During 2003, the purchase price allocation was finalized and the fair value of assets purchased, as adjusted, exceeded the purchase price by approximately $9,868,000. Such amount was allocated as an adjustment to property, plant and equipment.

In connection with the acquisition of Membrana, Polypore established a headcount reduction plan of 57 corporate and manufacturing employees at Membrana ("Social Plan"). During 2003, the appropriate employee representatives, as required by German law, approved the Social Plan. The total cost of the Social Plan at the acquisition date was $3,163,000, of which $60,000 was outstanding at January 1, 2005. The Company expects that remaining payments under the Social Plan will be made during 2005.

The following table summarizes the unaudited, consolidated pro forma results of operations of the Company's predecessor, as if the Membrana acquisition had occurred on the first day of the period presented. The pro forma amounts do not necessarily reflect actual results that would have occurred.

Predecessor
(in thousands, except per share data)	Year ended December 28, 2002

Net sales	$362,832
Net income	16,970
Net income per common share—basic	85.02
Net income per common share—diluted	81.47

Polypore International, Inc.
Notes to consolidated financial statements (continued)

4. Property, Plant and Equipment

Property, plant and equipment consists of:

	Successor	Predecessor
(in thousands)	January 1, 2005	January 3, 2004

Cost:
Land	$16,116	$15,005
Buildings and land improvements	116,041	121,194
Machinery and equipment	305,529	449,408
Construction in progress	28,545	29,764

	466,231	615,371
Less accumulated depreciation	24,881	134,769

	$441,350	$480,602

5. Intangibles, Loan Acquisition and Other Costs

Intangibles, loan acquisition and other costs are as follows:

		Successor		Predecessor
		January 1, 2005		January 3, 2004
(in thousands)	Average Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Intangible and other assets subject to amortization:
Supply agreement	5	$9,070	$1,267	$19,818	$8,067
Customer relationships	10-20	180,467	7,395	—	—
Technology and patents	8	36,695	3,062	—	—
Loan acquisition costs	7.5-8	21,312	1,938	13,858	7,874
Intangible assets not subject to amortization:
Trade names	Indefinite	10,747	—	—	—

		$258,291	$13,662	$33,676	$15,941

Amortization expense, including amortization of loan acquisition costs classified as interest expense, was $13,497,000 for the period from May 2, 2004 through January 1, 2005, $1,441,000 for the period from January 4, 2004 through May 1, 2004, $4,162,000 in 2003 and $4,034,000 in

Polypore International, Inc.
Notes to consolidated financial statements (continued)

2002. The Company's estimate of amortization expense for the five succeeding years is as follows:

(in thousands)

2005	$20,530
2006	20,421
2007	20,399
2008	20,391
2009	18,611

6. Goodwill

The changes in carrying amount of goodwill are as follows:

(in thousands)	Energy Storage	Separations Media	Total

Balance as of December 28, 2002 (Predecessor)	$31,622	$—	$31,622
Foreign currency translation adjustment	578	—	578

Balance as of January 3, 2004 (Predecessor)	32,200	—	32,200
Foreign currency translation adjustment	(748)	—	(748)

Balance as of May 1, 2004 (Predecessor)	31,452	—	31,452
Additional goodwill recognized in accounting for the Transactions	340,343	164,049	504,392

Balance as of January 1, 2005 (Successor)	$371,795	$164,049	$535,844

7. Accrued Liabilities

Accrued liabilities consist of:

	Successor
		Predecessor
	January 1, 2005
(in thousands)		January 3, 2004

Business restructuring	$14,502	$—
Salaries, wages and other fringe benefits	14,161	16,154
Accrued interest	4,994	298
Current portion of environmental reserve	4,014	4,873
Taxes other than income	2,378	3,465
Current portion of social plan	60	1,099
Fair value of financial instrument	—	5,351
Other	11,120	9,404

	$51,229	$40,644

Polypore International, Inc.
Notes to consolidated financial statements (continued)

8. Debt

Debt, in order of priority, consists of:

	Successor
		Predecessor
	January 1, 2005
(in thousands)		January 3, 2004

Senior credit facilities:
Revolving credit facility	$—	$10,000
Term loan facilities	416,941	266,645
8.75% senior subordinated notes	429,315	—
10.50% senior discount notes, net of unamortized original issue discount of $95,548	204,452	—
Other	5,943	7,483

	1,056,651	284,128
Less optional prepayment made on March 1, 2005	(25,000)	—
Less current maturities	(2,260)	33,609

Long-term debt	$1,029,391	$250,519

On May 13, 2004, all indebtedness under Polypore's former revolving credit facility and term loans was paid. In connection with the Transactions, Polypore obtained a new senior secured credit agreement.

The new senior secured credit facilities provide for senior secured financing consisting of a $370,000,000 million term loan facility, €36,000,000 term loan facility ($43,420,000 at May 13, 2004, date of the Transactions) and a $90,000,000 revolving loan facility (of which $0 was outstanding at January 1, 2005). The term loans mature in November 2011 and the revolving loan matures in May 2010. Interest rates under the new senior secured credit facilities are, at the Polypore's option, equal to either an alternate base rate or an adjusted LIBO rate, plus an applicable margin percentage. The applicable margin percentage was initially equal to 1.50% for alternate base rate loans or 2.50% for adjusted LIBO rate revolving loans. On July 31, 2004, the credit agreement was amended. The applicable margin percentage under the amended credit agreement is equal to 1.25% for alternate base rate loans or 2.25% for adjusted LIBO rate loans.

On March 1, 2005, Polypore made an optional prepayment of $25,000,000 on the term loans. In accordance with the credit agreement, the prepayment was applied first to the quarterly payments due for the next twelve months and second, pro rata against the remaining scheduled installments of principal. After giving effect to the prepayment, the term loans will require quarterly payments of principal at the end of each fiscal quarter beginning on April 1, 2006. The optional prepayment is classified as a current liability and the current portion of debt has been adjusted to reflect the impact of the optional prepayment in the accompanying balance sheet.

Polypore's immediate parent, PP Holding Corporation, and Polypore's domestic subsidiaries guarantee indebtedness under the credit facility. Substantially all assets of Polypore and its domestic subsidiaries and a first priority pledge of 66% of the voting capital stock of its

Polypore International, Inc.
Notes to consolidated financial statements (continued)

foreign subsidiaries secure indebtedness under the credit facility. The senior secured credit facility is subject to covenants customary for financings of this type, including maximum leverage ratio, minimum interest coverage ratio and limitations on capital spending. Polypore may not pay dividends on its common stock. Polypore was in compliance with all financial covenants as of January 1, 2005.

In connection with the Transactions, Polypore issued $225,000,000 8.75% senior subordinated dollar notes due 2012 and €150,000,000 ($180,915,000 at May 13, 2004, date of the Transactions) 8.75% senior subordinated euro notes due 2012 (collectively, the "Notes"). Interest on the Notes accrues from the issue date, and the first interest payment was due on November 15, 2004. The Notes are subordinated to all our existing and future senior debt, rank equally with all our other senior subordinated debt and rank senior to all our existing and future subordinated debt. Polypore and its domestic subsidiaries, subject to certain exceptions, guarantee the Notes.

On October 18, 2004, the Company issued $300,000,000 10.5% senior discount notes due 2012 with net proceeds of $200,190,000. The net proceeds from the issuance of the discount notes were used to redeem the Series A nonconvertible preferred stock for $150,000,000 and pay a dividend to the common shareholders of $47,190,000. Prior to October 1, 2008, interest accrues on the notes in the form of an increase in the accreted value of the discount notes. The accreted value of the notes will increase from the date of issuance until October 1, 2008 at a rate of 10.5% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity of $300,000,000 on October 1, 2008. Beginning on October 1, 2008, cash interest on the notes will accrue at a rate of 10.5% per annum and will be payable semi-annually beginning in April 2009. The notes will mature on October 1, 2012. The discount notes are senior unsecured obligations of the Company and are not guaranteed by Polypore and its subsidiaries. Polypore's credit facility and the indenture governing the 8.75% senior subordinated notes restrict Polypore and its subsidiaries from paying dividends and otherwise transferring assets to the Company.

Minimum scheduled principal repayments of debt (undiscounted), including the optional prepayment made on March 1, 2005 and its effect on future scheduled principal payments, are as follows:

(in thousands)

2005	$27,260
2006	4,766
2007	5,117
2008	4,740
2009	4,398
Thereafter	1,105,918

$1,152,199

Polypore International, Inc.
Notes to consolidated financial statements (continued)

In connection with an acquisition in 1999, the seller provided $15,000,000 in the form of a note ("Seller Note") to the Company's predecessor. The Seller Note balance, including unpaid interest converted to principal, of approximately $18,616,000 was paid in full on December 15, 2003.

9. Commitments and Contingencies

Leases

The Company leases certain equipment and facilities under operating leases. Rent expense was $3,687,000 for the period from May 2, 2004 through January 1, 2005, $1,633,000 for the period from January 4, 2004 through May 1, 2004, $3,962,000 in 2003 and $3,331,000 in 2002.

In October 2004, Polypore refinanced an existing operating lease for manufacturing equipment with a capital lease agreement. The lease agreement expires in February 2011 and has an early buyout option in October 2009. Assets recorded under the capital lease are included in property, plant and equipment. At January 1, 2005, the cost of assets under the capital lease was $8,823,000 and the related accumulated depreciation was $98,000. Amortization of assets under the capital lease is included in depreciation expense.

Future minimum capital and operating lease payments at January 1, 2005 are:

(in thousands)	Capital Leases	Operating Leases

2005	$1,604	$3,993
2006	1,604	784
2007	1,604	319
2008	1,604	152
2009	1,604	13
Thereafter	1,739	7

	9,759	$5,268

Less amounts representing interest	1,143

Present value of minimum lease payments	8,616
Less current portion	1,272

	$7,344

Raw Materials

The Company employs a global purchasing strategy to achieve pricing leverage on its purchases of major raw materials. Accordingly, the Company purchases the majority of each type of raw material from one primary supplier with additional suppliers having been qualified to supply the Company if an interruption in supply were to occur. The Company believes that alternative sources of raw materials are readily available and the loss of any particular supplier would not have a material impact on the results of the Company's operations. However, the loss of raw material supply sources could, in the short term, adversely affect the Company's business until alternative supply arrangements were secured.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

Collective Bargaining Agreements

At January 1, 2005, the Company had approximately 1,970 employees worldwide. Approximately 240 employees are represented by labor unions in the United States, which have entered into separate collective bargaining agreements with the Company.

Other

The Company is from time to time subject to various claims and other matters arising out of the normal conduct of business. The amount recorded for identified contingent liabilities is based on estimates. Amounts recorded are reviewed periodically and adjusted to reflect additional information that becomes available. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating certain exposures. Subject to the imprecision in estimating future contingent liability costs, the Company believes that based on present information, it is unlikely that a liability, if any, exists that would have a materially adverse effect on the consolidated operating results, financial position or cash flows of the Company.

10. Income Taxes

Significant components of deferred tax assets and liabilities as of January 1, 2005 and January 3, 2004 are as follows:

	Successor	Predecesor
(in thousands)	January 1, 2005	January 3, 2004

Deferred tax assets:
Pension and postretirement benefits	$14,820	$10,972
Vacation pay	523	556
Unrealized loss on derivative instrument	—	2,035
Foreign tax credits	6,288	—
State tax credits	944	—
Net operating loss carryforwards	2,701	470
Environmental reserve	2,404	3,681
Other	7,303	4,779

Total deferred tax assets	34,983	22,493
Valuation allowance	(2,245)	(484)

Net deferred tax assets	32,738	22,009
Deferred tax liabilities:
Property, plant and equipment	(103,480)	(113,181)
Intangibles	(52,884)	—
Other	(5,660)	(6,647)

Total deferred tax liabilities	(162,024)	(119,828)

Net deferred taxes	$(129,286)	$(97,819)

The valuation allowance increased approximately $1,761,000 in 2004 due to the generation of foreign tax credit carry forwards that may not be fully utilized in future years.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

Deferred taxes are reflected in the balance sheet as follows:

	Successor	Predecessor
(in thousands)	January 1, 2005	January 3, 2004

Current deferred tax asset	$7,954	$298
Non-current deferred tax liability	(137,240)	(98,117)

Net deferred taxes	$(129,286)	$(97,819)

For financial reporting purposes, income before income taxes includes the following components:

		Predecessor
	Successor
		January 4, 2004 through May 1, 2004
(in thousands)	May 2, 2004 through January 1, 2005		Year ended January 3, 2004	Year ended December 28, 2002

Pretax income (loss):
United States	$(28,293)	$22,706	$27,918	$6,004
Foreign	375	17,812	36,176	22,230

	$(27,918)	$40,518	$64,094	$28,234

Income tax expense (benefit) consisted of the following:

		Predecessor
	Successor
		January 4, 2004 through May 1, 2004
(in thousands)	May 2, 2004 through January 1, 2005		Year ended January 3, 2004	Year ended December 28, 2002

Current:
U.S. taxes on domestic income	$(12,071)	$10,805	$4,854	$1,792
Foreign taxes	(2,449)	4,960	15,769	8,863

Total current	(14,520)	15,765	20,623	10,655
Deferred:
U.S. taxes on domestic income	3,736	(3,145)	2,777	2,963
Foreign taxes	2,131	1,065	(4,619)	(2,230)

Total deferred	5,867	$(2,080)	(1,842)	733

	$(8,653)	$13,685	$18,781	$11,388

The Company has German net operating loss carryforwards of approximately $7,980,000. These net operating loss carryforwards do not expire but are subject to certain limitations in their use.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

Income taxes at the Company's effective tax rate differed from income taxes at the statutory rate as follows:

		Predecessor
	Successor
		January 4, 2004 through May 1, 2004
(in thousands)	May 2, 2004 through January 1, 2005		Year ended January 3, 2004	Year ended December 28, 2002

Computed income taxes at the expected statutory rate	$(9,771)	$14,181	$22,433	$9,882
In process research and development	1,953	—	—	—
Extraterritorial income exclusion	(1,256)	(688)	(1,607)	—
State and local taxes	(1,082)	681	756	(67)
Foreign taxes	584	(1,306)	(1,030)	(841)
Foreign net operating losses	—	—	(586)	—
Valuation allowance	768	—	—	2,487
Other	151	817	(1,185)	(73)

Income tax provision (benefit)	$(8,653)	$13,685	$18,781	$11,388

Taxes have been provided on earnings distributed and expected to be distributed by the Company's foreign subsidiaries. All other foreign earnings are undistributed and considered to be indefinitely reinvested and, accordingly, no provision for U.S. Federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculations; however, unrecognized foreign tax credit carryforwards would be available to reduce some portion of the U.S. liability.

The American Jobs Creation Act (the "Act") was enacted on October 22, 2004. The Act contains a temporary provision that encourages companies to repatriate foreign earnings and a deduction from federal taxable income related to certain qualifying domestic production manufacturing activities.

The Company is still in the process of evaluating the effects of the repatriation provision which allows companies to repatriate foreign earnings to the US by making certain dividends received by a US corporation from controlled foreign corporations eligible for an 85% dividends-received deduction. This deduction would result in a 5.25% effective federal rate on repatriated earnings. The Company is not able to estimate the impact of the repatriation provisions at this time. However, the Company does not expect any negative impact from these provisions.

The impact of the qualified production activities deduction on our taxable income is currently being evaluated. While the implications of this provision vary based on transition rules and the future income mix, the Company expects the provision will provide a favorable impact on the Company's effective tax rate in the future to the extent that the Company has taxable income in the U.S.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

11. Employee Benefit Plans

Pension and Other Postretirement Benefits

The Company and its subsidiaries sponsor multiple defined benefit pension plans, which are substantially based at subsidiaries outside of the U.S., and an other postretirement benefit plan based in the U.S.

	Pension Plans
	Successor	Predecessor
(in thousands)	January 1, 2005	May 1, 2004	January 3, 2004

Change in Benefit Obligation
Benefit obligation at beginning of year	$(56,786)	$(58,022)	$(43,366)
Service cost	(1,708)	(604)	(1,824)
Interest cost	(2,144)	(891)	(2,607)
Plan amendments	—	—	(370)
Actuarial gain/(loss)	(1,085)	(516)	(1,845)
Benefit payments	915	453	1,128
Curtailments	—	—	154
Foreign currency translation	(7,567)	2,794	(9,292)

Projected benefit obligation at end of year	(68,375)	(56,786)	(58,022)
Change in Plan Assets
Fair value of plan assets at beginning of year	17,672	17,723	13,771
Actual return on plan assets	1,175	583	701
Company contributions	844	217	815
Benefit payments	(289)	(143)	(302)
Foreign currency translation	2,246	(708)	2,738

Fair value of plan assets at end of year	21,648	17,672	17,723

Funded Status
Funded status at end of year	(46,727)	(39,114)	(40,299)
Unrecognized net actuarial loss	—	223	214
Foreign currency translation	—	(135)	494
Unrecognized prior service cost	—	(707)	(499)
Unrecognized net gain	—	5,030	4,308

Net amount recognized	$(46,727)	$(34,703)	$(35,782)

Polypore International, Inc.
Notes to consolidated financial statements (continued)

	Other Postretirement Benefits
	Successor	Predecessor
(in thousands)	January 1, 2005	May 1, 2004	January 3, 2004

Change in Benefit Obligation
Benefit obligation at beginning of year	$(1,843)	$(1,851)	$(1,428)
Service cost	(19)	(9)	—
Interest cost	(77)	(38)	(122)
Plan amendments	—	—	(657)
Participant contributions	(28)	(14)	(28)
Actuarial gain/(loss)	(236)	12	259
Benefit payments	115	57	125
Other	163	—	—

Projected benefit obligation at end of year	(1,925)	(1,843)	(1,851)
Change in Plan Assets
Company contributions	87	43	97
Participant contributions	28	14	28
Benefit payments	(115)	(57)	(125)

Fair value of plan assets at end of period	—	—	—

Funded Status
Funded status at end of period	(1,925)	(1,843)	(1,851)
Unrecognized prior service cost	—	332	286
Unrecognized net loss	—	236	138

Net amount recognized	$(1,925)	$(1,275)	$(1,427)

Amounts recognized in the consolidated balance sheet consist of:

	Pension Plans		Other Postretirement Benefits
	Successor	Predecessor	Successor	Predecessor
(in thousands)	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004

Accrued benefit cost	$(46,727)	$(35,218)	$(1,925)	$(1,427)
Accumulated other comprehensive income	—	(564)	—	—

Net amount recognized	$(46,727)	$(35,782)	$(1,925)	$(1,427)

The accumulated benefit obligation is the same as the projected benefit obligation for all defined benefit pension plans at January 1, 2005.

In 2005, the Company expects to contribute $1,800,000 and $140,000 to its pension and other postretirement benefit plans, respectively.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

The following table provides the components of net periodic benefit cost:

	Pension Plans
	Successor		Predecessor
(in thousands)	May 2, 2004 through January 1, 2005	January 4, 2004 through May 1, 2004	Year ended January 3, 2004	Year ended December 28, 2002

Service cost	$1,708	$ 604	$1,824	$1,400
Interest cost	2,144	891	2,607	2,113
Expected return on plan assets	(589)	(261)	(866)	(824)
Amortization of prior service cost	—	57	178	109
Recognized net actuarial loss	8	48	273	(64)

Net periodic benefit cost	$3,271	$1,339	$4,016	$2,734

	Other Postretirement Benefits
	Successor		Predecessor
(in thousands)	May 2, 2004 through January 1, 2005	January 4, 2004 through May 1, 2004	Year ended January 3, 2004	Year ended December 28, 2002

Service cost	$19	$ 9	$ —	$ —
Interest cost	77	38	122	104
Amortization of prior service cost	—	(15)	(6)	(80)
Recognized net actuarial loss (gain)	—	1	(261)	—

Net periodic benefit cost (income)	$96	$ 33	$(145)	$ 24

Weighted average assumptions used to determine the benefit obligation and net periodic benefit costs consists of:

	Pension Plans		Other Postretirement Benefits
	Successor	Predecessor	Successor	Predecessor
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004

Weighted average assumptions as of end of year
Discount rate	2.19%-6.07%	2.19%-6.50%	6.50%	6.50%
Expected return on plan assets	6.00%-8.00%	6.00%-8.00%	N/A	N/A
Rate of compensation increase	2.00%-4.00%	2.00%-4.00%	N/A	N/A
Increase in pension payments	2.00%	2.00%	N/A	N/A
Weighted average discount rate	5.07%	4.92%	N/A	N/A

The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate for the medical plan) is 10% for 2004, and is assumed

Polypore International, Inc.
Notes to consolidated financial statements (continued)

to trend down to 6% by 2008 and thereafter. The health care cost trend rate assumption has a significant effect on the amount of the obligation and periodic cost reported.

The Company's pension plan assets are related to its foreign pension plans. The assets are invested to obtain a reasonable long-term rate of return at an acceptable level of investment risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through periodic investment portfolio reviews, liability measurements and asset/liability studies. The Company's expected return on plan assets is based on historical market data for each asset class.

The assets in the principal foreign pension plan are diversified across equity and fixed income investments. The investment portfolio has target allocations of approximately 28% equity and 72% fixed income.

A one-percentage-point change in the health care trend rates would have the following effects:

(in thousands)	1% Increase	1% Decrease

Effect on total of service and interest cost components of net periodic postretirement health care benefit cost	$1	$(1)
Effect on the health care component of the accumulated postretirement benefit obligation	$8	$(8)

The estimated future benefit payments expected to be paid for each of the next five years and the sum of payments expected for the next five years thereafter are:

(in thousands)	Pension Plans	Other Postretirement Benefits

2005	$ 2,544	$192
2006	2,788	207
2007	3,158	152
2008	3,377	119
2009	3,370	95
2010-2014	22,931	512

The Company sponsors a 401(k) plan for U.S. salaried employees. Salaried employees are eligible to participate in the plan on January 1, April 1, July 1 or October 1 after their date of employment. Under the plan, employer contributions are defined as 5% of a participant's base salary plus a matching of employee contributions allowing for a maximum matching contribution of 3% of a participant's earnings. The cost of the plan recognized as expense was $769,000 for the period from May 2, 2004 through January 1, 2005, $382,000 for the period from January 4, 2004 through May 1, 2004, $1,647,000 in 2003 and $1,536,000 in 2002.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

In accordance with collective bargaining agreements, the Company sponsors a 401(k) plan for U.S. hourly employees subject to such agreements. Depending on the applicable collective bargaining agreement, employer basic contributions are defined as 2% or 3.25% of a participant's base earnings plus a matching of employee contributions allowing for a maximum matching contribution of 2.25% or 2.5% of a participant's earnings. The Company also makes a separate contribution for employees hired prior to January 1, 2000 and who are not eligible for the postretirement benefit plan. The cost of the plan recognized as expense was $360,000 for the period from May 2, 2004 through January 1, 2005, $156,000 for the period from January 4, 2004 through May 1, 2004, $535,000 in 2003 and $439,000 in 2002.

Post Employment Benefits

The Company provides post employment benefits at its German subsidiary under the Altersteilzeitgesetz ("ATZ") 1996 Act. The ATZ program allows older workers to stop working before they reach retirement age and receive a reduced salary and certain benefits until they reach retirement age. The Company accounts for benefits provided under the ATZ program in accordance with FASB Statement No. 112, Employers' Accounting for Post Employment Benefits ("FAS 112").

12. Segment Information

The Company's operations are principally managed on a products basis and are comprised of two reportable segments: Energy Storage and Separations Media. The Energy Storage segment produces and markets membranes that provide the critical function of separating the cathode and anode in a variety of battery markets, including lithium, industrial and transportation applications. The Separations Media segment produces and markets membranes used as the high technology filtration element in various medical and industrial applications.

The Company evaluates the performance of segments and allocates resources to segments based on operating income before interest, income taxes, depreciation and amortization. In addition, we evaluate business segment performance before business restructuring charges and the impact of non-recurring costs, such as the purchase accounting adjustments related to the write-off of in process research and development costs and the impact of the revaluation of inventory. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

Financial information relating to the reportable operating segments is presented below:

	Successor	Predecessor
(in thousands)	May 2, 2004 through January 1, 2005	January 4, 2004 through May 1, 2004	Year ended January 3, 2004	Year ended December 28, 2002

Net sales to external customers:
Energy storage	$213,411	$119,436	$295,256	$235,776
Separations media	97,678	59,837	145,820	109,656

Total net sales to external customers	$311,089	$179,273	$441,076	$345,432

Operating income:
Energy storage	$ 42,148	$ 35,146	$ 64,490	$ 37,967
Separations media	15,794	10,580	21,271	15,216
Corporate	(2,162)

Segment operating income	55,780	45,726	85,761	53,183
Business restructuring	(15,687)	—	—	—
In-process research and development	(5,250)	—	—	—
Inventory purchase accounting	(19,007)	—	—	—

Total operating income	15,836	45,726	85,761	53,183
Reconciling items:
Interest expense	42,098	6,048	21,521	20,862
Other	1,656	(840)	146	4,087

Total consolidated income (loss) before income taxes	$ (27,918)	$ 40,518	$ 64,094	$ 28,234

Depreciation and amortization:
Energy storage	$ 19,223	$ 7,208	$ 18,616	$ 16,869
Separations media	14,514	8,009	20,077	13,898
Corporate	4

Total depreciation and amortization	$ 33,741	$ 15,217	$ 38,693	$ 30,767

Capital expenditures:
Energy storage	$ 6,255	$ 3,289	$ 14,434	$ 11,506
Separations media	3,627	2,208	19,363	17,279

Total capital expenditures	$ 9,882	$ 5,497	$ 33,797	$ 28,785

Polypore International, Inc.
Notes to consolidated financial statements (continued)

	Successor	Predecessor
(in thousands)	January 1, 2005	January 3, 2004

Assets:
Energy storage	$ 895,733	$343,503
Separations media	536,576	371,662
Corporate assets	34,107	15,477

Total assets	$1,466,416	$730,642

Information regarding geographic areas is as follows:

	Successor	Predecessor
(in thousands)	May 2, 2004 through January 1, 2005	January 4, 2004 through May 1, 2004	Year ended January 3, 2004	Year ended December 28, 2002

Net sales to unaffiliated customers:
United States	$125,134	$ 76,230	$181,655	$146,303
Germany	94,465	59,972	145,820	107,911
France	40,734	18,959	53,402	47,044
Italy	24,664	12,852	30,918	27,137
Other	26,092	11,260	29,281	17,037

Total	$311,089	$179,273	$441,076	$345,432

Net sales by geographic location are based on the country from which the product is shipped.

	Successor
		Predecessor
	January 1, 2005
(in thousands)		January 3, 2004

Long-lived assets:
United States	$893,522	$146,295
Germany	234,192	288,655
France	24,018	20,211
Italy	34,901	33,530
Other	35,190	41,846

Total	$1,221,823	$530,537

Polypore International, Inc.
Notes to consolidated financial statements (continued)

13. Net Income Per Share

The following table sets forth the computation of basic and diluted earnings per share:

	Successor	Predecessor
(in thousands, except per share data)	May 2, 2004 through January 1, 2005	January 4, 2004 through May 1, 2004	January 3, 2004	December 28, 2002

Numerator:
Net income (loss)	$(19,265)	$26,833	$45,313	$16,846
Less redeemable preferred stock dividends:
Class A, 8% Senior Cumulative	—	(424)	(1,260)	(1,256)
Class C, 13% Senior Cumulative	—	—	—	(479)
Less redemption premium on Class C preferred stock	—	—	—	(2,600)

Numerator for diluted earnings per share—income (loss) available to common stockholders	$(19,265)	$26,409	$44,053	$12,511

Denominator:
Denominator for basic earnings per share—weighted-average share	171,281	155,086	155,086	148,607
Effect of dilutive shares:
Warrants	—	—	—	6,479

Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	171,281	155,086	155,086	155,086

Net income (loss) per common share—Basic	$(112.48)	$170.29	$284.06	$84.19

Net income (loss) per common share—Diluted	$(112.48)	$170.29	$284.06	$80.67

Because the Company reported a loss for the period from May 2, 2004 through January 1, 2005, the exercise of stock options is not considered in the computation of diluted earnings per share because the effect would be antidilutive.

14. Preferred Stock

The capital structure of the Company includes 1,500 shares of Series A nonconvertible preferred stock ("Preferred Stock"). The holders of the Preferred Stock do not receive dividends. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock are entitled to receive a per share amount in cash equal to the

Polypore International, Inc.
Notes to consolidated financial statements (continued)

stated value ($100,000) before any payments are made to the holders of common stock. The Company has the option to redeem shares of the Preferred Stock at a price per share equal to the stated value as of the date of such redemption.

On October 18, 2004, the Company used a portion of the proceeds from the issuance of 10.5% senior discount notes to redeem the Preferred Stock at its stated value of $150,000,000.

The capital structure of the Predecessor included redeemable preferred stock. Redeemable preferred stock activity during 2004, 2003, and 2002 consists of the following:

	Successor		Predecessor
(in thousands)	May 2, 2004 through January 1, 2005	January 4, 2004 through May 1, 2004	Year ended January 3, 2004	Year ended December 28, 2002

Balance at beginning of period	$16,645	$16,221	$14,961	$46,789
Redemption of redeemable preferred stock	(16,645)	—	—	(20,000)
Dividends earned	—	424	1,260	1,735
Dividends paid	—	—	—	(13,563)

Balance at end of period	$—	$16,645	$16,221	$14,961

As discussed in Note 1, on May 13, 2004, the acquisition of Polypore by the Company resulted in a change in ownership requiring the redemption of all outstanding shares of redeemable preferred stock. At the date of the Transactions, 14,000 shares of Class A Redeemable Preferred Stock were outstanding and were redeemed for $14,000,000 (the stated liquidation value of $1,000 per share) plus cumulative dividends payable of $2,645,000.

In connection with the Tranche C Term Loan obtained on February 28, 2002, the Company's predecessor redeemed the Class C Redeemable Preferred Stock for $20,000,000 plus a redemption premium of $2,600,000. In addition, Polypore paid outstanding dividends on all classes of redeemable preferred stock of approximately $13,563,000 on February 28, 2002.

15. Other Comprehensive Income (Loss)

At January 1, 2005, the ending accumulated balance in other comprehensive income (loss) consisted of foreign currency translation adjustments of $696,000. At January 3, 2004, ending accumulated balances in other comprehensive income (loss) consisted of foreign currency translation adjustments of $63,857,000 and additional minimum pension liability of $(339,000). At December 28, 2002, the ending accumulated balance in other comprehensive income (loss) consisted of foreign currency translation adjustments of $15,399,000.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

16. Quarterly Results of Operations (Unaudited)

	Predecessor		Successor
(in thousands, except per share data)	First Quarter	April 3, 2004 through May 1, 2004	May 2, 2004 through July 3, 2004	Third Quarter	Fourth Quarter

Fiscal year ended January 1, 2005
Net sales	$140,120	$39,153	$88,729	$117,496	$104,864
Gross profit	53,859	15,248	30,579	25,663	28,929
Net income (loss)	20,738	6,095	2,641	(12,436)	(9,470)
Net income (loss) applicable to common stock	20,415	5,994	2,641	(12,436)	(9,470)
Net income (loss) per common share—basic and diluted	$131.64	$38.65	$15.46	$(72.55)	$(55.24)

During the period from May 2, 2004 through July 3, 2004, the Company incurred non-recurring costs of $5,250,000 for the write-off of in-process research and development costs and $8,490,000 for the sale of inventory that was revalued in connection with the application of purchase accounting for the Transactions. These adjustments, net of applicable income taxes, resulted in a decrease in net income for the period of $10,936,000 ($63.80 per share).

During the third quarter of 2004, the Company incurred non-recurring costs of $10,517,000 for the sale of inventory that was revalued in connection with the application of purchase accounting for the Transactions and $15,687,000 for the business restructuring. These adjustments, net of applicable income taxes, resulted in a decrease in net income for the quarter of $15,466,000 ($90.22 per share).

During the fourth quarter of 2004, the purchase price allocation for property, plant and equipment and intangibles was finalized and preliminary estimates of the fair value were adjusted. As a result, the Company recorded increased depreciation and amortization of $3,122,000. This adjustment, net of applicable income taxes, resulted in a decrease in fourth

Polypore International, Inc.
Notes to consolidated financial statements (continued)

quarter net income of $2,151,000 ($12.55 per share). Quarterly results for the previous quarters of 2004 were not restated to reflect this adjustment.

	Predecessor
(in thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Fiscal year ended January 3, 2004
Net sales	$102,502	$107,516	$108,996	$122,062
Gross profit	34,166	36,967	37,155	47,157
Net income	8,529	7,858	11,313	17,613
Net income applicable to common stock	8,228	7,559	10,995	17,271
Net income per common share—basic and diluted	$53.06	$48.74	$70.89	$111.37

Polypore's 2003 effective tax rate was reduced for events that occurred in the fourth quarter, resulting in an increase in fourth quarter net income of approximately $4,937,000. The 2003 effective tax rate was favorably impacted in the fourth quarter by refunds generated from amending federal and certain state income tax returns, completion of necessary documentation to claim certain tax credits, increased export sales which generated additional exclusions from taxable income and a reduction in the Italian statutory tax rate. Quarterly results for the previous quarters of 2003 were not restated to reflect this adjustment.

17. Related Party Transactions

In 2002, the Polypore's German subsidiary made an equity investment in a German patent and trademark legal firm. The investment represents 25% ownership of the firm and is accounted for by the equity method of accounting. The Company's equity investment account balance was $154,000 and $108,000 at January 1, 2005 and January 3, 2004, respectively. Charges from the affiliate for work performed were $474,000 for the period from May 2, 2004 through January 1, 2005, $523,000 for the period from January 4, 2004 through May 1, 2004, $756,000 in 2003 and $699,000 in 2002. The Company has amounts due to the affiliate of approximately $357,000 and $262,000 at January 1, 2005 and January 3, 2004, respectively.

Polypore's corporate headquarters were housed in space leased by a former shareholder of Polypore from an affiliate of the former shareholder. A portion of the lease payments and other expenses, primarily insurance and allocated other direct costs, were charged to Polypore. Charges from the affiliate were $165,000 for the period from January 4, 2004 through May 1, 2004, $2,267,000 in 2003 and $1,864,000 in 2002. Subsequent to the Transactions, Polypore entered into a transition services agreement with the affiliate of the former shareholder that expires in April 2005. For the period from May 2, 2004 through January 1, 2005, charges from the former affiliate under the transition services agreement were $477,000. At January 3, 2004, the Company had amounts due from the affiliate of approximately $5,212,000. The amounts due from the affiliate were paid to the Company in connection with the Transactions described in Note 1.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

18. Stock Option and Stock Incentive Plan

In connection with the Transactions, the Company adopted the Polypore International, Inc. 2004 Stock Option Plan ("2004 Plan"). As of January 1, 2005, there were 8,968 shares of the Company's common stock reserved for issuance upon the exercise of stock options under the 2004 Plan. All options granted have 10-year terms, vest and become fully exercisable over a 5-year period upon satisfaction of certain performance criteria. In addition, all or a portion of the options will vest upon a change in control, as defined under the plan. Stock options are issued at a price not less than the fair market value on the grant date. On May 13, 2004, the Company granted 4,484 options under the 2004 Plan with an exercise price of $1,000 per option. During 2004, 448 options vested and became fully exercisable as a result of meeting the performance criteria defined in the 2004 Plan. The remaining contractual life of the options is 9.33 years at January 1, 2005

The Company accounts for stock options under the fair value method as defined in SFAS No. 123. The fair value of each stock option granted under the 2004 Plan was estimated on the date of grant based on the Black-Scholes option pricing model with the following weighted-average assumptions:

Weighted Average Assumptions

Weighted-average expected life (years)	5.00
Risk free interest rate	3.96%
Expected volatility	20.00%
Dividend yield	0.00%

The grant date-fair value of the options granted in 2004 was $1,193,000. Compensation expense, net of tax, related to the stock options was $239,000 for the period from May 2, 2004 through January 1, 2005.

19. Environmental Matters

The Company accrues for environmental obligations when such expenditures are probable and reasonably estimable. The amount of liability recorded is based on currently available information, including the progress of remedial investigations, current status of discussions with regulatory authorities regarding the method and extent of remediation, presently enacted laws and existing technology. Accruals for estimated losses from environmental obligations are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are not discounted to their present value. Recoveries of environmental costs from other parties are recognized as assets when their receipt is deemed probable.

In connection with the Transactions, the Company identified potential environmental contamination at its manufacturing facility in Potenza, Italy. Subsequent to the Transactions, additional environmental studies were performed and an initial estimate of the liability of $1,392,000 was recorded in the allocation of purchase price. The Company has reported the matter to the proper authorities and the initial remediation plan is currently under review. The Company anticipates that expenditures will be made over the next seven to ten years.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

In connection with the acquisition of Membrana in 2002, the Company's predecessor recorded a reserve for environmental obligations that was finalized in 2003. The reserve provides for costs to remediate known environmental issues and operational upgrades which are required in order for the Company to remain in compliance with local regulations. The Company anticipates that expenditures will be made over the next seven to ten years. The initial estimate and subsequent finalization of the reserve was included in the allocation of purchase price at the date of acquisition.

The Company has indemnification agreements for certain environmental matters from Acordis A.G. ("Acordis") and Akzo Nobel ("Akzo"), the prior owner of Membrana. Akzo originally provided broad environmental protections to Acordis with the right to assign such indemnities to Acordis's successors. Akzo's indemnifications relate to conditions existing prior to December 1999, which is the date that Membrana was sold to Acordis. The Akzo agreement provides indemnification of claims through December 2007, with the indemnification percentage decreasing each year during the coverage period. Through December 2003, Akzo pays 75% of any approved claim. After that, Akzo pays 65% of claims reported through December 2006 and 50% of claims reported through December 2007. Claims indemnified through the Akzo agreement are subject to an aggregate 2,000,000 Euro deductible ($2,724,000 U.S. dollars at January 1, 2005). In addition to the Akzo indemnification, Acordis provides separate indemnification of claims incurred from December 1999 through February 2002, the acquisition date. At January 1, 2005, amounts receivable under the indemnification agreement were $20,431,000.

20. Business Restructuring

In connection with continued efforts to manage costs and in response to the decision of a customer to outsource its dialyzer production, the Company is implementing a number of cost reduction measures relating to the Separations Media segment, including employee layoffs, the relocation of certain research and development operations conducted in a leased facility in Europe to facilities where the related manufacturing operations are conducted and other cost reductions. The timing and scope of these restructuring measures are subject to change as the Company further evaluates its business needs and costs. As a first step in these cost reduction efforts, on September 3, 2004, the Company announced a layoff of approximately 200 employees at its Wuppertal, Germany facility. During the year ended January 1, 2005, a charge of $13,899,000 was recorded as an estimate of the costs associated with the layoff. The Company expects to make most of the payments and realize a portion of the cost savings related to the layoffs during fiscal 2005. In connection with a customer's outsourcing of its dialyzer production, the Company also recorded a charge for raw materials, a portion of which the Company is obligated to purchase under an existing purchase commitment, of $1,788,000 in cost of goods sold during the year ended January 1, 2005. Finally, in connection with the relocation of our research and development operations, the Company expects to record a charge to earnings in the third quarter of 2005. The Company does not expect to record any impairment to long-lived assets in connection with the relocation. At January 1, 2005, the

Polypore International, Inc.
Notes to consolidated financial statements (continued)

current portion of the reserve for business restructuring costs is included in accrued liabilities and the non-current portion is included in other non-current liabilities.

The restructuring reserve is comprised of the following:

(in thousands)	Restructuring Charges	Non-cash Charges	Cash Payments	Foreign Currency Translation	Balance at January 1, 2005

Severance and benefit costs	$13,899	$ —	$(389)	$1,434	$14,944
Raw materials	1,788	(651)	—	119	1,256

Balance at January 1, 2005	$15,687	$(651)	$(389)	$1,553	$16,200

The Company expects to make payments against the restructuring reserve of approximately $14,502,000 in 2005, with the remaining payments to be made for employee layoffs in 2006, 2007 and 2008.

Polypore International, Inc.
Condensed consolidated balance sheets

(in thousands)	April 2, 2005 (unaudited)	January 1, 2005

Assets
Current assets:
Cash and equivalents	$30,644	$33,149
Accounts receivable, net	99,109	106,296
Inventories	61,928	61,789
Refundable income taxes	5,208	8,850
Deferred income taxes	3,253	7,954
Prepaid and other	6,989	5,288

Total current assets	207,131	223,326
Property, plant and equipment, net	422,136	441,350
Goodwill	537,713	535,844
Intangibles and loan acquisition costs, net	238,332	244,629
Environmental indemnification receivable	19,281	20,125
Other	1,143	1,142

Total assets	$1,425,736	$1,466,416

Liabilities and shareholders' equity
Current liabilities:
Revolving credit obligations	$—	$—
Accounts payable	19,743	20,581
Accrued liabilities	53,188	51,229
Current portion of debt-optional prepayment	—	25,000
Current portion of debt	1,830	2,260
Current portion of capital lease obligation	1,285	1,272

Total current liabilities	76,046	100,342
Debt, less current portion	1,022,668	1,029,391
Capital lease obligations, less current portion	7,018	7,344
Pension and postretirement benefits	48,165	48,652
Post employment benefits	9,307	10,119
Environmental reserve, less current portion	25,241	24,394
Deferred income taxes	129,121	137,240
Other	2,904	3,033
Commitments and contingencies
Shareholders' equity:
Common stock	2	2
Paid-in capital	124,564	124,468
Retained (deficit)	(17,624)	(19,265)
Accumulated other comprehensive income	(1,676)	696

	105,266	105,901

Total liabilities and shareholders' equity	$1,425,736	$1,466,416

See notes to condensed consolidated financial statements

Polypore International, Inc.
Condensed consolidated statements of operations (Unaudited)

	Successor	Predecessor
(in thousands)	Three Months Ended April 2, 2005	Three Months Ended April 3, 2004

Net sales	$112,498	$140,120
Cost of goods sold	73,609	86,261

Gross profit	38,889	53,859
Selling, general, and administrative expenses	18,439	17,493

Operating income	20,450	36,366
Other (income) expense:
Interest expense, net	20,258	4,531
Foreign currency and other	(1,571)	427
Unrealized gain on derivative instrument	—	(13)

	18,687	4,945

Income before income taxes	1,763	31,421
Income taxes	122	10,683

Net income	1,641	20,738
Redeemable preferred stock dividends	—	(323)

Net income applicable to common stock	$1,641	$20,415

Net income per common share-basic and diluted	$9.57	$131.64
Weighted average shares outstanding	171,421	155,086

See notes to condensed consolidated financial statements

Polypore International, Inc.
Condensed consolidated statements of cash flows (unaudited)

	Successor	Predecessor
(in thousands)	Three Months Ended April 2, 2005	Three Months Ended April 3, 2004

Operating activities:
Net income	$1,641	$20,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	9,856	10,923
Amortization expense	4,460	617
Amortization of debt discount	5,253	—
Amortization of loan acquisition costs	669	464
Stock compensation	96	—
Gain on disposal of property, plant and equipment	—	(1,549)
Foreign currency and other	(1,618)	(1,375)
Changes in operating assets and liabilities:
Accounts receivable	4,638	(12,238)
Inventories	(1,702)	630
Prepaid and other current assets	(1,852)	(1,272)
Accounts payable and accrued liabilities	7,340	327
Other, net	133	(118)

Net cash provided by operating activities	28,914	17,147
Investing activities:
Purchases of property, plant and equipment	(3,097)	(4,216)
Proceeds from sale of property, plant and equipment	—	1,923

Net cash used in investing activities	(3,097)	(2,293)
Financing activities:
Proceeds from debt	—	610
Principal payments on debt	(26,924)	(7,036)
Loan acquisition costs	(93)	(59)

Net cash used in financing activities	(27,017)	(6,485)
Effect of exchange rate changes on cash and equivalents	(1,305)	(1,164)

Net (decrease) increase in cash and equivalents	(2,505)	7,205
Cash and equivalents at beginning of period	33,149	20,063

Cash and equivalents at end of the period	$30,644	$27,268

See notes to condensed consolidated financial statements

Polypore International, Inc.
Notes to consolidated financial statements

1. Description of Business and Transactions

Description of Business

Polypore International, Inc. (the "Company" or "Successor") is a leading worldwide manufacturer and marketer of microporous membranes for use in energy storage and separations applications. The Company has a global presence in the major geographic markets of North America, South America, Western Europe and the Asia-Pacific region.

Change in Ownership

On May 13, 2004, the Company acquired 100% of the outstanding common stock of PP Holding Corporation and its wholly owned subsidiary, PP Acquisition Corporation ("PP Acquisition"), for $320,385,000 in cash. On May 13, 2004, PP Acquisition purchased the outstanding capital stock of Polypore, Inc. ("Polypore"). The aggregate purchase price, including acquisition related costs, was approximately $1,150,073,000 in cash. In connection with the acquisition, PP Acquisition obtained a new credit facility with initial borrowings of approximately $414,920,000 and issued 8.75% senior subordinated notes with a face amount of $405,915,000. PP Acquisition used the net proceeds from the new credit facility, the issuance of senior subordinated debt and equity contributions to pay the net purchase price to the existing shareholders, repay all outstanding indebtedness under Polypore's existing credit facility and pay transaction related fees and expenses. At the time of closing of the acquisition, PP Acquisition merged with and into Polypore, with Polypore as the surviving corporation. These events are hereinafter referred to as the "Transactions".

The acquisition of Polypore by PP Acquisition was accounted for as a purchase in conformity with FASB Statement No. 141, Business Combinations ("FAS 141") and FASB Statement No. 142, Goodwill and Other Intangible Assets ("FAS 142"). The total cost of the acquisition has been allocated as a change in basis to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of May 13, 2004, the date of the Transactions. The purchase price allocation is based on preliminary estimates and may be adjusted based on the finalization of certain accruals recorded in connection with the Transactions. For accounting purposes, the acquisition was accounted for as if it occurred on the last day of the Company's fiscal month ended May 1, 2004, which is the closest fiscal month end to May 13, 2004, the closing date of the acquisition.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

1. Description of Business and Transactions (continued)

The following table summarizes the purchase price allocation based upon the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

(in thousands)

Current assets	$201,405
Property, plant and equipment	406,934
Intangible assets	253,005
Goodwill	537,713
Other assets	23,933

Total assets acquired	$1,422,990
Current liabilities	85,028
Debt, less current portion	819,790
Pension, postretirement and post employment benefits	54,027
Deferred income taxes	121,296
Other	22,464

Total liabilities assumed	1,102,605

Net assets acquired	$320,385

The excess of the purchase price over the fair value of the net assets purchased, as adjusted for the change discussed in Note 11, was approximately $537,713,000 and was allocated to goodwill. The goodwill was assigned to the Energy Storage and Separations Media segments in the amounts of $373,664,000 and $164,049,000, respectively. The goodwill is not deductible for income tax purposes.

The following unaudited pro forma financial data summarizes the results of operations for the three months ended April 3, 2004 as if the Transactions had occurred as of the beginning of the period. Unaudited pro forma results below are based on historical results of operations and include adjustments for depreciation, amortization and interest expense associated with the Transactions and the related income tax effects of these adjustments. The pro forma amounts do not necessarily reflect actual results that would have occurred.

(in thousands)	Three Months Ended April 3, 2004

Net sales	$140,120
Net income	$12,877
Net income per common share-basic and diluted	$75.58

2. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company are prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, the unaudited condensed consolidated financial statements and notes

Polypore International, Inc.
Notes to consolidated financial statements (continued)

2. Basis of Presentation (continued)

do not contain certain information included in the Company's annual financial statements. In the opinion of management, all normal recurring adjustments that are necessary for a fair presentation have been made. Operating results for the period ended April 2, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2005. The unaudited condensed consolidated financial statements should be read in conjunction with the annual audited financial statements for the year ended January 1, 2005.

3. Accounting Pronouncements

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions ("FAS 153"). The amendments made by FAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. Management does not believe there will be a significant impact as a result of adopting this Statement.

In November 2004, the FASB issued Statement No. 151, Inventory Costs ("FAS 151"). This statement amends Accounting Research Bulletin No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). FAS 151 requires that idle facility expense, excess spoilage, double freight and re-handling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". FAS 151 also requires that allocation of fixed production overhead expenses to the costs of conversion be based on the normal capacity of the production facilities. FAS 151 is effective for all fiscal years beginning after June 15, 2005 (2006 for the Company). Management does not believe there will be a significant impact as a result of adopting this Statement.

In December 2004, the FASB published FASB Statement No. 123 (revised 2004), Share-Based Payment ("FAS 123R"). FAS 123R replaces FAS 123, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. FAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on their fair values. As amended by the SEC on April 14, 2005, the provisions of FAS 123R are effective no later than the beginning of the next fiscal year that begins after June 15, 2005. Management does not believe there will be a significant impact as a result of adopting this Statement.

Polypore International, Inc.
Notes to consolidated financial statements (continued)

3. Accounting Pronouncements (continued)

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107"), Share-Based Payment, which provides interpretive guidance related to the interaction between SFAS 123R and certain SEC rules and regulations and expresses the SEC's views regarding the valuation of share-based payment arrangements. Management is currently assessing the guidance in SAB 107 as part of its evaluation of the adoption of SFAS 123R.

4. Inventories

Inventories are carried at the lower of cost or market using the first-in, first-out ("FIFO") method of accounting.

Inventories consist of the following:

(in thousands)	April 2, 2005	January 1, 2005

Raw materials	$22,272	$22,243
Work-in-process	8,340	6,395
Finished goods	31,316	33,151

Total	$61,928	$61,789

5. Debt

Debt, in order of priority, consists of:

(in thousands)	April 2, 2005	January 1, 2005

Senior credit facilities:
Revolving credit facility	$ —	$ —
Term loan facilities	389,876	416,941
8.75% senior subordinated notes	420,750	429,315
10.50% senior discount notes, net of unamortized original issue discount of $90,232	209,768	204,452
Other	4,104	5,943

	1,024,498	1,056,651
Less optional prepayment	—	25,000
Less current maturities	1,830	2,260

Long-term debt	$1,022,668	$1,029,391

On March 1, 2005, Polypore made an optional prepayment of $25,000,000 on the term loans. In accordance with the credit agreement, the prepayment was applied first to the quarterly payments due for the next twelve months and second, pro rata against the remaining scheduled installments of principal. After giving effect to the prepayment, the term loans will require quarterly payments of principal at the end of each fiscal quarter beginning on April 1, 2006.

Polypore International, Inc.
Notes to Condensed Consolidated Financial Statements
Three Months Ended April 2, 2005
(unaudited) (continued)

6. Pension and Other Postretirement Benefits

The Company and its subsidiaries sponsor multiple defined benefit pension plans, which are primarily located at subsidiaries outside of the U.S., and an other postretirement benefit plan located in the U.S.

The following table provides the components of net periodic benefit cost:

	Pension Plans		Other Postretirement Benefits
	Successor	Predecessor	Successor	Predecessor
(in thousands)	Three Months Ended April 2, 2005	Three Months Ended April 3, 2004	Three Months Ended April 2, 2005	Three Months Ended April 3, 2004

Service cost	$578	$453	$7	$7
Interest cost	759	668	29	29
Expected return on plan assets	(213)	(196)	—	—
Amortization of prior service cost	—	43	—	(12)
Recognized net actuarial loss	14	36	—	1

Net periodic benefit cost	$1,138	$1,004	$36	$25

7. Income Taxes

The income tax provision for the interim periods presented is computed at the effective rate expected to be applicable in each respective full year using the statutory rates on a country-by-country basis. The difference between income tax expense using statutory rates and income tax expense reflected in the financial statements is due primarily to the effect of permanent differences related to foreign tax credits, exclusions from taxable income related to export sales and the mix of income between U.S. and foreign jurisdictions.

The American Jobs Creation Act (the "Act") was enacted on October 22, 2004. The Act contains a temporary provision that encourages companies to repatriate foreign earnings and a deduction from federal taxable income related to certain qualifying domestic production manufacturing activities.

The Company is still in the process of evaluating the effects of the repatriation provision which allows companies to repatriate foreign earnings to the U.S. by making certain dividends received by a U.S. corporation from controlled foreign corporations eligible for an 85% dividends-received deduction. This deduction would result in a 5.25% effective federal rate on repatriated earnings. The Company is not able to estimate the impact of the repatriation provisions at this time. However, the Company does not expect any negative impact from these provisions.

Polypore International, Inc.
Notes to Condensed Consolidated Financial Statements
Three Months Ended April 2, 2005
(unaudited) (continued)

7. Income Taxes (continued)

The impact of the qualified production activities deduction on taxable income is currently being evaluated. While the implications of this provision vary based on transition rules and the future income mix, the Company expects the provision will provide a favorable impact on the Company's effective tax rate in the future to the extent that the Company has taxable income in the U.S.

8. Segment Information

The Company's operations are principally managed on a products basis and are comprised of two reportable segments: Energy Storage and Separations Media. The Energy Storage segment produces and markets membranes that provide the critical function of separating the cathode and anode in a variety of battery markets, including lithium, industrial and transportation applications. The Separations Media segment produces and markets membranes used as the high technology filtration element in various healthcare and industrial applications.

The Company evaluates the performance of segments and allocates resources to segments based on operating income before interest, income taxes, depreciation and amortization.

Polypore International, Inc.
Notes to Condensed Consolidated Financial Statements
Three Months Ended April 2, 2005
(unaudited) (continued)

8. Segment Information (continued)

Financial information relating to the reportable operating segments is presented below:

	Predecessor	Successor
(in thousands)	Three Months Ended April 2, 2005	Three Months Ended April 3, 2004

Net sales to external customers:
Energy storage	$76,259	$94,923
Separations media	36,239	45,197

Total net sales to external customers	$112,498	$140,120

Operating income:
Energy storage	$12,914	$28,453
Separations media	7,585	7,913
Corporate	(49)	—

Total operating income	20,450	36,366
Reconciling items:
Interest expense	20,258	4,531
Other	(1,571)	414

Total consolidated income before income taxes	$1,763	$31,421

Depreciation and amortization:
Energy storage	$8,400	$5,214
Separations media	5,916	6,326

Total depreciation and amortization	$14,316	$11,540

9. Related Party Transactions

In 2002, Polypore's German subsidiary made an equity investment in a German patent and trademark legal firm. The investment represents 25% ownership of the firm and is accounted for by the equity method of accounting. The Company's equity investment account balance was $199,000 and $154,000 at April 2, 2005 and January 1, 2005, respectively. Charges from the affiliate for work performed were $431,000 and $264,000 for the three months ended April 2, 2005 and April 3, 2004, respectively. Amounts due to the affiliate were approximately $88,000 and $357,000 at April 2, 2005 and January 1, 2005, respectively.

Polypore's corporate headquarters were housed in space leased by a former shareholder of Polypore from an affiliate of the former shareholder. A portion of the lease payments and other expenses, primarily insurance and allocated other direct costs, were charged to Polypore. Charges from the affiliate were $28,000 and $130,000 for the three months ended April 2, 2005 and April 3, 2004, respectively.

Polypore International, Inc.
Notes to Condensed Consolidated Financial Statements
Three Months Ended April 2, 2005
(unaudited) (continued)

10. Comprehensive Income

Comprehensive income is as follows:

	Successor	Predecessor
(in thousands)	Three Months Ended April 2, 2005	Three Months Ended April 3, 2004

Net income	$1,641	$20,738
Other comprehensive loss, primarily foreign currency translation	(2,372)	(11,693)

Comprehensive income (loss)	$(731)	$9,045

11. Environmental Matters

The Company accrues for environmental obligations when such expenditures are probable and reasonably estimable. The amount of liability recorded is based on currently available information, including the progress of remedial investigations, current status of discussions with regulatory authorities regarding the method and extent of remediation, presently enacted laws and existing technology. Accruals for estimated losses from environmental obligations are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are not discounted to their present value. Recoveries of environmental costs from other parties are recognized as assets when their receipt is deemed probable. Although it is not possible to predict with certainty the outcome of environmental matters of which the Company is aware, or the ultimate costs of remediation, management does not believe that any reasonably possible expenditures that may be incurred in excess of amounts accrued should result in a material adverse effect on the business, financial condition or results of operations of the Company.

In connection with the Transactions, the Company identified a potential enforcement issue with the United States Environmental Protection Agency ("EPA"). On April 5, 2005, the Company received a Finding of Violation ("FOV") dated March 28, 2005 from the EPA alleging a noncompliance with the Title V Air Operating Permit at its Corydon, Indiana facility relating to the control of fugitive emissions at the facility. When the Company met with EPA, the Agency indicated their intent to request additional information. The Company is currently developing information responsive to that request. During the three months ended April 2, 2005, the Company has recorded its best estimate of potential penalties as an adjustment to the preliminary allocation of purchase price for the Transactions. Although EPA has the authority and discretion to issue substantial fines that could be material, based upon management's analysis of the facts and circumstances, in consideration of prior cases and the EPA's published civil penalty policies, and supported by discussions with third party advisors, we do not believe that the maximum penalty will be assessed and that penalties, if any, resulting from this matter will not have a material adverse effect on the business, financial condition or results of operations of the Company.

Polypore International, Inc.
Notes to Condensed Consolidated Financial Statements
Three Months Ended April 2, 2005
(unaudited) (continued)

11. Environmental Matters (continued)

In connection with the Transactions, the Company identified potential environmental contamination at its manufacturing facility in Potenza, Italy. Subsequent to the Transactions, additional environmental studies were performed with the assistance of a third-party advisor, the scope of contamination was largely defined and a preliminary plan for remediation was developed. The Company reported the matter to the proper authorities and presented its plan for remediation. Based on this initial plan, the Company recorded, an initial estimate of the liability of $1,392,000 in the preliminary allocation of purchase price at January 1, 2005. During the three months ended April 2, 2005, the remediation plan was further refined and new cost estimates were developed with assistance of the third-party advisor and in consultation with the Italian environmental authorities. Based on these changes, the accrual was increased by $1,869,000 through further adjustment to the preliminary allocation of purchase price. The Company anticipates that expenditures will be made over the next seven to ten years.

In connection with the acquisition of Membrana in 2002, the Company's predecessor recorded a reserve for environmental obligations that was finalized in 2003. The reserve provides for costs to remediate known environmental issues and operational upgrades which are required in order for the Company to remain in compliance with local regulations. The Company anticipates that expenditures will be made over the next seven to ten years. The initial estimate and subsequent finalization of the reserve was included in the allocation of purchase price at the date of acquisition.

The Company has indemnification agreements for certain environmental matters from Acordis A.G. ("Acordis") and Akzo Nobel ("Akzo"), the prior owner of Membrana. Akzo originally provided broad environmental protections to Acordis with the right to assign such indemnities to Acordis's successors. Akzo's indemnifications relate to conditions existing prior to December 1999, which is the date that Membrana was sold to Acordis. The Akzo agreement provides indemnification of claims through December 2007, with the indemnification percentage decreasing each year during the coverage period. Through December 2003, Akzo pays 75% of any approved claim. After that, Akzo pays 65% of claims reported through December 2006 and 50% of claims reported through December 2007. Claims indemnified through the Akzo agreement are subject to an aggregate 2,000,000 Euro deductible ($2,608,000 U.S. dollars at April 2, 2005). In addition to the Akzo indemnification, Acordis provides separate indemnification of claims incurred from December 1999 through February 2002, the acquisition date. At April 2, 2005, amounts receivable under the indemnification agreement were $19,575,000.

Polypore International, Inc.
Notes to Condensed Consolidated Financial Statements
Three Months Ended April 2, 2005
(unaudited) (continued)

12. Business Restructuring

In connection with continued efforts to manage costs and in response to the decision of a customer to outsource its dialyzer production, the Company is implementing a number of cost reduction measures relating to the Separations Media segment, including employee layoffs, the relocation of certain research and development operations conducted in a leased facility in Europe to facilities where the related manufacturing operations are conducted and other cost reductions. The timing and scope of these restructuring measures are subject to change as the Company further evaluates its business needs and costs. As a first step in these cost reduction efforts, on September 3, 2004, the Company announced a layoff of approximately 200 employees at its Wuppertal, Germany facility. During the year ended January 1, 2005, a charge of $13,899,000 was recorded as an estimate of the costs associated with the layoff. The Company expects to make most of the payments and realize a portion of the cost savings related to the layoffs during fiscal 2005. In connection with a customer's outsourcing of its dialyzer production, the Company also recorded a charge for raw materials, a portion of which the Company is obligated to purchase under an existing purchase commitment, of $1,788,000 in cost of goods sold during the year ended January 1, 2005. Finally, in connection with the relocation of our research and development operations, the Company expects to record a charge to earnings in the third quarter of 2005. The Company does not expect to record any impairment to long-lived assets in connection with the relocation. The current portion of the reserve for business restructuring costs is included in accrued liabilities and the non-current portion is included in other non-current liabilities.

The restructuring reserve is comprised of the following:

(in thousands)	Balance at January 1, 2005	Cash Payments	Foreign Currency Translation	Balance at April 2, 2005

Severance and benefit costs	$14,944	$(4,249)	$(562)	$10,133
Raw materials	1,256	—	(53)	1,203

Total	$16,200	$(4,249)	$(615)	$11,336

All tendered original senior discount notes, executed letters of transmittal, and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.

Exchange Agent:

The Bank of New York

FOR THE 10 1/3% SENIOR DISCOUNT
NOTES DUE 2012

By Mail, Hand or Courier
The Bank of New York
Corporate Trust Department
Reorganization Department
101 Barclay Street
Floor 7 East
New York, New York 10286
Attention: Mr. Kin Lau

By Facsimile:
(212) 298-1915

Confirm By Telephone:
(212) 815-3750

Dealer Prospectus Delivery Obligation

Until           1, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

OFFERS TO EXCHANGE

$300.0 million principal amount of its 10 1/2% senior discount notes due 2012 registered under the Securities Act of 1933 for any and all outstanding $300.0 million principal amount of its 10 1/2% senior discount notes due 2012

PROSPECTUS

                , 2005

Part II
Information not required in Prospectus

Item 20.    Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporate Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney's fees), judgments, penalties, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before they can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Our bylaws generally provide for the indemnification of our officers and directors to the fullest extent permitted under Delaware law.

We have entered into Director and Officer Indemnification Agreements with certain of our directors and officers. The indemnification agreements provide that we will indemnify, defend and hold harmless the indemnitees, to the fullest extent permitted or required by the laws of the State of Delaware, against any and all claims based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer, employee or agent of Polypore International or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which the indemnitee is or was serving at the request of Polypore International, (ii) any actual, alleged or suspected act or failure to act by the indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of Polypore International or any other entity or enterprise referred to in clause (i) above, or (iii) the indemnitee's status as a current or former director, officer, employee or agent of Polypore International or as a current or former director, officer, employee, member, manager, trustee or agent of Polypore International or any other entity or enterprise referred to in clause (i) above or any actual, alleged or suspected act or failure to act by the indemnitee in connection with any obligation or restriction imposed upon the indemnitee by reason of such status. The indemnification agreements provide that the indemnitee shall have the right to advancement by Polypore International prior to the final disposition of any indemnifiable claim of any and all actual and reasonable expenses relating to, arising out of or resulting from any indemnifiable claim paid or incurred by the indemnitee. For the duration of an indemnitee's service as a director and/or officer of Polypore International and for a reasonable period of time thereafter, which such period may be determined by Polypore International in its sole discretion, Polypore International is obligated to use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors' and officers' liability insurance providing coverage for directors and/or officers of Polypore International that is substantially comparable in scope and amount to that provided by Polypore International's current policies of directors' and officers' liability insurance.

We maintain a directors and officers insurance policy pursuant to which our directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 21.    Exhibits and Financial Statement Schedules.

  (A)
  Exhibits.

A list of exhibits filed with this Registration Statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21(a) by reference.

  (B)
  Financial Statement Schedule.

See Financial Statement Schedule attached hereto as Schedule II.

Item 22.    Undertakings.

The undersigned registrants hereby undertake:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in he opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (a)
  The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (b)
  The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Polypore International, Inc. has duly caused this Amendment No. 2 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 10th day of June, 2005.

POLYPORE INTERNATIONAL, INC.
By:	/s/ FRANK NASISI
	Name:	Frank Nasisi
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANK NASISI Frank Nasisi	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2005
/s/ LYNN AMOS Lynn Amos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 10, 2005
* David Barr	Director	June 10, 2005
* Michael Graff	Director	June 10, 2005
* Kevin Kruse	Director	June 10, 2005
*By:	/s/ FRANK NASISI Name: Frank Nasisi Attorney-in-fact	June 10, 2005

Exhibit Index

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation of Polypore International, Inc.*
3.2	Amendment to Certificate of Incorporation of Polypore International, Inc.*
3.3	Bylaws of Polypore International, Inc.*
4.1	Indenture, dated as of October 18, 2004, by and among Polypore International, Inc. and The Bank of New York, as Trustee*
4.2	Registration Rights Agreement, dated as of October 18, 2004, by and between Polypore International, Inc. and J.P. Morgan Securities Inc.*
5.1	Opinion of Willkie Farr & Gallagher LLP*
8.1	Opinion of Willkie Farr & Gallagher LLP with respect to certain tax matters*
10.1	Stock Purchase Agreement, dated as of January 30, 2004, by and among Polypore, Inc., PP Acquisition Corporation and the stockholders of Polypore, Inc.*
10.2
Credit Agreement, dated as of May 13, 2004, by and among PP Holdings Corporation, PP Acquisition Corporation, as Borrower, the Several Lenders (as defined therein) from time to time parties thereto, General Electric Capital Corporation, as Documentation Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent*
10.3
Amendment to Credit Agreement, dated as of May 13, 2004, by and among PP Holdings Corporation, PP Acquisition Corporation, as Borrower, the Several Lenders (as defined therein) from time to time parties thereto, General Electric Capital Corporation, as Documentation Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent*
10.4	Guarantee and Collateral Agreement, dated as of May 13, 2004, by and among PP Holdings Corporation, PP Acquisition Corporation and the subsidiaries of PP Acquisition Corporation identified therein*
10.5	Tax Sharing Agreement, dated as of May 13, 2004, by and among Polypore International, Inc., PP Holding Corporation and Polypore, Inc.*
10.6	Stockholders' Agreement, dated as of May 13, 2004, by and among Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P., PP Holding, LLC and Polypore International, Inc.*
10.7	Indenture, dated as of May 13, 2004, by and among PP Acquisition Corporation, Polypore, Inc. and The Bank of New York*
10.8
Registration Rights Agreement, dated as of May 13, 2004, by and among Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P., PP Holding, LLC, Polypore International, Inc. and certain other persons a party thereto*
10.9	Polypore International, Inc. 2004 Stock Option Plan*
10.10	Polypore International, Inc. 2004 Stock Incentive Plan*
10.11	Term Sheet regarding Employment Agreement between Polypore, Inc. and Frank Nasisi*

10.12	Form of Indemnification Agreement entered into between Polypore, Inc. and certain employees of Polypore, Inc.*
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Polypore International, Inc.*
23.1	Consent of Ernst & Young LLP
23.2	Consent of Willkie Farr & Gallagher LLP (included as part of its opinion filed as Exhibit 5.1 hereto)*
24.1	Powers of Attorney of the Directors and Officers of the Registrants (included in the signature pages to the Registration Statement)*
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Bank of New York, as Trustee, with respect to the Indenture*
99.1	Form of Letter of Transmittal*
99.2	Form of Letter to Nominees*
99.3	Form of Letter to Clients*
99.4	Form of Notice of Guaranteed Delivery*

*
Previously filed.

Report of Independent Registered Public Accounting Firm
on Financial Schedule

The Board of Directors
Polypore International, Inc.

We have audited the consolidated financial statements of Polypore International, Inc. as of January 1, 2005 and for the period from May 2, 2004 to January 1, 2005 (Successor) and the consolidated financial statements of Polypore International, Inc. as of January 3, 2004 and for each of the two fiscal years in the period then ended and for the period January 4, 2004 to May 1, 2004 (Predecessor) and have issued our report thereon dated February 17, 2005 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ ERNST & YOUNG LLP

February 17, 2005
Greenville, South Carolina

S-1

For the years ended January 1, 2005, January 3, 2004 and December 28, 2002

	Additions
(in thousands)	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts		Deductions		Balance at end of period

Successor
Period from May 2, 2004 through January 1, 2005:
Allowance for doubtful accounts	$6,672	$ (959)	$ 633	(1)	$ (384	)(2)	$5,962
Valuation allowance of deferred tax asset	2,258	334	—		(347	)(3)	2,245

	$8,930	$ (625)	$ 633		$ (731)		$8,207

Predecessor
Period from January 4, 2004 through May 1, 2004:
Allowance for doubtful accounts	$5,324	$1,628	$ (280	)(1)	$ —		$6,672
Valuation allowance of deferred tax asset	484	1,774	—		—		2,258

	$5,808	$3,402	$ (280)		$ —		$8,930

Year ended January 3, 2004:
Allowance for doubtful accounts	$3,059	$1,985	$ 666	(1)	$ (386	)(2)	$5,324
Valuation allowance of deferred tax asset	3,519	—	—		(3,035	)(3)	484

	$6,578	$1,985	$ 666		$(3,421)		$5,808

Year ended December 28, 2002:
Allowance for doubtful accounts	$ 808	$ 989	$1,372	(4)	$ (110	)(2)	$3,059
Valuation allowance of deferred tax asset	2,392	1,987	—		(860	)(3)	3,519

	$3,200	$2,976	$1,372		$ 970		$6,578

(1)
Foreign currency translation adjustment.

(2)
The amount represents charge-offs net of recoveries.

(3)
Utilization and expiration of foreign tax credits that were previously considered to be unrealizable and the utilization of foreign net operating losses.

(4)
Allowance for doubtful accounts recorded in purchase accounting, net of foreign currency translation adjustment.

S-2

QuickLinks

Table of contents
Forward-looking statements
Prospectus summary
The exchange offer
Summary of the terms of the exchange notes
Regulatory approvals
Appraisal rights
Risk factors
Summary historical and pro forma consolidated financial data
Risk factors
Use of proceeds
The exchange offer
Capitalization
Unaudited pro forma consolidated financial information
Polypore International, Inc. Unaudited pro forma consolidated statement of operations Period ended January 1, 2005
Polypore International, Inc. Notes to unaudited pro forma consolidated statement of operations
Selected historical consolidated financial data
Selected historical consolidated financial data (continued)
Management's discussion and analysis of financial condition and results of operations
Business
Management
Summary compensation table
Option Grants in 2004
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values
Geyler Pension Plan
Principal stockholders
Certain relationships
Description of other indebtedness
Description of exchange notes
Book-entry settlement and clearance
Material United States federal income tax considerations
Plan of distribution
Legal matters
Experts
Where you can find more information
Index to financial statements
Report of Independent Registered Public Accounting Firm
Polypore International, Inc. Consolidated balance sheets
Polypore International, Inc. Consolidated statements of operations
Polypore International, Inc. Consolidated statements of shareholders' equity
Polypore International, Inc. Consolidated statements of cash flows
Polypore International, Inc. Notes to consolidated financial statements
Polypore International, Inc. Condensed consolidated balance sheets
Polypore International, Inc. Condensed consolidated statements of operations (Unaudited)
Polypore International, Inc. Condensed consolidated statements of cash flows (unaudited)
Polypore International, Inc. Notes to consolidated financial statements
Exchange Agent: The Bank of New York
Part II Information not required in Prospectus
Signatures
Exhibit Index
Report of Independent Registered Public Accounting Firm on Financial Schedule
For the years ended January 1, 2005, January 3, 2004 and December 28, 2002